As submitted to the Securities and Exchange Commission on October 4, 2000
                                                   Registration No. 333-78901-01
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                 AMENDMENT No. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             -----------------------

                              Condor Systems, Inc.
            (Exact name of Co-Registrant as specified in its charter)


          California                        3812                  94-2623793
   (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                                      John L. Taft
                                          Chief Financial Officer and Secretary
    2133 Samaratin Drive                          Condor Systems, Inc.
 San Jose, California 95124                       2133 Samaratin Drive
       (408) 371-9580                          San Jose, California 95124
                                                     (408) 371-9580
(Address, including zip code, and         (Name, address, including zip code,
telephone number, including area          and telephone number, including area
code, of Co-Registrant's principal        code, of agent for service)
executive offices)

                                CEI Systems, Inc.
            (Exact name of Co-Registrant as specified in its charter)

           Delaware                        3812                   77-0466448
  (State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

                                                   John L. Taft
                                      Chief Financial Officer and Secretary
   2133 Samaratin Drive                         CEI Systems, Inc.
San Jose, California 95124                     2133 Samaratin Drive
      (408) 371-9580                        San Jose, California 95124
                                                  (408) 371-9580
(Address, including zip code, and         (Name, address, including zip code,
telephone number, including area          and telephone number, including area
code, of Co-Registrant's principal        code, of agent for service)
executive offices)

                             -----------------------

                                   Copies to:

                                                     Steven D. Rubin, Esq.
       Richard D. Truesdell, Jr., Esq.            Eugene F. Cowell III, Esq.
            Davis Polk & Wardwell                 Weil, Gotshal & Manges LLP
            450 Lexington Avenue                   700 Louisiana, Suite 1600
          New York, New York 10017                   Houston, Texas 77002

                             -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

     The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of an aggregate principal amount of $100,000,000 of 11 7/8% series B senior subordinated notes due 2009 of Condor Systems, Inc. ("Condor") guaranteed by CEI Systems, Inc. (the "new notes") that may be exchanged (the "exchange offer") for equal principal amounts of Condor's outstanding 11 7/8% series A senior subordinated notes due 2009 guaranteed by CEI Systems, Inc. (the "old notes"). This Registration Statement also covers the registration of the new notes for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. The complete prospectus relating to the exchange offer (the "exchange offer prospectus") follows immediately after this Explanatory Note. Following the exchange offer prospectus are pages relating solely to such market-making transactions (the "market-making prospectus"), including alternate front and back cover pages, an alternate "Risk Factors--No public trading market for the new notes exist" section, an alternate "Use of Proceeds" section and an alternate "Plan of Distribution" section. In addition, the market-making prospectus will include references merely to "notes" instead of to "old notes" and "new notes" and will not include the following captions or the information set forth under such captions in the exchange offer prospectus: "Summary--The Exchange Offer," "Summary--Consequences of Exchanging Old Notes pursuant to the Exchange Offer," "The Exchange Offer" and "Material United States Tax Consequences of the Exchange Offer." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 2000


PROSPECTUS

                              Condor Systems, Inc.

                               Offers to Exchange
             11 7/8% Series A Senior Subordinated Notes Due 2009 for
               11 7/8% Series B Senior Subordinated Notes Due 2009
          which have been registered under the Securities Act of 1933

     We are offering to exchange an aggregate principal amount of up to $100,000,000 of our new 11 7/8% series B senior subordinated notes due 2009 guaranteed by CEI Systems, Inc., which have been registered under the Securities Act of 1933 for our existing 11 7/8% series A senior subordinated notes due 2009 guaranteed by CEI Systems, Inc.

     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     To exchange your old notes for new notes:

     o You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time, on
                         , 2000.

     o If your old notes are held in book-entry form at The Depository Trust Company, you must instruct The Depository Trust Company through your signed letter of transmittal that you wish to exchange your old notes for new notes. When the exchange offer closes, your Depository Trust Company account will be changed to reflect your exchange of old notes for new notes.

     o You should read the section called "The Exchange Offer" for additional information on how to exchange your old notes for new notes.

     See "Risk Factors" beginning on page 10 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is                 , 2000.

                             -----------------------

                                TABLE OF CONTENTS

                             -----------------------

                                                                          Page
                                                                          ----


Summary..............................................................        1
Risk Factors.........................................................       10
The Acquisition and Financing........................................       21
Use of Proceeds......................................................       25
Capitalization.......................................................       25
Selected Historical Consolidated Financial Data......................       26
Management's Discussion and Analysis of Financial
Condition and Results of Operations..................................       29
Business.............................................................       47
Management...........................................................       64
Executive Compensation...............................................       66
Security Ownership of Beneficial Owners and Management...............       70
Relationships and Related Party Transactions.........................       72
Description of Credit Facility.......................................       75
Description of Notes.................................................       76
The Exchange Offer...................................................      116
Material United States Tax Consequences of the Exchange Offer........      124
Plan of Distribution.................................................      124
Legal Matters........................................................      124
Experts..............................................................      124
Where You Can Find More Information..................................      125
Index to Consolidated Financial Statements...........................      F-1

                                     SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in the notes. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements.

                              CONDOR SYSTEMS, INC.

Overview

     We are one of the world's leading providers of technologically advanced signal collection and specialized electronic countermeasure products and systems in the electronic warfare industry. We supply a complete line of integrated systems, subsystems and products. These systems are used to intercept, identify, locate and analyze radar signals for a variety of military needs, including intelligence, reconnaissance, surveillance, precision targeting, situational awareness and threat warning. Our systems provide critical information in support of intelligence collection, tactical operations and the protection of personnel and other high value military assets. For the year ended December 31, 1999, we generated contract revenues, EBITDA, as we define on page 9, and a net loss of $95.9 million, $3.9 million and $13.0 million, respectively. In addition, our funded backlog at December 31, 1999 was $55.9 million.

     We have established long-term relationships with a wide variety of customers and supply our products and systems to all of the U.S. intelligence and military services, and a number of foreign governments in countries such as Japan, Norway, Sweden and Taiwan. We also supply the major domestic prime defense contractors such as Lockheed Martin Corporation, Raytheon Company and The Boeing Company and other defense contractors worldwide. Our products and systems are used on high profile airborne, shipboard and ground based platforms.

     Approximately 78.9% of our contract revenues for the year ended December 31, 1999 was derived from sole source business. Sole source business means that our customers did not obtain bids from other competitors before awarding the contract to us. Our customers are typically required to justify not obtaining at least three bids for most contract awards. That justification may include such considerations as superior product design and technology, quick response time and other unique capabilities. Our ability to capture this sole source business is principally a result of our:

     o taking steps to retain proprietary rights to our superior products and technologies

     o    aggressively bidding on competitive development programs

     o    large installed base of products

     Our plan is to further secure our strong market positions and grow our business by developing next generation and complementary products and systems and by selectively acquiring businesses that will expand our capabilities.

     Over the last five years, we have spent a total of approximately $66.4 million on research and development projects, including research and development purchased through acquisitions, to maintain and enhance our competitive position within the electronic warfare market. Approximately 61.3% of this spending was incurred in connection with long-term development contracts, a substantial portion of which was effectively funded by our customers. We also form strategic alliances with other industry participants to maximize the potential for success by sharing expertise to minimize risk and costs associated with developing new technology. We have pursued a market-driven research and development strategy which focuses on identifying a customer's needs and developing cost-effective solutions that we believe will ultimately generate:

     o    long-term production contracts

     o    derivative products

     o    proprietary upgrades

     o    significant recurring high margin spare parts revenue

     In addition, we have enhanced our market position by opportunistically acquiring and integrating five businesses during the past five years. These acquisitions have broadened our technological capabilities and product offerings and have strengthened our ability to offer fully integrated electronic warfare systems to meet the growing needs of our domestic and international customers. For example, our acquisitions of Whittaker Electronic Systems in 1997 and ArgoSystems in 1999 have expanded our presence into complementary markets, including electronic countermeasures and command and control and communications systems.

The Electronic Warfare Industry

     The electronic warfare industry for the United States, Europe, Canada, Asia Pacific, Middle East and Latin America, which includes virtually all defense-related products and systems that permit gathering, analyzing and countering electronically generated signals, is a $3.5 billion industry. The electronic warfare industry is composed of four major areas: signals intelligence, electronic support measures, electronic countermeasures and threat warning. We primarily compete in the niche electronic intelligence segment, a subcategory of signals intelligence, and the electronic support measures segment of the industry with secondary capabilities in the electronic countermeasures segment.

     Our management believes that electronic warfare has become a critical component of national defense spending for military organizations worldwide. As was demonstrated in Operation Desert Storm and the Kosovo crisis, the ability to understand and control the electronic signal environment is essential to dominance of the battlespace in modern warfare. As a result, there has been an increasing demand worldwide for electronic warfare systems which can support intelligence collection, precision targeting, tactical operations and the protection of personnel and other high value military assets. In addition to this trend, older technology in the international installed base has created incremental demand overseas for advanced and proven electronic warfare products and systems.

     According to Frost & Sullivan, a leading defense industry expert, the electronic warfare market for the United States, Europe, Canada, Asia Pacific, Middle East and Latin America is projected to grow from an estimated $3.5 billion in 2000 to an estimated $4.1 billion in 2005, representing a compound annual growth rate of 3.0%. In addition, the market niches in which we compete, which include electronic warfare excluding fighter/attack and rotary-wing aircraft, are forecasted to grow from an estimated $1.0 billion in 2000 to an estimated $1.3 billion in 2005, a compound annual growth rate of 5.5%. Our market niches are projected to grow domestically from an estimated $0.2 billion in 2000 to an estimated $0.3 billion in 2005, a compound annual growth rate of 8.0%.

Competitive Strengths

     We believe that we are well positioned to take advantage of the current trends and expected growth in the electronic warfare industry. We have a number of competitive strengths, including:

     o    a leading position in niche markets

     o    superior products and technologies

     o    long-standing customer relationships

     o    a diversified revenue base

     o    strong historical financial performance and predictable cash flow

     o    an experienced management team

     For more complete information on our competitive strengths, you should read the section called "Business--Competitive Strengths."

Business Strategy

     Our principal strategy is to strengthen and expand our strong positions in niche segments of the electronic warfare industry. We seek to achieve our objectives while maintaining a balance between domestic and international business. Specifically, our business strategy combines the following elements:

     o    continue market-driven product investment strategy

     o    capitalize on incumbent sole source position on key programs

     o    broaden our international presence

     o    pursue additional strategic acquisitions

     o    maintain and enhance customer service orientation

     For more complete information on our business strategy, you should read the section called "Business--Business Strategy."

The Acquisition and Financing


     We were acquired in April 1999 by affiliates of DLJ Merchant Banking Partners II, L.P. and other parties for approximately $134.0 million, including debt refinanced and related fees and expenses. The acquisition was financed with the proceeds from the offering of the old notes and $50.9 million in equity investment by affiliates of DLJ Merchant Banking Partners II, L.P., affiliates of Global Technology Partners, LLC, affiliates of Behrman Capital, L.P. and management. We also entered into a $50.0 million credit facility. The holders of these old notes are entitled to liquidated damages because this registration statement was not declared effective by October 12, 1999 pursuant to the registration rights agreement. The liquidated damages aggregated $0.4 million as of June 30, 2000, of which approximately $0.2 million has been paid to the holders of the old notes. For more information on the acquisition and financing and the liquidated damages, you should read the section called "The Acquisition and Financing" and "Description of Notes."


                             -----------------------

     Our principal executive offices are located at 2133 Samaritan Drive, San Jose, California 95124. Our telephone number is (408) 371-9580. We were incorporated in 1980.

                              THE EXCHANGE OFFER

Securities Offered ..................  We are offering up to $100,000,000 aggregate principal amount of 11 7/8%
                                       series B senior subordinated notes due
                                       2009, which have been registered under
                                       the Securities Act.  The terms of the
                                       new notes are identical in all material
                                       respects to the terms of the old notes,
                                       except that the new notes have been
                                       registered under the Securities Act. In
                                       addition, transfer restrictions and
                                       registration rights relating to the old
                                       notes do not apply to the new notes.

The Exchange Offer..................   We are offering to issue the new notes
                                       in exchange for a like principal amount
                                       of your old notes. We are offering to
                                       issue the new notes to satisfy our
                                       obligations contained in the
                                       registration rights agreement entered
                                       into when the old notes were sold in
                                       transactions pursuant to Rule 144A and
                                       Regulation S under the Securities Act
                                       and therefore not registered with the
                                       SEC. For procedures for tendering, see
                                       "The Exchange Offer."

Tenders, Expiration Date, Withdrawal   The exchange offer will expire at 5:00
                                       p.m. New York City time on
                                            , 2000 unless it is extended. If
                                       you decide to exchange your old notes
                                       for new notes, you must acknowledge
                                       that you are not engaging in, and do
                                       not intend to engage in, a distribution
                                       of the new notes. If you decide to
                                       tender your old notes pursuant to the
                                       exchange offer, you may withdraw them
                                       at any time prior to        , 2000. If
                                       we decide for any reason not to accept
                                       any old notes for exchange, your old
                                       notes will be returned to you without
                                       expense promptly after the exchange
                                       offer expires.

Federal Income Tax Consequences.....   Your exchange of old notes for new
                                       notes pursuant to the exchange offer
                                       will not result in any income, gain or
                                       loss to you for Federal income tax
                                       purposes. See  "Material United States
                                       Federal Income Tax Consequences of the
                                       Exchange Offer."

Use of Proceeds.....................   We will not receive any proceeds from
                                       the issuance of the new notes pursuant
                                       to the exchange offer.

Exchange Agent......................   State Street Bank and Trust Company is
                                       the exchange agent for the exchange
                                       offer.  See page 123 for information on
                                       how to contact the exchange agent.

Accounting Treatment................   We intend to account for the exchange
                                       offer based on the historical basis of
                                       accounting for the old notes.  As a
                                       result, we will report the new notes at
                                       face value; the same carrying value as
                                       the old notes on the date of the
                                       exchange.  Accordingly, we will not
                                       recognize any gain or loss related to
                                       this exchange.

                      CONSEQUENCES OF EXCHANGING OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER

     Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as each of the following applies to you:

     o you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act

     o    you acquire the new notes in the ordinary course of your business

     o either you are a broker-dealer or you do not have any arrangement with any person to participate in the distribution of such new notes

     Unless you are a broker-dealer, you must acknowledge both that:

     o you are not engaged in, and do not intend to engage in, a distribution of the new notes

     o you have no arrangement or understanding to participate in a distribution of the new notes

     If you are an affiliate of Condor, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account pursuant to the exchange offer:

     o you must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by acknowledging and delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act

     o you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities

     For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

     In addition, you may offer or sell the new notes in some jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the new notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the new notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the new notes in any jurisdiction. If you do not comply with such requirement, you could incur liability under the Securities Act, and we will not indemnify you in such circumstances.

                        SUMMARY DESCRIPTION OF THE NOTES

     The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and transfer restrictions and registration rights relating to old notes do not apply to the new notes. We use "notes" to refer to both the old notes and the new notes.

Maturity Date.......................   May 1, 2009.

Interest Payment Dates..............   Every May 1 and November 1, commencing
                                       November 1, 1999.

Optional Redemption.................   We may redeem any of the notes at any
                                       time on or after May 1, 2004, in whole
                                       or in part, in cash at the redemption
                                       prices set forth on page 80, plus
                                       accrued interest.  In addition, on or
                                       before May 1, 2002, we may redeem up to
                                       35% of the aggregate principal amount of notes originally issued from time to time only:

                                       o  at a redemption price of 111.875%,
                                          plus accrued interest

                                       o  with the net cash proceeds of a
                                          public equity offering

                                       o  provided that at least 65% of the
                                          aggregate principal amount of notes
                                          originally issued from time to time
                                          remains outstanding

Change of Control...................   Upon the occurrence of change of
                                       control events specified in the
                                       indenture governing the notes, you may
                                       require us to repurchase your notes at
                                       101% of their principal amount, plus
                                       accrued interest.  We cannot assure you
                                       that we will have sufficient resources
                                       to satisfy our repurchase obligation in
                                       such circumstances.  See "Risk
                                       Factors--We may be unable to purchase
                                       the notes upon a change of control,
                                       which could result in a default under
                                       the indenture" and "Description of
                                       Notes."

Ranking.............................   The notes:

                                       o  rank junior to all of our existing
                                          and future senior indebtedness and
                                          secured indebtedness, including any
                                          borrowings and reimbursement
                                          obligations with respect to letters
                                          of credit under our credit facility

                                       o  rank equally with any of our future
                                          senior subordinated indebtedness

                                       o  rank senior to any of our future
                                          subordinated indebtedness

                                       o  effectively rank junior to all of
                                          the liabilities of our subsidiaries
                                          other than CEI Systems, Inc.

                                       As of June 30, 2000, the notes rank
                                       junior to $0.0 of outstanding
                                       liabilities, excluding guarantees of
                                       the credit facility and intercompany
                                       obligations of our subsidiaries other
                                       than CEI Systems, Inc.

Guarantees..........................   The notes are fully and unconditionally
                                       guaranteed on a senior subordinated
                                       basis by CEI Systems, Inc., our only
                                       material subsidiary. The guarantees:

                                       o  are general unsecured obligations of
                                          CEI Systems, Inc.

                                       o  are subordinated in right of payment
                                          to all existing and future senior
                                          indebtedness of CEI Systems, Inc.,
                                          including obligations under our
                                          credit facility

                                       o  rank senior in right of payment to
                                          any future subordinated indebtedness
                                          of CEI Systems, Inc.

Restrictive Covenants...............   The indenture governing the notes
                                       contains covenants limiting or
                                       prohibiting our ability and the ability
                                       of our guarantor subsidiary to:

                                       o  incur additional indebtedness

                                       o  create liens

                                       o  engage in sale-leaseback transactions

                                       o  pay dividends or make other equity
                                          distributions

                                       o  purchase or redeem capital stock

                                       o  make investments

                                       o  sell assets

                                       o  engage in transactions with
                                          affiliates

                                       o  effect a consolidation or merger

                                       However, these limitations are subject
                                       to a number of important qualifications
                                       and exceptions.

Use of Proceeds.....................   We will not receive any proceeds from
                                       the exchange of new notes for old notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The table below sets forth our summary historical consolidated financial data. The summary historical consolidated financial data is derived from our audited consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The information contained in this table should be read in conjunction with "The Acquisition and Financing," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.


                                                                      Years Ended                            Six Months Ended
                                                                      December 31,                               June 30,
                                                       -----------------------------------------       ---------------------------
                                                          1997            1998            1999             1999             2000
                                                       ------------   ------------    ----------       -------------    ----------
                                                                 (dollars in millions)                          (unaudited)
Statement of Operations Data:
 Contract revenues ..................................   $  79.6        $  101.0        $   95.9        $   37.1        $   48.7
 Gross margin .......................................      26.5            39.4            34.1            15.8            18.5
 Operating income (loss) ............................       0.2            11.7             1.0            (4.6)            4.5
 Net income (loss) ..................................      (3.2)            2.6           (13.0)          (11.0)           (2.2)
Balance Sheet Data:
 Cash and cash equivalents ..........................       0.7             4.3             6.0             1.9             4.4
 Restricted cash(1) .................................        --             4.0             2.0              --             1.1
 Working capital ....................................      25.1            29.0            28.1            29.9            32.1
 Total assets .......................................      64.7            67.9            90.4            74.0            97.3
       Short-term borrowings ........................        --              --            17.1              --            16.0
 Total long-term debt
   (including current maturities)(2) ................      61.0            55.8           100.0           100.0           100.0
 Redeemable preferred stock .........................        --              --              --              --             9.7
 Shareholders' deficit ..............................     (15.9)          (13.0)          (53.5)          (51.5)          (55.5)
Net Cash Provided by (used in):
 Operating activities ...............................       2.4            12.1           (16.8)           (9.5)           (5.0)
 Investing activities ...............................     (21.4)           (2.5)           (4.8)           (2.7)           (6.7)
 Financing activities ...............................      15.4            (6.0)           23.2             9.8            10.2
Other Financial Data:
 Ratio of earnings to fixed
   charges(3) .......................................        --            1.5x              --              --              --
 EBITDA(4) ..........................................   $   3.0        $   16.6        $    3.9        $   (3.4)       $    6.8
 EBITDA margin ......................................       3.8%           16.4%            4.1%           (9.1)%          14.1%
 Depreciation and amortization(5) ...................       2.8             4.9             2.9             1.2             2.3
 Capital expenditures ...............................       1.7             2.5             1.2             0.7             0.6
Other Operating Data:
 Contract awards(6) .................................   $  89.9        $  104.2        $   88.9        $   28.0        $   76.0
 Funded backlog at end of period(7) .................      59.7            62.9            55.9            53.8            83.3

----------
(1) Restricted cash of $4.0 million at December 31, 1998 was used to collateralize our outstanding letters of credit. At December 31, 1999, we were required to maintain $2.0 million in restricted cash in connection with the net issuances of standby letters of credit during negotiations with the banks. The banks released the restrictions on February 9, 2000. The credit facility currently provides enough capacity such that these letters of credit are not required to be cash collateralized. Restricted cash of $1.1 million at June 30, 2000 was related to the acquisition of SciComm, Inc.

(2) Total long-term debt is defined as long-term debt, including current portion, net of unamortized discount related to stock warrants.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income (loss) before income taxes plus fixed charges. Fixed charges consist of (a) interest, whether expensed or capitalized; (b) amortization of debt expense and discount or premium relating to indebtedness, whether expensed or capitalized; and (c) that portion of lease rental expense representative of interest, which is deemed to be one-third of lease rental expense. For the years ended December 31, 1997 and 1999 and for the six months ended June 30, 1999 and 2000, earnings were insufficient to cover fixed charges by $5.4 million, $10.8 million, $9.2 million and $3.6 million, respectively.

(4) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flow from operating activities as determined in accordance with generally accepted accounting principles. We believe EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies. Our credit facility requires that we maintain financial leverage and interest coverage ratios as well as comply with other covenants. These covenants include restrictions on dividends and capital expenditures. As a result of these limitations and our debt service requirements, a substantial portion of our EBITDA is not available for discretionary use.

(5) Reflects depreciation and amortization of plant and equipment, goodwill and other intangible assets. Excludes $0.4 million, $0.9 million, $0.6 million, $0.4 million and $0.2 million of amortization of deferred financing costs and debt discounts for the years ended December 31, 1997, 1998 and 1999, and the six months ended June 30, 1999 and 2000, respectively, as they are recorded in interest expense.

(6) Contract awards represent the total dollar value of contract awards received during the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) Contracts awards are generally subject to termination for convenience by the customer prior to shipment. The level of backlog at any given date during the year will be materially affected by the timing of our receipt of contract awards and the recognition of contract revenues. See "Business -- Backlog."

                                  RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the following risk factors.

Risks relating to our debt

   We have a significant amount of debt, which could limit our growth and our ability to respond to changing conditions

     Our substantial indebtedness could limit our growth and our ability to respond to changing conditions, which could potentially affect our ability to make payments on your notes. We have incurred a significant amount of indebtedness in connection with the acquisition of our company. The level of our indebtedness could have important consequences, including:

     o limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt

     o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions

     o limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally

     o restricting our ability to obtain letters of credit which are necessary to support our international business

     o otherwise impairing our ability to obtain contract awards from customers concerned about our leverage


     As of June 30, 2000, we had: (a) total consolidated indebtedness of approximately $116.0 million; and (b) $25.8 million in standby letters of credit, subject to customary conditions. In addition, subject to the restrictions in our credit facility and the indenture, we may incur significant additional indebtedness, which may be secured, from time to time.


     We may not be able to service our debt and you may not receive interest or principal payments on the notes

     Our ability to make interest and principal payments on our indebtedness and borrow additional funds will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

     We anticipate that our operating cash flow, together with money we can borrow under our credit facility, will be sufficient to meet anticipated future operating expenses, to fund capital expenditures and to service our debt as it becomes due. The notes currently have an annual debt service requirement of approximately $11.9 million in interest payments. The notes mature on May 1, 2009. If we were unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish such actions on satisfactory terms, if at all.

     In addition, subject to the restrictions and limitations contained in our debt agreements, we may incur significant additional indebtedness to finance future acquisitions, which could adversely affect our operating cash flows and our ability to service indebtedness.

     If we are unable to service our debt, you may not receive interest or principal payments on the notes in a timely manner, or at all. If we fail to make an interest payment for 30 days when it becomes due, the holders of at least 25% of the outstanding aggregate principal amount of the notes may direct the trustee to declare the notes due and payable in full. The trustee may institute a judicial proceeding to recover any interest or principal due on the notes.

Since the notes are subordinated to other debt, any claim by the trustee would be subject to the prior satisfaction of senior debtholders. See " -- The notes will be subordinated to other debt and holders of senior debt must be paid before you receive payments under the notes."

     Restrictive covenants in our indenture and credit facility may adversely affect us by limiting the types of transactions we can enter into and potentially leading to a default and an acceleration of our indebtedness

     The indenture governing the notes contains various covenants that limit our ability to engage in many types of transactions, including mergers, asset sales and the incurrence of additional indebtedness.

     In addition, our credit facility contains other and more restrictive covenants and prohibits us from prepaying our subordinated indebtedness, including the notes. Our credit facility also requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our credit facility and/or the notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable, terminate all commitments to extend further credit and require us to cash collateralize outstanding letters of credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility. If the lenders under our credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our credit facility and our other indebtedness, including the notes.


     On February 9, 2000, we entered into an amendment of our credit facility to modify some of the financial covenant requirements through 2001 and to make some other changes related to the operation of the credit facility. These changes created additional restrictions on the utilization of the credit facility and limited the availability of loans under the credit facility to a borrowing base. As of June 30, 2000, we were in compliance with all of the covenant requirements of both our notes and credit facility.


     The notes will be subordinated to other debt and holders of senior debt must be paid before you receive payments under the notes

     The notes rank junior to all of our existing and future senior indebtedness, including all indebtedness under our credit facility and therefore you cannot receive any payment on the notes until the holders of senior indebtedness have been paid in full. The full and unconditional guarantees of the notes by CEI Systems, Inc. will be subordinated to the prior payment in full of all senior indebtedness of CEI Systems, Inc., including the guarantee of our credit facility by CEI Systems, Inc., to the same extent the notes are subordinated to our senior indebtedness.

     As a result of the subordination of the notes, if any of the following events occur:

     o    we become insolvent or enter into a bankruptcy or similar proceeding

     o    we fail to make a payment when due on senior indebtedness

     o    any senior indebtedness is accelerated

then the holders of our senior indebtedness and of the senior indebtedness of our guarantor, CEI Systems, Inc., must be paid in full before you are paid, in which case you may not receive any payment at all. If we or CEI Systems, Inc. incur any additional debt that ranks equally with the notes and the guarantees, the holders of such debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company or CEI Systems, Inc. This may have the effect of reducing the amount of proceeds paid to you or you may not receive any payment at all.

     In addition, we cannot make any cash payments to you if we have failed to make payments to holders of senior indebtedness. Under some circumstances, we cannot make any payments to you for a period of up to 179 days if we have defaulted, other than failures to make payments, under some of our senior indebtedness covenants.


     Holders of indebtedness and other liabilities of our subsidiaries other than CEI Systems, Inc. will effectively be senior to your claims against such subsidiaries. As of June 30, 2000, such subsidiaries had $0.0 of outstanding liabilities, excluding guarantees of the credit facility and intercompany obligations of our subsidiaries other than CEI Systems, Inc.


     We may be unable to purchase the notes upon a change of control, which could result in a default under the indenture

     Upon the occurrence of change of control events specified in the indenture governing the notes, you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. The terms of our credit facility limit our ability to purchase your notes in such circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the credit facility and other indebtedness. We cannot assure you that we will have the financial resources to purchase your notes, particularly if such change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our credit facility currently provides that some change of control events will constitute a default and could result in the acceleration of our indebtedness under the credit facility. If we are unable to repurchase your notes after a change of control it would constitute an event of default under the indenture, which would in turn constitute a default under the credit facility. In such circumstances, the subordination of the notes to the credit facility would limit the amount of payment, if any, you received for the notes.

     The definition of change of control in the indenture includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our subsidiaries taken as a whole to another person or group may be uncertain.

     Further reductions or changes in military expenditures may adversely affect our ability to obtain new contracts

     The U.S. defense budget has declined significantly in the 1990s, resulting in reduced revenues, increased pressure on operating margins and, in some cases, net losses for many defense-related contractors. During this period, our contract revenues from agencies of, and contractors to, the U.S. Government have increased. Approximately 65.5% of our contract revenues in 1999 were to the U.S. Government or to prime contractors that identified the U.S. Government as the ultimate purchaser. Our largest program contributed approximately 10.3% of contract revenues for the year ended December 31, 1999, and no other program represented more than 8.2% of contract revenues for this period. We believe our continued development and success in the future will depend, in part, upon the continued willingness of the U.S. Government to commit substantial resources to military spending and, in particular, upon continued purchases of our products. A significant decline in U.S. military expenditures generally, the loss or significant cutback of a large program in which we participate, or a change in focus of defense spending that de-emphasizes electronic warfare could materially adversely affect our future contract revenues and earnings and thus our ability to meet our financial obligations.

Risks relating to our government contracts

   Our contracts may be terminated or adjusted by the U.S. government

     Companies engaged primarily in supplying defense-related equipment and services to government agencies are subject to business risks peculiar to the defense industry. These risks include the ability of the U.S. Government to:

     o    insist on strict compliance with the contract terms

     o prosecute us for knowing failures to comply with contract terms or procurement laws and regulations

     o obtain treble damages and penalties for knowing or reckless failures to comply with contract terms or procurement laws and regulations

     o suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations

     o    terminate existing contracts

     o audit our contract-related costs and fees, including allocated indirect costs

     Contracts with the U.S. Government are subject to a complex set of regulations and laws and the U.S. Government has available a wide variety of criminal penalties, treble damage remedies and civil penalties to enforce those requirements. The U.S. Government may challenge positions we have taken with respect to those regulations, such as whether we qualify as a small business. We believe we currently qualify as a small business. If the U.S. Government finds that we have violated any of its requirements, our contracts may be terminated or adjusted or we may be subject to criminal investigation and prosecution and may face civil damages provisions and penalties.


     All of our contracts involving U.S. Government programs, including contracts involving sales to prime contractors or subcontractors, can be terminated by the U.S. Government either for its convenience or if we default. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on work completed prior to termination. Termination for default provisions require return of unliquidated progress payments for unaccepted work and provide that we would be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. As of June 30, 2000, our performance had been delayed on three of our domestic contracts with an aggregate contract value of approximately $5.4 million and two of our international contracts with an aggregate contract value of approximately $34.1 million. Performance delays constitute defaults under those contracts. However, none of our customers has ever invoked the default provisions because of performance delays. In addition, none of our customers has terminated these contracts for this reason, although we may incur additional costs as we work with our customers to revise their contract schedules.


     In addition to the right of the U.S. Government to terminate, U.S. Government contracts are conditioned upon the continuing approval by Congress of the necessary spending. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract only if, as and when appropriations are made by Congress for future fiscal years. Foreign defense contracts generally contain similar provisions relating to termination at the convenience of the government.

   The U.S. Government may claim adjustments to our contract prices

      The U.S. Government may review our costs and performance on their contracts, as well as our accounting and general business practices. Under the Truth in Negotiations Act, for any contract in excess of $500,000, the U.S. Government may reduce the contract price by the amount by which it was overstated as a result of not providing current, accurate or complete cost or pricing data. Based on the results of these audits, historically we have not had to fund any material adjustments. As of June 30, 2000, the U.S. Government is claiming adjustments in an aggregate amount of $1.2 million for three contracts. We have responded to these claims and are working with the U.S. Government to resolve these matters. We believe that the resolution of these claims will not have a material adverse effect on our financial condition and results of operations. However, we cannot assure you that any claims for future audit adjustments will not have a material adverse effect on our business. In addition, under U.S. Government purchasing regulations, some of our costs, including financing costs, goodwill, portions of research and development costs and marketing expenses may not be reimbursable under U.S. Government contracts. Further, as a government contractor, we are subject to investigation, legal action and/or liability that would not apply to a commercial company.


   Our contracts are subject to additional risks related to the bidding and procurement process and U.S. government licensing requirements which could affect our ability to obtain new contracts

     Risks related to the way we obtain our military contracts could affect our ability to obtain new contracts and affect the profitability of those contracts. We obtain military contracts through the process of competitive bidding and through sole source negotiations. While most of our historical contract revenues have been derived from sole source negotiations, as our international business increases we expect to derive a greater portion of our contract revenues through competitive bidding. In addition, while our domestic production programs are predominately sole source, some of our development programs are competitively bid. We cannot assure you that we will continue to be successful in having our bids accepted or, if accepted, that awarded contracts will generate sufficient contract revenues to result in profitability. In particular, we often aggressively compete on development programs by pursuing a low price bidding strategy. Accordingly, such development programs are typically unprofitable or break-even after allocating overhead, administrative and other indirect costs. Although we pursue such development programs because we expect to profit from the follow-on sole source business, we cannot assure you that we will obtain such follow-on business. Also, the U.S. Government may in the future determine to shift programs historically awarded to us on a sole source basis to a competitive bidding process. This may reduce the profit margin on these contracts.

     We are also subject to risks associated with the military procurement and development process which affect the profitability of our contracts. These risks include:

     o the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen software development or other technological difficulties and/or cost overruns

     o the substantial time and effort required for relatively unproductive design and development

     o    design complexity and obsolescence

     o    the constant need for design improvement

     In addition, many of our products and systems require licenses from U.S. Government agencies for export from the United States, and some of our products are not permitted to be exported. We cannot be sure of our ability to gain any licenses required to export our products, and failure to receive required licenses could materially reduce our ability to sell our products outside the United States.

     Similar to other defense contractors, we have been receiving increased scrutiny and experiencing delays in the processing of our export license requests by U.S. government agencies. These delays and additional inquiries could cause delays in new contract awards and may impact the timing of our contract performance.

   The Department of Defense may withdraw its decision that we will not be under foreign ownership as a result of our acquisition

     Since we perform work on classified U.S. Government contracts, we had to submit the acquisition to review by the Department of Defense because of the change in control effected by the acquisition. DLJ Merchant Banking Partners II, L.P., one of our equity investors, is indirectly majority owned by a holding company incorporated in France. We have received a decision from the Department of Defense that we will not be under foreign ownership, control or influence as a result of the acquisition. However, we cannot assure you that this determination will not be subsequently withdrawn by the Department of Defense in the event that it concludes that we were or came under foreign ownership, control or influence because of DLJ Merchant Banking's equity ownership in us. Should the Department of Defense ever reach such a conclusion, in order for us to maintain our ability to perform work on classified U.S. Government contracts, we may be required to implement methods to mitigate such foreign ownership, control or influence. These mitigating methods may include placing control of our board of directors in the hands of independent outside directors with no relationship to any of our shareholders, eliminating or modifying some of the approval rights that DLJ Merchant Banking will have over actions by our board of directors or implementing prior approval requirements regarding communications between us and DLJ Merchant Banking.

     Our fixed price contracts can be subject to cost overruns which may affect the profitability of the contract

     The risks of long-term fixed price contracts include the difficulty of forecasting costs and development or production schedules and obtaining contract revenues that are sufficient to recover the cost of the contract performance in accordance with the contract specifications, and the possibility of the obsolescence of procured parts or subassemblies in connection with long-term procurements. Our failure to anticipate technical problems, estimate costs accurately or control costs during the performance of a fixed price contract may reduce our profitability or cause a loss. We provide our products and services primarily through fixed price contracts. Fixed price contracts constituted approximately 95.9% of our contract revenues for the year ended December 31, 1999. We record revenues and profits on our long-term fixed price contracts by using the percentage-of-completion cost-to-cost method of accounting. As a result, revisions made to our estimates of costs and profits are reflected in the period in which the conditions that require such revisions become known and can be estimated. Although we believe that adequate provisions for losses for our fixed price contracts are reflected in our financial statements, as required under U.S. generally accepted accounting principles, we cannot assure you that these estimates and provisions are adequate or that losses on fixed price contracts will not occur in the future.


     In addition, as our business has evolved from individual products to complex systems requiring sophisticated software development, we are increasingly exposed to the risks associated with software development, including time delays and unplanned costs. During 1997 we made significant upward revisions to our cost estimates on our two largest development programs partially due to our decision to incorporate more advanced software into those systems. These programs involved significantly more complex software development efforts than our prior programs. During the third quarter of 1999, we increased our cost estimates for these development programs again. We are nearing the completion of these development programs and had substantially completed these development programs by the end of the second quarter of 2000.


     Our operations involve keeping up with technological change and the failure to do so could limit our ability to obtain future contracts

     If we fail to keep up with technological changes, our profitability and ability to obtain new contracts may be affected. Changes in technology are a key feature of the electronic warfare industry. To succeed in the future, we will need to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through research and development incurred in connection with long-term development contracts, a substantial portion of which was effectively funded by our customers, as well as through acquisitions and from internally funded research and development. We cannot assure you that we will be able to maintain the same level of customer funding for research and development incurred in connection with long-term development contracts in the future. In addition, when we work on such a contract, we seek to protect our proprietary technologies by taking steps to maintain ownership of data rights for our

"core" technologies, source codes and other developments. We keep records of our data rights in order to claim these rights as our proprietary technology, but generally we do not make specific delineations in our government contracts of ideas which we developed under these rights prior to entering into such contracts. We cannot assure you that our customers will not challenge our data rights as technology that was developed with government funds or in the performance of their contracts.

     Our contracts associated with funded backlog could be terminated


     At June 30, 2000, we had funded backlog of $83.3 million. The U.S. Government and foreign governments may unilaterally modify or terminate the contracts associated with our funded backlog. Accordingly, most of our funded backlog could be modified or terminated by the U.S. Government or foreign governments. We cannot assure you that our funded backlog will result in contract revenues. Further, we cannot assure you that any contract included in funded backlog will be profitable.


     Our acquisition strategy entails risks which could affect our operational and financial performance

     We have historically pursued a targeted acquisition strategy and, as part of our ongoing strategy to promote growth, we are currently evaluating other potential acquisitions. We recently completed the purchase of the electronic warfare assets of ArgoSystems, and substantially all of the assets of Signal Sciences, Inc. and Andrew SciComm, Inc. Our failure to manage growth effectively could have a material adverse effect on us. We also cannot assure you that suitable acquisition candidates will be available or that acquisitions can or will be completed on reasonable terms or any anticipated benefits will be realized. There are various risks associated with pursuing a growth strategy of this nature.

     o Any future growth will require us to manage our expanding domestic and international operations, integrate new businesses and adapt our operational and financial systems to respond to changes in our business environment, while maintaining a competitive cost structure. This is particularly important to us because under some of our government contracts many of the cost savings obtained through acquisitions must be passed through to our customers over time.

     o The acquisition strategy will continue to place demands on our management to improve our operational, financial and management information systems, to develop further the management skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees as we continue to grow, which takes away management's focus on obtaining new contracts.

     o We may not be able to generate sufficient cash flow or obtain financing on acceptable terms to fund any acquisition. Our ability to obtain financing may be limited by our debt agreements, and we may not be able to acquire attractive candidates which fit our business strategy as a result of these limits.

     Our international business is subject to additional risks related to export controls and other factors which could affect our ability to obtain or perform future contracts


     For the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000, international contract revenues comprised approximately 34.1%, 34.5% and 37.2%, respectively, of our total contract revenues. We believe that international contracts offer us significant growth opportunities. International contract revenues are subject to numerous risks, including:


     o costs of complying with a wide variety of international and U.S. export laws and regulatory requirements

     o    inconsistent product regulation by foreign agencies or governments

     o    political and economic instability in foreign markets

     o    restrictive trade policies of foreign governments

     o    imposition of product tariffs and burdens

     International military contracts are subject to more risks than other commercial contracts because of the importance U.S. and foreign governments place on military technologies. Our international sales require export licenses for some of our products and systems. We cannot assure you that we will be able to continue to obtain the necessary export licenses. The failure to receive required licenses could materially reduce our ability to sell our products outside the United States. It may also constitute a default under a contract where the failure to receive an export license precludes our performance. Additionally, we cannot assure you that we will be able to compete successfully in international markets or that our international sales will be profitable. Substantially all of our contract revenues are denominated in U.S. dollars, and we intend to continue to predominately enter into U.S. dollar-denominated contracts. Accordingly, we do not, and believe that in the future we will not, have significant exposure to fluctuations in currency. Nevertheless, fluctuations in currency could adversely affect our customers, which may lead to delays in the timing and execution of contract awards.


     We typically receive one or more advance payments from our international customers during the initial phase of the contract, which advances range from approximately 20% to 60% of the total contract value. We generally provide letters of credit to guarantee our performance of the contract. The customer may draw down on the letters of credit if we default under the contract. A number of our foreign contracts also give our customers the right to receive liquidated damages ranging from 5% to 15% of the aggregate value of the items not delivered or performed on schedule. As of June 30, 2000, our performance continues to be delayed on two of our international contracts, which have an aggregate contract value of approximately $34.1 million. Performance delays constitute defaults under those contracts. However, none of our customers has invoked the default provisions because of performance delays. In addition, none of our customers has attempted to draw down on our letters of credit or sought liquidated damages in any material amount, although we may incur additional costs as we work with our customers to revise their contract schedules.


     We operate in a competitive industry and many of our competitors have greater resources than us

     The electronic warfare industry is highly competitive. The defense industry in general has experienced substantial consolidation due to declining defense budgets and increasing pressures for cost reductions. Many of our competitors are larger than us and have substantially greater financial and other resources than we have, including Lockheed Martin, Raytheon and Boeing. Our ability to compete for electronic warfare contracts largely depends on the following factors:

     o the effectiveness and innovations of our research and development programs

     o our ability to offer better performance than our competitors at a lower cost

     o the readiness of our facilities, equipment and personnel to undertake the programs for which we compete

     We are dependent on key personnel to implement our business strategy

     Our success depends to a significant extent on the continued services of our senior management and other members of management because our growth strategy will require substantial management expertise to implement successfully. Our senior management has extensive expertise in the electronic warfare industry. As further described in "Management," we have experienced some turnover in our senior management. We could be adversely affected if any of our current management were unwilling or unable to continue in our employ. We have taken steps to minimize these risks by executing employment agreements with key executive officers as described in "Management--Employee and Severance Benefit Agreements."

     We are controlled by a small group of shareholders whose interests may conflict with your interests as a noteholder

     Circumstances may occur in which the interests of our principal shareholders could be in conflict with your interests as a holder of the notes. Our shareholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in us, even though those transactions may involve risks to you.

     All of our outstanding shares of common stock are held by affiliates of Global Technology Partners LLC, affiliates of Behrman Capital L.P., members of management and investment funds of DLJ Merchant Banking Partners II, L.P. All of these stockholders are subject to an investors' agreement which, among other things, sets the number of our directors at five and gives Global Technology Partners the right to appoint three directors and Behrman the right to appoint one, with the Chief Executive Officer as the final director. The shares of common stock held by the Global Technology Partners shareholders initially has
11.564 votes per share. Behrman's common stock, and that of the management shareholders, has one vote per share. Although DLJ Merchant Banking's shares of common stock does not have any voting rights, DLJ Merchant Banking's consent is required prior to implementing decisions of our board of directors relating to, among other things, financings and acquisitions. As a result of their stock ownership and the shareholders agreement, these principal shareholders control us and have the power to elect all of our directors and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets.

     The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. Donaldson, Lufkin & Jenrette Securities Corporation, which was an initial purchaser of the old notes, is also an affiliate of Donaldson, Lufkin & Jenrette, Inc..

     Our intellectual property is important to our business and may not be sufficiently protected

     Our ability to compete for new contracts will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in the United States and internationally. The failure to protect our intellectual property could have a material adverse on our financial condition and results of operations.

     Although we hold several U.S. patents, we currently rely primarily on a combination of trade secret and trademark laws and employee and third-party nondisclosure agreements. We also limit access to and distribution of proprietary information. Trade secret laws, however, afford limited protection because they cannot be used to prevent third parties from reverse engineering and reproducing our products. We cannot assure you that our methods for protecting proprietary information will be adequate to prevent misappropriation of our technology or to preclude competitors from independently developing such technology. We cannot assure you that the obligations to maintain the confidentiality of our proprietary technology will prevent disclosure of such information. In addition, trade secret protection of our proprietary technology may be unavailable or limited in some foreign countries. Litigation may be necessary for us to defend against claims of infringement or to protect our proprietary technology. Additionally, we cannot assure you that third parties will not assert infringement claims against us or, as described above, that our customers will not challenge our data rights in our proprietary technology as constituting technology that was developed in the performance of their contracts.

     Fraudulent transfer statutes may limit your rights as a noteholder

     Federal or state fraudulent transfer laws may permit a court to

     o    avoid all or a portion of our obligations to you

     o subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes

     o take other action detrimental to you, including, in some circumstances, invalidating the notes

     If a court were to take any of those actions, we cannot assure you that you would ever be repaid. Moreover, if the payments to some of our stockholders made pursuant to the merger agreement with the proceeds of the notes were determined to have violated the financial requirements in the California corporations statute, you will not be entitled under such law to recover these payments from either the stockholders or the members of our board of directors that authorized these payments.

     Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

     (1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

     (2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and

          (a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

          (b) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

          (c) intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature, as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes.

     Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if:

      (1) the fair market value, or fair saleable value, of our assets is less than the amount required to pay our total existing debts and liabilities, including the probable liability related to contingent liabilities, as they become absolute or matured or

      (2) we were incurring debts beyond our ability to pay as such debts mature.

     We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

     The guarantees of the notes by our guarantor, CEI Systems, Inc., also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or a lawsuit, including in circumstances where bankruptcy is not involved, is commenced by or on behalf of any creditor of CEI Systems, Inc. or a representative of any such creditor. In such a case, the analysis described above would generally apply, except that the guarantees could also by subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of CEI Systems, Inc., the obligations of CEI Systems, Inc. under the guarantees were incurred for less than reasonably equivalent value or fair consideration. A court could void CEI Systems, Inc.'s obligations under the guarantees, subordinate the guarantees to other indebtedness of CEI Systems, Inc., direct that you return any amounts paid under the guarantees to CEI Systems, Inc., or to a fund for the benefit of its creditors, or take other action detrimental to you. In addition, the liability of CEI Systems, Inc. under the indenture will be limited to the amount that will result in its guarantees of the notes not constituting a fraudulent conveyance and we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of CEI Systems, Inc.

   Our actual results may be different from our forward-looking statements


     The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to:

     o the competitive environment in our industry in general and in our specific market areas

     o    defense spending

     o    economic conditions in general and in our specific market areas

     o changes in or our failure to comply with federal, state, local or foreign laws and government regulations

     o    liability and other claims asserted against our company

     o    changes in operating strategy or development plans

     o    the ability to attract and retain qualified personnel

     o    our significant indebtedness

     o    changes in our acquisition and capital expenditure plans

     o    technology shifts away from our technological strengths

     o    unforeseen interruptions with our largest customers

     o    our ability to integrate acquired businesses

     o    our ability to compete internationally

     o the increased working capital required if we lose our U.S. Government small business designation

     o    other factors we refer to in this prospectus


     In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, our actual results may be significantly different from the forward-looking statements in this prospectus and the future events or circumstances that we predict may not occur. Given these uncertainties, you should not unduly rely on the forward-looking information or statements. A forward-looking statement is usually identified by our use of terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions.


                             -----------------------

     Some of the titles and logos of our products referred to in this prospectus are our trademarks. Each trade name, trademark or servicemark of any other company appearing in this prospectus is the property of its holder.

                          THE ACQUISITION AND FINANCING

     Prior to the acquisition, Behrman Capital, L.P., Behrman Capital "B" L.P. and Strategic Entrepreneur Fund, L.P. owned all of our outstanding shares of Series A preferred stock. Some of our management and employees owned all of our outstanding shares of Series B common stock.

     The acquisition enabled us to liquidate a significant portion of our existing shareholders' investment and provided us with capital as well as continuing financial support for growth and the pursuit of our acquisition strategy. it also provided incentives to management and employees by offering additional equity ownership.

     DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities formed WDC Acquisition Corp. and WDC Stock Acquisition Corp., both California corporations wholly owned by DLJ Merchant Banking, for the purpose of acquiring our company. As of March 8, 1999:

     o WDC Acquisition Corp. entered into a merger agreement with us, Behrman Capital, L.P. and related entities and some of our management

     o    WDC Stock Acquisition Corp. entered into two agreements as follows:

          o a stock purchase and consent agreement with us and some of our shareholders in which Behrman, some of our management and employees provided written consents to approve the acquisition

          o    a stock purchase agreement with our employee stock ownership plan

     The Purchase and Investment of Shares. Pursuant to an equity commitment letter dated March 8, 1999, common stock of WDC Acquisition Corp. was purchased by:

     o DLJ Merchant Banking Partners and related entities purchased 671,238 shares for $671,238, all of which were non-voting

     o Global Technology Partners, LLC or its members purchased 2,551,053 shares for $2,551,053, which have voting rights equal in the aggregate to the sum of the shares held by Global Technology Partners and DLJ Merchant Banking Partners and related entities, or initially 11.564 votes per share

     o affiliates of Behrman Capital, L.P. purchased 15,000,000 shares for $15,000,000, each share had one vote

     Global Technology Partners paid for its shares of WDC Acquisition Corp. (1) partly in cash, (2) partly by cancellation of a fee payable in connection with the acquisition and (3) partly with the proceeds of non-recourse loans from Condor. The non-recourse loans are secured by shares of WDC Acquisition Corp. common stock and by securities received in other equity investments Global Technology Partners has made or will make with DLJ Merchant Banking.

     Pursuant to the stock purchase agreements, WDC Stock Acquisition Corp. purchased common stock of Condor as follows:

     o 1,922,467 shares of Class A common stock at $4.57785979 per share from:

          o Condor employees who continued to own common stock of Condor, including management, at the effectiveness of the acquisition

          o Condor employees who ceased to own common stock of Condor at the effectiveness of the acquisition

          o 3,371,837 shares of Class A common stock at $4.57785979 per share from the Condor employee stock ownership plan

          o 12,819,341 shares of Class B common stock at $0.15922254 per share from Condor employees

     Immediately before the acquisition was consummated, WDC Stock Acquisition Corp. assigned its rights and obligations under the stock purchase agreements to DLJ Merchant Banking and related entities, who purchased the shares. Immediately following the purchase, DLJ Merchant Banking and related entities held 5,294,304 shares of Class A common stock and 12,819,341 shares of Class B common stock. After completing the purchase, DLJ Merchant Banking and related entities held a majority of the Class A common stock of Condor. DLJ Merchant Banking and related entities approved the merger, the merger agreement and the related transactions.

      The Merger. Under the terms of the merger agreement, WDC Acquisition Corp. was merged with and into Condor and Condor became the surviving corporation. Upon the effectiveness of the merger on April 15, 1999:

     (1) each share of common stock of WDC Acquisition Corp. was converted into and became a share of common stock of Condor, with the same voting rights as previously attached to the common stock of WDC Acquisition Corp.

     (2) each share of Class A common stock and Class B common stock purchased by DLJ Merchant Banking and related entities was converted into and became 26,277,709 non-voting shares of common stock of Condor, and DLJ Merchant Banking and related entities received cash for fractional shares

     (3) each share of Class A common stock and Class B common stock held by the employees who continued to own shares was converted into and became 6,407,891 shares of common stock of Condor, each of which has one vote per share, and they received cash for fractional shares

     (4) each share of Class A common stock no longer held by employees or DLJ Merchant Banking and related entities was converted into the right to receive $4.57785979 per share

     (5) each share of Series A preferred stock of Condor, all of which were held by Behrman Capital, L.P. and related entities, was converted into the right to receive $3.47924725 per share

     (6) outstanding warrants to purchase 19,148,940 shares of Class B common stock of Condor outstanding were converted into the right to receive $0.15922254 per share minus the exercise price of the warrant, which we refer to as the "warrant consideration".

     We refer to the cash amounts described in (4) and (5) above collectively as the "merger consideration."

     At or immediately prior to the merger, each outstanding stock option to purchase shares of Class B common stock of Condor was canceled and each holder of an option, whether or not then vested or exercisable, was paid a cash payment equal to:

     (a) $0.15922254 per share multiplied by the number of shares of Class B common stock that would have been issuable upon the exercise of such option, reduced by

     (b) the aggregate exercise price for the shares of Class B common stock then issuable upon exercise of such option. We call such net amount in the aggregate, the "option consideration".

     In addition, the merger agreement required us to make incentive payments limited to a maximum aggregate amount of $7.0 million to our existing shareholders, option holders and warrantholders if we conduct a public equity offering, sell our business or make substantial acquisitions within eight years after the acquisition. See "Relationships and Related Party Transactions."

     The Financing. In order to

      (a) fund:

          o    the merger consideration

          o    the option consideration

          o    the warrant consideration

          o the amounts paid by the DLJ entities pursuant to the stock purchase agreements, including the fees and expenses of employees involved in the merger of approximately $7.1 million

          o the non-recourse loans we provided to Global Technology Partners in the amount of $1.2 million to fund the purchase by Global Technology Partners of the shares of WDC Acquisition Corp. common stock

     (b)  refinance and/or retire our outstanding indebtedness and

     (c) pay related fees and expenses in connection therewith, as of April 15, 1999:

          o we issued and sold the old notes in the aggregate principal amount of $100.0 million

          o we received a new equity investment in the amount of $44.5 million

          o employees converted their existing shares to shares of Condor in the amount of $6.4 million

          o    we used cash on our balance sheet

     At the consummation of the acquisition, we entered into a $50.0 million syndicated senior secured loan facility with a group of financial institutions, with Bank of America National Trust & Savings Association as the administrative agent. At that time, we did not borrow under the credit facility, although $18.8 million, the amount of letters of credit outstanding as of April 15, 1999, of the revolving credit availability was used to provide back-to-back letters of credit for our outstanding letters of credit held by international customers. We may use the borrowing availability under the credit facility to fund our working capital requirements, subject to conditions, including the absence of any material adverse change.

     We refer to the investment and purchase of shares pursuant to the equity commitment letter and the stock purchase agreements and the related transactions, and the consummation of the merger and the related transactions collectively as the "acquisition".

     The following table sets forth the sources and uses of funds for the acquisition, the related financing and related fees and expenses as of April 15, 1999:

                                                        (dollars in
                                                          millions)
Sources
Notes..........................................             $100.0
New equity investment(1).......................               44.5
Rollover management equity(2)..................                6.4
Cash on balance sheet..........................                6.7
                                                            ------
 Total Sources.................................             $157.6
                                                            ======
Uses
Acquisition consideration......................              $79.0
                                       23

                                                        (dollars in
                                                          millions)
Sources
Rollover management equity(2)..................                6.4
Refinance existing debt(3).....................               55.7
Excess cash....................................                6.8
Transaction fees and expenses(4)...............                9.7
                                                            ------
 Total Uses....................................             $157.6
                                                            ======
-------------------

(1) Includes $18.2 million paid under the equity commitment letter to WDC Acquisition Corp. and $26.3 million paid under the stock purchase agreements to some of our previous stockholders.

(2) Rollover management equity consists of the outstanding shares of Class B and some shares of Class A common stock held by employees who continue to hold shares which were converted into and became 6,407,891 shares of common stock of Condor upon consummation of the acquisition.

(3) Includes the repayment of $50.7 million of indebtedness outstanding under the Note and Warrant Purchase Agreement dated as of November 15, 1996 and related notes among Condor, Nomura Holding America Inc., Antares Leveraged Capital Corp. and First Union Bank of Connecticut, shown net of $0.7 million of unamortized debt discount related to stock warrants on the April 15, 1999 balance sheet, and $5.0 million of Condor's subordinated notes due December 2004.

(4) Includes transaction fees and expenses of $10.8 million less $0.7 million of transaction fees and expenses and $0.5 million of abandoned acquisition costs paid prior to April 15, 1999.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes being offered. New notes will be exchanged for old notes as described in this prospectus on our receipt of old notes in like principal amount. We will retire and cancel all of the old notes surrendered in exchange for the new notes.

     Our net proceeds from the sale of the old notes, after deducting expenses of the offering, including discounts to the initial purchasers, were approximately $96.2 million. We used the net proceeds, together with our new equity investment and cash on our balance sheet, to fund the acquisition consideration, to repay our existing indebtedness which had interest rates ranging from 9.0% to 9.5% and to pay fees and expenses related to the acquisition. The remaining net proceeds were used for general corporate purposes and were initially temporarily invested in short-term securities.

                                 CAPITALIZATION

     The following table sets forth cash and cash equivalents, credit facility borrowings and consolidated capitalization of Condor as of June 30, 2000 (unaudited) that gives effect to the acquisition and the related financing. This table should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Acquisition and Financing."

                                                           As of June
                                                            30, 2000
                                                          -----------
                                                          (dollars in
                                                           millions)
Cash, cash equivalents and restricted cash..........       $    5.6
                                                           ========


Credit facility(1)..................................           16.0
Long-term debt:
 Notes..............................................         100.0
                                                           -------
    Total debt......................................         116.0
                                                           -------
Redeemable preferred stock(2).......................          $9.7
Total shareholders' deficit.........................       $ (55.5)
                                                           -------
  Total capitalization..............................       $  70.2
                                                           =======
-------------------

(1) Consists of borrowings under a revolving credit facility of $50.0 million, under which, as of June 30, 2000, we also had approximately $25.8 million in standby letters of credit.

(2) Net of unamortized original discount of $0.7 million related to the issuance of warrants to acquire 3.1 million shares of Class C common stock.

     SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data of Condor for each of the five years in the period ended December 31, 1999 is derived from Condor's audited consolidated financial statements and the notes thereto. The Statement of Operations Data for the years ending December 31, 1997, 1998 and 1999 and the Balance Sheet Data for the years ended December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus. The Statement of Operations Data for the years ending December 31, 1995 and 1996 and the Balance Sheet Data for the years ended December 31, 1995, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The selected historical financial data as of and for the six months ended June 30, 1999 and 2000 were derived from the unaudited historical financial statements of Condor included elsewhere in this prospectus and, in the opinion of management of Condor, include all adjustments consisting only of normal and recurring adjustments necessary to present fairly the financial position and results of operations for the periods presented. The results of operations for interim periods are not necessarily indicative of results of operations for the full year.

     The information contained in this table should be read in conjunction with "The Acquisition and Financing," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.



                                                             Years Ended                                     Six Months Ended
                                                             December 31,                                        June 30,
                                                ------------------------------------------------------------------------------------
                                                   1995         1996        1997       1998          1999         1999        2000
                                                ----------   ----------  ---------- -----------   ----------   ----------  ---------
                                                                             (dollars in millions)              (unaudited)
Statement of Operations Data:
   Contract revenues ........................   $  60.2     $  67.5     $  79.6     $  101.0     $   95.9     $   37.1    $   48.7
   Contract costs ...........................      38.7        43.8        53.1         61.6         61.8         21.3        30.2
                                                -------     -------     -------     --------     --------     --------    --------
     Gross margin ...........................      21.5        23.7        26.5         39.4         34.1         15.8        18.5
   Technology related costs:
     Research and
      development ...........................       2.2         1.7         1.0          4.4          4.9          2.3         2.5
     Amortization of
      purchased technology ..................       --          --          0.6          2.5          0.0           --         0.5
     Write-off of in-process
      technology ............................       --          --          8.4           --           --           --          --
   Selling, general and
     administrative .........................      13.3        14.1        16.1         20.3         18.1          8.4         9.5
   Other charges:
     Recapitalization costs .................        --        15.7          --           --          8.8          8.8          --
     Restructuring and
      plant closure costs ...................        --         5.9          --           --          1.0          0.9         1.5
     Abandoned
      acquisitions costs ....................        --          --         0.2          0.5          0.3           --          --
                                                -------     -------     -------     --------     --------     --------    --------
     Operating income
      (loss) ................................       6.0       (13.7)        0.2         11.7          1.0         (4.6)        4.5
     Interest and other income ..............       0.1          --         0.1          0.3          0.3          0.2         0.0
   Interest expense .........................      (0.8)       (1.3)       (5.7)        (7.7)       (12.1)        (4.8)       (8.1)
                                                -------     -------     -------     --------     --------     --------    --------
     Income (loss) before
      income taxes and
      extraordinary item ....................       5.3       (15.0)       (5.4)         4.3        (10.8)        (9.2)       (3.6)
   Provision for (benefit of)
     income taxes ...........................       1.9        (3.5)       (2.2)         1.7         (1.4)        (1.6)       (1.4)
                                                -------     -------     -------     --------     --------     --------    --------
   Income (loss) before
      extraordinary item ....................       3.4       (11.5)       (3.2)         2.6         (9.4)        (7.6)       (2.2)
                                                -------     -------     -------     --------     --------     --------    --------
   Extraordinary loss on
     debt repurchase, net of
     income tax .............................        --          --          --           --          3.6          3.4          --
                                                -------     -------     -------     --------     --------     --------    --------

                                       26

                                                             Years Ended                                     Six Months Ended
                                                             December 31,                                        June 30,
                                                ------------------------------------------------------------------------------------
                                                   1995         1996        1997       1998          1999         1999        2000
                                                ----------   ----------  ---------- -----------   ----------   ----------  ---------
                                                                             (dollars in millions)              (unaudited)

   Net income (loss) ........................       3.4       (11.5)       (3.2)         2.6        (13.0)       (11.0)       (2.2)
                                                =======     =======     =======     ========     ========     ========    ========
Balance Sheet Data:
   Cash and cash equivalents ................       2.3         4.2         0.7          4.3          6.0          1.9         4.4
   Restricted cash(1) .......................        --          --          --          4.0          2.0           --         1.1
   Working capital ..........................      13.9        18.2        25.1         29.0         28.1         29.9        32.1
   Total assets .............................      32.6        50.1        64.7         67.9         90.4         74.0        97.3
   Short-term borrowings ....................        --         3.0          --           --         17.1           --        16.0
   Total long-term debt
     (including current
     maturities)(2) .........................       5.3        43.0        61.0         55.8        100.0        100.0       100.0
   Redeemable preferred stock ...............        --          --          --           --           --           --         9.7
   Shareholders' equity
     (deficit) ..............................      14.7       (13.7)      (15.9)       (13.0)       (53.5)       (51.5)      (55.5)
Net Cash Provided by (used in)
   Operating activities .....................       6.3       (13.7)        2.4         12.1        (16.8)        (9.5)       (5.0)
   Investing activities .....................      (7.3)       (1.4)      (21.4)        (2.5)        (4.8)        (2.7)       (6.7)
   Financing activities .....................      (0.1)       16.9        15.4         (6.0)        23.2          9.8        10.2
Other Financial Data:
   Ratio of earnings to fixed
     charges(3) .............................       5.0x         --          --         1.5x           --           --          --
   EBITDA(4) ................................   $   8.0     $ (11.5)    $   3.0     $   16.6     $    3.9     $    3.4    $    6.8
   EBITDA margin ............................      13.3%      (17.0%)       3.8%        16.4%         4.1%        -9.1%       14.1%
   Depreciation and
     amortization(5) ........................       1.9         2.2         2.8          4.9          2.9          1.2         2.3
   Capital expenditures .....................       1.6         1.4         1.7          2.5          1.2          0.7         0.6
Other Operating Data:
   Contract awards(6) .......................   $  63.2     $  77.3     $  89.9     $  104.2     $   88.9     $   28.0    $   76.0
   Funded backlog at end of
     period(7) ..............................      39.6        49.4        59.7         62.9         55.9         53.8        83.3

----------
(1) Restricted cash of $4.0 million at December 31, 1998 was used to collateralize our outstanding letters of credit. At December 31, 1999, we were required to maintain $2.0 million in restricted cash in connection with the net issuance of standby letters of credits during negotiations with the banks. The banks released the restrictions on February 9, 2000. The credit facility currently provides enough capacity such that these letters of credit are not required to be cash collateralized. Restricted cash of $1.1 million at June 30, 2000 was related to the acquisition of SciComm, Inc.

(2) Total long-term debt is defined as long-term debt, including current portion, net of unamortized discount related to stock warrants.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income (loss) before income taxes plus fixed charges. Fixed charges consist of (a) interest, whether expensed or capitalized; (b) amortization of debt expense and discount or premium relating to indebtedness, whether expensed or capitalized; and (c) that portion of lease rental expense representative of interest, which is deemed to be one-third of lease rental expense. For the years ended December 31, 1996, 1997 and 1999 and the six months ended June 30, 1999 and 2000, earnings were insufficient to cover fixed charges by $15.0 million, $5.4 million, $10.8 million, $9.2 million and $3.6 million, respectively.

(4) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flow from operating activities as determined in accordance with generally accepted accounting principles. We believe EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies. Our credit facility requires that we maintain financial leverage and interest coverage ratios as well as comply with other covenants. These covenants include restrictions on dividends and capital expenditures. As a result of these limitations and our debt service requirements, a substantial portion of our EBITDA is not available for discretionary use.

(5) Reflects depreciation and amortization of plant and equipment, goodwill and other intangible assets. Excludes $0.4 million, $0.9 million, $0.6 million, $0.4 million and $0.2 million of amortization of deferred financing costs and debt discounts for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively, as they are recorded in interest expense.

(6) Contract awards represent the total dollar value of contract awards received during the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) Contract awards are generally subject to termination for convenience by the customer prior to shipment. The level of backlog at any given date during the year will be materially affected by the timing of our receipt of contract awards and the recognition of contract revenues. See "Business-- Backlog."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

     This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

Overview

     We are one of the world's leading providers of technologically advanced signal collection and specialized electronic countermeasure products and systems in the electronic warfare industry. We supply a complete line of integrated systems, subsystems and products. These systems are used to intercept, identify, locate and analyze radar signals for a variety of military needs, including intelligence, reconnaissance, surveillance, precision targeting, situational awareness and threat warning. Our products and systems are used on high profile airborne, shipboard and ground based platforms. We have established long-term relationships with a wide variety of customers and supply our products and systems to all of the U.S. intelligence and military services, and a number of foreign governments in countries such as Japan, Norway, Sweden and Taiwan. We also supply the major domestic prime defense contractors such as Lockheed Martin, Raytheon and Boeing and other defense contractors worldwide. Our products and systems are used in the following program categories:

     o     Airborne Electronic Intelligence Systems

     o     Airborne Electronic Support Measures Systems

     o     Ground and Range Systems

     o     Ocean Systems

     o     Specialized Electronic Countermeasures.

     The electronic warfare market is highly fragmented, with 32 significant industry participants, only six of whom have more than a 5% market share. In addition, there are numerous other acquisition candidates in the electronic warfare industry, as well as in other segments of the defense electronics industry. In response to overall defense industry trends in the 1990s, one component of our business strategy has been to focus on strategic acquisitions. In recent years, we have acquired:

     o Andrew SciComm, Inc., a subsidiary of Andrew Corporation (March 2000) for a purchase price of $4.5 million plus an additional $1.5 million upon the receipt of export licenses for two international contracts. In addition, the seller will be entitled to royalty payments equal to 5% of the annual contract payments received in excess of $8.0 million during 2000 and 2001.

     o Signal Sciences, Inc., a subsidiary of Allen Telecom, (October 1999) for a purchase price of $1.4 million plus royalty payments of at least $0.3 million on future sales related to some acquired technology.

     o the electronic warfare assets, a product line of ArgoSystems, Inc., a subsidiary of Boeing, (June 1999) for a purchase price of $2.0 million plus a commission on two specified contract awards if they are awarded in 1999 or 2000.

    o the Electronic Systems division of Whittaker Corporation (1997) for a purchase price of $19.7 million.

     o the Microwave Surveillance Systems division of the Watkins-Johnson Company (1995) for a purchase price of $5.8 million.

     All of these acquisitions were accounted for under the purchase accounting method. These acquisitions provide us with opportunities to market complementary products, expand our installed base and achieve significant cost savings by spreading our overhead over a larger base of contracts. Since the pricing of our domestic sole source contracts is partially based on our costs, we expect to pass on a portion of these cost savings to our customers over time. However, we believe this reduction in our costs will make us more price competitive for our future contracts.

     Substantially all of our products and systems are sold under multi-year development and production programs to agencies of the U.S. Government, to foreign government agencies or to prime contractors or subcontractors thereof. U.S. Government contracts are awarded either on a competitive bid basis or on a negotiated sole source procurement basis. Contracts awarded on a competitive bid basis, which are typically development programs, involve several competitors bidding on the same program with the contract usually being awarded based upon such factors as price, technical program management capabilities and performance. In order to further leverage our existing programs, secure new programs and grow our business by developing next generation systems, we often aggressively compete on development programs by pursuing a low price bidding strategy. Accordingly, such development programs are typically unprofitable or break-even after allocating overhead, administrative and other indirect costs. Such development programs generally provide future opportunities for higher margin follow-on sole source business. Negotiated sole source procurement, which comprises most of our domestic contracts, is used if we are deemed by the customer to have developed proprietary equipment not available from other parties or where there is a very stringent delivery schedule. For production contracts we deliver products based on technologies and designs developed during the initial development program, which are nonetheless generally customized to our customers' specifications.

     Under all of our U.S. Government contracts we are allowed to charge a portion of our costs to the customer as such costs are incurred and receive progress payments for those billed costs. We receive the remainder of our costs and all of our profit as we complete delivery of our products under the contract.

     Our international contracts are primarily awarded on a competitive basis rather than sole source. We typically receive one or more advance payments from our international customers during the initial phase of the contract, which advances range from approximately 15% to 60% of the total contract value. The advance payments are recorded as liabilities on our balance sheet as customer contract advances and reduced as work is performed. We generally provide letters of credit to guarantee our performance of the contracts. The customer may draw down on the letters of credit if we default on the contract. As we reach performance-based milestones negotiated in the contracts, the letters of credit are reduced by negotiated amounts. We receive the remaining contract payments as we meet the remaining milestones specified in the contract.

     Most of the contracts that we enter into are fixed price. This means that we are exposed to cost overruns if we encounter difficulties in meeting the contractual delivery schedule or technical specifications for our systems or experience variances in actual costs from our estimates. Conversely, we benefit from any cost underruns if we experience positive variances in actual costs from our estimates or encounter less difficulties than expected in meeting the contractual delivery schedule or technical specifications.

     Revenues for long-term contracts are accounted for under the percentage-of-completion (cost-to-cost) method. Under this method, all contract costs are charged to operations as incurred and revenues are recognized based on costs incurred plus the estimated contract profit margins. These estimated contract profit margins are determined on a contract-by-contract basis based on our estimates of total contract revenues and cost at completion for each contract. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Losses on contracts are recorded in full as they are identified.

Results of Operations

     The following table sets forth our results of operations based on the percentage relationship of the items listed below to contract revenues during the periods shown.

                                                                             Six Months Ended
                                                 Year Ended December 31,         June 30,
                                               -----------------------------------------------
                                                1997      1998      1999      1999      2000
                                               ------    ------    ------    ------    ------
                                                                                (unaudited)
Contract revenues ........................     100.0%    100.0%    100.0%    100.0%    100.0%
                                               -----     -----     -----     -----     -----
Costs and operating expenses:
 Contract costs ..........................      66.7      61.0      64.4      57.6      62.0
                                               -----     -----     -----     -----     -----
 Gross margin ............................      33.3      39.0      35.6      42.4      38.0
Technology related costs:
 Research and development ................       1.3       4.3       5.2       6.1       5.1
 Amortization of purchased technology ....       0.8       2.5       0.0        --       1.0
 Write-off of in-process technology ......      10.6        --        --        --        --
Selling, general and administrative ......      20.1      20.1      18.9      22.6      19.5
Other charges:
 Recapitalization costs ..................        --        --       9.1      23.6        --
 Restructuring and plant closure costs ...        --        --       1.0       2.5       3.1
 Abandoned acquisition costs .............       0.3       0.5       0.3        --        --
                                               -----     -----     -----     -----     -----
 Operating income (loss) .................       0.2      11.6       1.1     (12.4)      9.3
Interest and other income ................       0.1       0.3       0.3       0.5      (0.1)
Interest expense .........................      (7.1)     (7.6)    (12.6)    (12.9)    (16.6)
                                               -----     -----     -----     -----     -----
 Income (loss) before income taxes and
   extraordinary item ....................      (6.8)      4.3     (11.2)    (24.8)     (7.4)
Provision for (benefit of) income taxes ..      (2.8)      1.7      (1.4)      4.3      (2.9)
                                               -----     -----     -----     -----     -----
 Income (loss) before extraordinary item .      (4.0)      2.6      (9.8)    (20.5)     (4.5)
                                               -----     -----     -----     -----     -----
 Extraordinary loss on debt purchase, net
   of income tax
                                                  --        --       3.8        --        --
                                               -----     -----     -----     -----     -----
Net income (loss) ........................      (4.0)%     2.6%    (13.6)%   (20.5)%    (4.5)%
                                               =====     =====     =====     =====     =====


Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

   Contract Awards

     Contract awards for the six months ended June 30, 2000 were $76.0 million, compared to $28.0 million for the six months ended June 30, 1999, an increase of $48.0 million, or 171.4%. We are typically awarded a few significant contracts during the course of the year and the timing of these awards can cause significant fluctuations in the results of any one quarter. This increase in contract awards in the first six months of 2000 compared to the first six months of 1999 is primarily due to an increase in Ground and Range Systems, Ocean Systems and Specialized Electric Countermeasures Systems and Antenna, Spares and Repairs contract awards. These increases were only partially offset by a decrease in Airborne Electronic Intelligence Systems and Airborne Electronic Support Measures Systems contract awards.

     The percentage of contract awards derived from international awards was approximately 33.5% and 41.1% of the total contract awards for the six months of 1999 and 2000, respectively. The percentage in international awards increased primarily due to significant Ocean Systems and Ground and Range Systems contract awards during the first six months of 2000.

   Backlog

     We had funded backlog at June 30, 2000 of $83.3 million compared to funded backlog of $53.8 million at June 30, 1999. Approximately 61.0% and 52.6% of our backlog for the six months ended June 30, 2000 and the six months ended June 30, 1999, respectively, was derived from domestic contracts. The increase in backlog from 1999 reflects the increase in the amount of new contract awards and fluctuations in the timing of the receipt of new contract awards.

   Contract Revenues

     Contract revenues for the six months ended June 30, 2000 were $48.7 million compared to $37.1 million for the six months ended June 30, 1999, an increase of $11.6 million, or 31.3%. The increase in contract revenues was primarily due to increased contract revenues from our Ocean Systems, Specialized Electronic Countermeasures Systems, Airborne Electronic Intelligence Systems, Ground and Range Systems and Antennas and Spares and Repairs contract revenues that were only partially offset by a decrease in Airborne Electronic Support Measures Systems contract revenues. The increase in contract revenues is also a reflection of the higher level of contract awards that were received during the third and fourth quarters of 1999.

     As a result of our investments in development programs, proprietary research and development efforts and strong customer relationships, our products are utilized in a number of mission critical programs that have generated significant follow-on business. Typically, as the incumbent, we are awarded this follow-on business on a sole source basis. The percentage of contract revenues that were derived from sole source contracts for the first six months of 2000 and 1999 was approximately 79.7% and 68.3%, respectively. The increase was primarily due to increased activities on our Ocean Systems programs. On an annual basis, we expect that the percentage of sole source revenues will decline slightly from prior years. The percentage of contract revenues that were derived from international sales for the six months ended June 30, 2000 and the six months ended June 30, 1999 was approximately 37.2% and 43.4%, respectively.

     During the first six months of 2000 and 1999, approximately 94.9% and 97.6%, respectively, of contract revenues were derived from fixed price contracts. The remaining contracts were primarily time and material and, to a lesser extent, cost plus contracts. The decrease is due to our acquisition of Signal Sciences since a significant portion of its business is based on time and material contracts.

     During the first six months of 2000, our largest program represented approximately 11.2% of contract revenues and no other program represented more than 10.3% of contract revenues for the six months of 2000. By comparison, in the first six months of 1999, our largest program represented approximately 13.9% of contract revenues and no other program represented more than 9.5% of contract revenues for the six months of 1999. These program concentrations will fluctuate from quarter to quarter due to the timing of manufacturing and delivery of products under various contracts. On an annual basis, we expect that the program concentrations will be consistent with prior years.

   Gross Margin

     Gross margin for the six months ended June 30, 2000 was $18.5 million compared to $15.8 million for the six months ended June 30, 1999, an increase of $2.7 million, or 17.1%. Gross margin as a percentage of contract revenues decreased from 42.4% in the first six months of 1999 to 38.0% in the first six months of 2000. The decrease reflects the impact of our increased level of effort on major development programs in 2000 as compared to 1999.

     Our gross margin will continue to fluctuate in the future due to factors inherent in our business. These factors include the timing of the incurrence of direct costs and the leveraging of fixed overhead costs over a greater volume of contract revenues and the mix of production and development programs. In addition, our acquisitions may cause our gross margins to fluctuate due to differences in the cost structures of the acquired companies and their programs and our ability to integrate these businesses.

   Research and Development

     We provide our customers with high-performance, cost effective products that are based upon state-of-the-art technology. We are committed to maintaining leading technology through a sustained investment in new product development as well as the enhancement of existing applications. Historically, our technology has been developed through research and development incurred in connection with long-term development contracts, a substantial portion of which was effectively funded by our customers, as well as through acquisitions and from internally funded research and development.


      The aggregate expense for research and development activities during the six months ended June 30, 1999 and 2000 is summarized as follows:

                                                          Six months ended
                                                              June 30,
                                                       1999               2000
                                                       ----               ----
                                                        (dollars in millions)
Research and development.............................. $2.3               $2.5
Amortization of purchased technology..................   --                0.5
Contract related research and development expenses....  5.4                6.9
                                                       ----               ----
Total research and development activities.............  7.7                9.9
                                                       ----               ----
   Percent of contract revenues....................... 20.8%              20.2%
                                                       ====               ====

Internally funded research and development increased slightly from $2.3 million for the first quarter in 1999 to $2.5 million for the first six months in 2000. The spending is primarily as a result of development costs in connection with our New Technology Electronic Support Measures Systems. The amortization of purchased technology in the first six months of 2000 is primarily related to the signal processing systems acquired from Allen Telecom in 1999. The increase in research and development expense incurred in connection with long-term fixed price contracts, which is reflected in contract costs, primarily relates to development of multi-channel processor systems. We anticipate that we will continue to allocate substantial funds to research and development activities in the near future.

   Selling, General and Administrative

     Selling, general and administrative expenses for the six months ended June 30, 2000 were $9.5 million compared to $8.4 million for the six months ended June 30, 1999. Selling, general and administrative expenses as a percentage of contract revenues decreased to 19.5% in the first six months of 2000 from 22.6% in the first six months of 1999. The dollar level of selling, general and administrative expenses increased due to increases in certain incentive compensation accruals and marketing costs. The percentage decrease is primarily attributable to higher contract revenues for the first six months of 2000.

   Other Charges

     In January 1999, we announced a decision to close our facilities located in Sterling, Virginia. We have recognized approximately $0.9 million of other costs during the first quarter of 1999. This provision includes severance, facility costs, closure costs and other potential contractual claims. During the fourth quarter of 1999, we reclassified $0.2 million of our provision that was related to the contractual claims to contract costs. We closed the facility in 1999 and anticipate that all significant costs will be settled during 2000.

     In April 1999, we consummated the 1999 recapitalization. In connection with the recapitalization, we incurred various costs and expenses that aggregated approximately $21.4 million (pre-tax), including $18.0 million of total fees and expenses. Approximately $10.9 million was due to general fees and expenses and $7.1 million was related to fees and expenses of shareholders. Of the total fees and expenses, $10.0 million was expensed during the second quarter of 1999 and the remaining $8.0 million was capitalized as deferred financing costs. These deferred financing costs will be amortized over ten years, the term of the notes. In addition to these fees and expenses, we have charged approximately $2.0 million of deferred financing costs, $0.7 million of unamortized debt discount related to stock warrants and $0.8 million of stock compensation costs related to terminated stock options to operations during the second quarter of 1999. As a result, we recorded pre-tax charges of $8.8 million for recapitalization costs and $4.2 million for debt repurchase costs during the second quarter of 1999. The costs associated with the early extinguishment of debt have been reflected as an extraordinary item in the financial statements. In addition, we had recorded a $0.5 million charge during the fourth quarter of 1998 related to abandoned acquisition costs.

     On February 23, 2000, the Board of Directors elected to terminate the employment agreement of our then president and chief executive officer, without cause. Pursuant to the terms of our employment agreement with him, we recognized approximately $1.5 million in severance related costs during the first quarter of 2000. The severance package will be paid over a two-year period commencing July 1, 2000.

   Interest and Other Income

     Interest and other income were $0.2 million in the six months ended June 30, 1999 while interest income and other expense aggregated $0.0 million in the six months ended June 30, 2000. The amounts primarily reflect the investment income derived from the short-term investment of our cash balances.

   Interest Expense

     Interest expense for the six months ended June 30, 2000 was $8.1 million compared to $4.8 million for the six months ended June 30, 1999. Interest expense as a percentage of contract revenues increased from 12.9% in the first six months of 1999 to 16.6% in the first six months of 2000. This increase is primarily due to increased levels in our outstanding debt primarily as a result of the 1999 recapitalization, increased usage of our credit facility and penalty interest associated with the notes.

   Provision for Income Taxes

     The benefit that we recognized for income taxes in the six months ended June 30, 2000 was $1.4 million compared to a benefit of $1.6 million for the six months ended June 30, 1999.

     Our effective tax benefit was 39.8% for the first six months of 2000 while our effective tax rate was 17.3% for the first six months of 1999. Our effective tax benefit for the first three months of 2000 is higher than the federal statutory rate due to a valuation allowance for investment tax credits released by operating loss carry backs that approximates the state tax benefit. Our effective tax benefit rate for the first six months of 1999 is lower than the federal statutory rate primarily due to the 1999 recapitalization costs. A substantial portion of these costs are not deductible for tax purposes.


     We have substantial tax credit and operating loss carry forwards as of December 31, 1999. We have recognized the benefit of the operating loss carry forwards for financial statements purposes. However, we have provided a valuation allowance for the federal and state tax credit carry forwards for financial statement purposes because we anticipate that we will be limited in the use of these tax credit carry forwards due to minimum tax and credit limitations. As a result, we anticipate that we will continue to have cash requirements for our taxes even though these carry forwards exist.

   Net Income (Loss)


     Our net loss decreased $8.8 million to $2.2 million for the first six months of 2000 compared to a net loss of $11.0 million for the first six months of 1999. The decrease in the net loss was primarily due to increases in our contract revenues and gross margin and decreases in other charges that were partially offset by increases in our interest expense.

1999 Compared To 1998

   Contract Awards

     Contract awards for the twelve months ended December 31, 1999, were $88.9 million, compared to $104.2 million for the twelve months ended December 31, 1998, a decrease of $15.3 million, or 14.7%. The 1999 results include the contract awards of ARGOSystems and Signal Sciences subsequent to the dates of acquisition of $10.3 million, including acquired backlog of $5.5 million. The decline in contract awards is primarily due to customer delays in ordering our products due to unanticipated funding and contract bottlenecks, export license delays and, to a lesser extent, system delivery delays on certain key programs. We typically are awarded a few significant contracts during the course of the year and the timing of these awards can cause significant fluctuations in the results of any interim or annual period.

     As part of our business strategy, we continually invest in development programs and proprietary research and development efforts to develop next generation systems to grow our business. During 1998, we completed development of the Shortstop Electronic Protection System. Subsequent to the completion of the development, we have received $9.3 and $18.3 million in production awards during 1998 and 1999, respectively. We are continuing to develop our next generation of New Technology Electronic Support Measures Systems and multi-channel processor systems. While we had not yet completed development of these products, during 1999, we received $2.9 and $11.5 million of production awards for the New Technology Electronic Support Measures System and multi-channel processor systems, respectively. We expect that the level of awards for these new systems will continue to grow in the near future. In addition to these new systems, we also experienced increases in our Catalog, Spares and Repairs contract awards. However, these increases were offset by decreases in Ocean Systems, Airborne Electronic Support Measures Systems, Airborne Electronic Intelligence Systems and Ground and Range Systems.

     The percentage of contract awards derived from international awards was approximately 41.9% and 28.6% of the total contract awards for the twelve months ended December 31, 1998 and 1999, respectively. This percentage decrease of international awards resulted primarily from the absence of the significant New Technology Electronic Support Measures Systems development award that we received in 1998 and delays in production awards that we anticipated in 1999.

     We anticipate that we will continue to increase our annual contract awards principally through expansion into new market segments that result from our acquisition strategy and to a lesser extent from growth in current market segments. The growth in our current market segments will continue to be dependent upon strong customer relationships and the introduction of new high performance and cost effective products that are based on state-of-the-art technology.

   Backlog

     We had funded backlog at December 31, 1999 of $55.9 million compared to funded backlog of $62.9 million at December 31, 1998. Approximately 58.1% and 44.8% of our backlog for 1999 and 1998, respectively, was derived from domestic contracts. Approximately 77.9% of our backlog at December 31, 1998 was realized as contract revenues during the year ended December 31, 1999. The decrease in backlog from 1998 reflects the decrease in the amount of new contract awards and fluctuations in the timing of the receipt of new contract awards previously described.

   Contract Revenues

     Contract revenues for the twelve months ended December 31, 1999 were $95.9 million compared to $101.0 million for the twelve months ended December 31, 1998, a decrease of $5.1 million, or 5.0%. The 1999 results include the contract revenues of ARGOSystems and Signal Sciences subsequent to the dates of acquisition of $2.6 million. The decrease in contract revenues is a reflection of the delay in the contract awards previously described and continued efforts on development programs. The decreases were primarily from our Airborne Electronic Intelligence Systems, Ground and Range Systems and Specialized Electronic Countermeasures that were substantially offset by increases in Airborne Electronic Support Measures Systems, Ocean Systems and Antennas and Spares and Repairs contract revenues.

     As a result of our investments in development programs, proprietary research and development efforts and strong customer relationships, our products are utilized in a number of mission critical programs that have generated significant follow-on business. Typically, as the incumbent, we are awarded this follow-on business on a sole source basis. The percentage of contract revenues that were derived from sole source contracts for the twelve months ended December 31, 1999 and 1998 was approximately 78.9 % and 77.1%, respectively. The percentage of sole source contract revenues remained relatively stable due to a decline in our contract awards in the international marketplace where the majority of contracts are subject to competitive bidding. We expect that the percentage of sole source revenues will continue to decline slightly in the future as a result of our continued efforts in the international marketplace. The percentage of contract revenues that were derived from international sales for 1999 and 1998 was approximately 34.5% and 34.1%, respectively.

     During the twelve months ended December 31, 1999 and 1998, approximately 95.9% and 97.2%, respectively, of contract revenues were derived from fixed price contracts. The remaining contracts were primarily time and material and, to a lesser extent, cost plus contracts. We anticipate that the percentage of fixed price contracts may decline slightly in the future due to the acquisition of Signal Sciences. A significant portion of their business is based on time and material contracts.

     For the twelve months ended December 31, 1999, our largest program represented approximately 10.3% of contract revenues and no other program represented more than 8.2% of contract revenues for those twelve months. By comparison, for the twelve months ended December 31, 1998, our largest program represented approximately 6.7% of contract revenues and no other program represented more than 6.6% of contract revenues for those twelve months. These program concentrations are higher during any interim period due to the timing of manufacturing and delivery of products under various contracts. On an annual basis, we expect that these program concentrations will remain relatively consistent.

   Gross Margin

     Gross margin for the twelve months ended December 31, 1999 was $34.1 million compared to $39.4 million for the twelve months ended December 31, 1998, a decrease of $5.3 million, or 13.5%. Gross margin as a percentage of contract revenues decreased from 39.0% in 1998 to 35.6% in 1999. Historically, our program mix has included approximately 20.0% in development programs and generated a gross margin as a percentage of contract revenues of between 34.0% and 36.0%. Our development programs are typically unprofitable or break-even after allocating overhead, administrative and other indirect costs.

     The 1999 results include the gross margin of ARGOSystems and Signal Sciences subsequent to the dates of acquisition of $1.2 million. The gross margin percentage on their contract revenues of 46.0% reflects the initial cost savings derived from the rationalization of ARGOSystems that were partially offset by the lower margins of Signal Sciences.

     In addition to the impact of the acquisitions, the gross margin in 1999 reflects a moderation in the leveraging of our fixed overhead costs over our contract revenue base and changes in our program mix. The contract revenues from development programs were approximately 19.6% and 11.6% in 1999 and 1998, respectively. We believe that the percentage of contract revenues represented by development programs was unusually low in 1998 and expect that such contract revenues from development programs will return to historical levels in future years. The reduction of our gross margin in 1999 is also the result of $5.3 million in increased cost revisions related to software development costs on certain development programs. These programs involve significantly more complex development efforts that our prior programs. We are nearing the completion of these development programs and anticipate completion by the second quarter of 2000. The higher gross margins for the twelve months ended December 31, 1998 reflect the concentration of efforts on production programs that have higher gross margins than development programs, but also the absence of any significant upward cost revisions to our cost estimates for any development programs.


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



   Research and Development

     The aggregate expense for research and development activities for the twelve months ended December 31, 1998 and 1999 is summarized as follows:


                                                        1998               1999
                                                        ----               ----
                                                          (dollars in millions)
Research and development.............................    $4.4             $4.9
Amortization of purchase technology..................     2.5               --
Contract related research and development expenses...    10.0             12.4
                                                         ----             ----
Total research and development activities............    16.9             17.3
                                                         ====             ====

Percent of contract revenues.........................    16.7%            18.0%


     Internally funded research and development increased from $4.4 million for the twelve months ended December 31, 1998 to $4.9 million for the twelve months ended December 31, 1999, primarily as a result of development costs incurred for our New Technology Electronic Support Systems. During 1998, we completed development of the Shortstop Electronic Protection Systems. The amortization of purchased technology in 1998 related to the command and control and communication systems acquired from the Whittaker Corporation while the amortization of purchased technology in 1999 related to signal processing systems acquired from Allen Telecom. The increase in research and development expense incurred in connection with long-term fixed price contracts, which is reflected in contract costs, primarily relates to development of multi-channel processor systems, We anticipate that we will continue to allocate substantial funds to research and development activities in the future.

   Selling, General and Administrative

     Selling, general and administrative expenses for the twelve months ended December 31, 1999 were $18.1 million compared to $20.3 million for the twelve months ended December 31, 1998, a decrease of $2.2 million, or 10.8%. Selling, general and administrative expenses as a percentage of contract revenues declined to 18.9% in the twelve months ended December 31, 1999 from 20.1% in the twelve months ended December 31, 1998. The dollar and percentage decrease in selling, general and administrative expenses is primarily attributable to higher spending levels in 1998 related to systems development work associated with our Year 2000 compliance program as well as reductions in certain incentive compensation accruals and discretionary spending in 1999.

   Other Charges

     In October 1998, we executed an asset purchase agreement to acquire the assets of the Applied Technology Division of Litton Industries, Inc. for approximately $120 million. We conducted our due diligence and financing efforts until January 1999. In January 1999, we allowed the agreement to terminate due to changes in certain conditions. We charged approximately $0.5 million to operations for costs incurred in connection with our evaluation of Applied Technology Division.

     In January 1999, we announced a decision to close our facilities located in Sterling, Virginia. We recognized approximately $0.9 million of other costs during the first quarter of 1999. This provision includes severance, facility costs, closure costs and other potential contractual claims. During the fourth quarter of 1999, we reclassified $0.2 million of our provision that was related to the contractual claims to contract costs. We closed the facility in 1999 and anticipate that all significant costs will be settled during 2000.

     In April 1999, we consummated the 1999 recapitalization. In connection with the recapitalization, we incurred various costs and expenses that aggregated approximately $21.4 million (pre-tax), including $18.0 million of total fees and expenses. Approximately $10.9 million was due to general fees and expenses and $7.1 million was related to fees and expenses of shareholders. Of the total fees and expenses, $10.0 million was expensed during the second quarter of 1999 and the remaining $8.0 million was capitalized as deferred financing costs. These deferred financing costs will be amortized over ten years, the term of the notes. In addition to these fees and expenses, we have charged approximately $2.0 million of deferred financing costs, $0.7 million of unamortized debt discount related to stock warrants and $0.8 million of stock compensation costs related to terminated stock options to operations during the second quarter of 1999. As a result, we recorded pre-tax charges of $8.8 million for recapitalization costs and $4.2 million for debt repurchase costs during the second quarter of 1999. The costs associated with the early extinguishment of debt have been reflected as an extraordinary item in the financial statements. In addition, we had recorded a $0.5 million charge during the fourth quarter of 1998 related to abandoned acquisition costs.

     During the third quarter of 1999, we incurred various costs and expenses that approximated $0.3 million for our due diligence and other acquisition related activities that related to several potential acquisitions, the largest of which was the government based business units of Stanford Telecommunications, Inc. We terminated our letters of intent with the acquisition targets due to various operating and financing considerations. We have charged the related costs to operations during the third quarter of 1999.

     In November 1999, we announced a decision to restructure the organization and operation of our marketing, engineering and program management units. We recognized approximately $0.3 million for severance related costs during the fourth quarter of 1999. We completed the restructuring in 1999 and anticipate that all significant claims will be settled during 2000.

   Interest and Other Income

     Interest and other income increased to $0.3 million for the twelve months ended December 31, 1999 from $0.2 million for the twelve months ended December 31, 1998. This increase reflects the investment income derived from the short-term investment of our cash balances.

   Interest Expense

     Interest expense for the twelve months ended December 31, 1999 was $12.1 million compared to $7.7 million for the twelve months ended December 31, 1998. Interest expense as a percentage of contract revenues increased from 7.6% in 1998 to 12.6% in 1999. This increase is primarily due to increased levels in our outstanding debt primarily as a result of the 1999 recapitalization and related financing. We expect that interest expense will continue to increase substantially in the future.

   Provision for Income Taxes

     The benefit that we recognized for income taxes in the twelve months ended December 31, 1999 was $1.9 million compared to a provision of $1.7 million for the twelve months ended December 31, 1998. Approximately $0.5 million of the 1999 benefit was allocated to the extraordinary loss on debt retirement.

     Our effective tax benefit was 12.8% in 1999 while our effective tax rate was 39.0% in 1998. Our effective tax benefit for 1999 is lower than the federal statutory rate due to nondeductible recapitalization expenses and a valuation allowance for investment tax credits released by operating loss carry backs that exceed the state tax benefit. Our effective tax rate for 1998 is higher than the federal statutory rate due to state income tax provisions that exceeded the benefit recognized for research and development tax credits.

     We have substantial tax credit and operating loss carry forwards as of December 31, 1999. We have recognized the benefit of the operating loss carry forwards for financial statements purposes. However, we have provided a valuation allowance for the federal and state tax credit carry forwards for financial statement purposes because we anticipate that we will be limited in the use of these tax credit carry forwards due to minimum tax and credit limitations. As a result, we anticipate that we will continue to have cash requirements for our taxes even though these carry forwards exist.

   Net Income (Loss)

     Our net loss increased $15.6 million to $13.0 million in 1999 compared to net income of $2.6 million. This increase was primarily due to decreases in contract revenues and gross margin, other charges related to the 1999 recapitalization and an increase in interest expense.

1998 Compared To 1997

   Contract Awards

     Contract awards for the year ended December 31, 1998 were $104.2 million, compared to $89.9 million for the year ended December 31, 1997, an increase of $14.3 million, or 15.9%. These results include the contract awards of the Whittaker Acquisition in the fourth quarter of 1997, including acquired backlog of $14.9 million. The contract awards related to the Whittaker Electronic Systems division declined from $19.5 million in 1997 to $15.2 million in 1998. This decline in contract awards was offset by increases in Ocean and Range Systems and Airborne Electronic Support Measures Systems contract awards.

     As part of our business strategy, we continually invest in development programs and proprietary research and development efforts to develop next generation systems to grow our business. During 1998, we completed development of Shortstop Electronic Protection System and received our first production contract awards from the U.S. Army for $9.3 million. Since 1995, we have been developing our next generation of electronic support measures applications based on our patented New Technology Electronic Support Measures System. During 1998, we were awarded our first development contracts related to New Technology Electronic Support Measures System from the Swedish Navy for an aggregate amount of $23.9 million. Consistent with our investment strategy in development programs, we expect these contracts to break even after allocating overhead, administrative and other indirect costs.

     During the last five years, we have significantly expanded our activities in the international marketplace. A substantial portion of this growth has come from Scandinavian countries and to a lesser extent Pacific Rim countries. The percentage of contract awards derived from international awards was approximately 35.6% and 41.6% of the total contract awards for 1997 and 1998, respectively. This percentage increase of international awards resulted primarily from the New Technology Electronic Support Measures System program, which was partially offset by declines in our international Airborne Electronic Support Measures Systems.

   Backlog

     We had funded backlog at December 31, 1998 of $62.9 million compared to funded backlog of $59.7 million at December 31, 1997. Approximately 56.0% and 46.2% of our backlog for 1997 and 1998, respectively, was derived from domestic contracts. Approximately 91.4% of our backlog at December 31, 1997 was realized as contract revenues during the year ended December 31, 1998. The increase in backlog from 1997 reflects an increase in the receipt of new contract awards.

   Contract Revenues

     Contract revenues for the year ended December 31, 1998 were $101.0 million compared to $79.6 million for the year ended December 31, 1997, an increase of $21.4 million, or 26.9%. These results include the contract revenues of the Electronic Systems division of Whitaker Corporation. The contract revenues from this division represented approximately $18.1 million of the increase in contract revenues from 1997 to 1998. The additional increase in contract revenues was primarily due to increased contract revenues from our Ocean Systems and Airborne Electronic Support Measures Systems, partially offset by decreases in Ground and Range Systems contract revenues.

     As a result of our investments in development programs, proprietary research and development efforts and strong customer relationships, our products are utilized in a number of mission critical programs that have generated significant follow-on business. Typically, as the incumbent, we are awarded this follow-on business on a sole source basis. The percentage of contract revenues that were derived from sole source contracts for 1997 and 1998 was approximately 78.7% and 78.1%, respectively. We believe that the percentage of sole source contracts may decline in the future as we continue to expand our activities in the international marketplace where the majority of contracts are subject to competitive bidding. The percentage of contract revenues that were derived from international sales for 1997 and 1998 was approximately 27.2% and 35.5%, respectively.

     During 1997 and 1998, approximately 93.8% and 97.7%, respectively, of contract revenues were derived from fixed price contracts. The remaining contracts were primarily time and material and, to a lesser extent, cost plus contracts.

     During 1998, our largest program represented approximately 6.6% of contract revenues and no other program represented more than 5.6% of contract revenues for the year. By comparison, in 1997 our largest program represented approximately 10.3% of contract revenues and no other program represented more than 6.7% of contract revenues for the year.

   Gross Margin

     Gross margin for the year ended December 31, 1998 was $39.4 million compared to $26.5 million for the year ended December 31, 1997, an increase of $12.9 million, or 48.7%. Gross margin as a percent of contract revenues increased from 33.3% in 1997 to 39.0% in 1998.

     The increased 1998 gross margin reflects, in part, the initial cost savings derived from the acquisition and rationalization of the Whittaker Acquisition. A substantial portion of these cost savings were passed to the U.S. Government in 1999.

     In addition to the impact of the acquisitions, the gross margin reflects continued improvement in the leveraging of fixed overhead costs over a greater volume of contract revenues and changes in program mix. The percentage of contract revenues deriving from development programs for 1997 and 1998 was approximately 23.3% and 11.6%, respectively. We believe that the percentage of contract revenues represented by development contracts in 1998 was unusually low and expect such contract revenues from development contracts to return to historical levels in future years. The increased margin in 1998 reflects not only the decreased percentage of contract revenues derived from development programs, which are typically unprofitable or break-even after allocating overhead, administrative and other indirect costs, but also the absence during 1998 of increased program costs we experienced during 1997 on our two largest development programs. These increased program costs resulted from significant upward revisions of our cost estimates for these programs, which were partially due to our decision to incorporate more advanced software into those systems. These programs involved significantly more complex software development efforts than our prior programs. The 1997 gross margin percentage was also slightly reduced by the completion of lower margin electronic countermeasures programs by the Electronic Systems division during the transition period immediately following the Whittaker Acquisition.

   Research and Development

     The aggregate expense for research and development activities during 1997 and 1998 is summarized as follows:

                                                       1997               1998
                                                       ----               ----
                                                        (dollars in millions)
Research and development............................    $1.0               $4.4
Amortization of purchased technology................     0.6                2.5
Write-off of in-process technology..................     8.4                 --
Contract-related research and development expense...     7.9               10.0
                                                       -----              -----
 Total research and development activities .........   $17.9              $16.9
                                                       =====              =====
 Percent of contract revenues ......................    22.5%              16.7%

     Internally funded research and development increased from $1.0 million for the year ended December 31, 1997 to $4.4 million for the year ended December 31, 1998, primarily as a result of development costs in connection with two new products, Shortstop Electronic Protection System and New Technology Electronic Support Measures System. The amortization of purchased technology relates to existing command and control and communication systems acquired in connection with the Whittaker acquisition. The write-off of in-process technology in 1997 relates to Shortstop Electronic Protection Systems development program acquired in connection with the Whittaker acquisition. While there had been substantial development efforts prior to the acquisition in 1997, the technological feasibility of this program had not been established at the time of the acquisition. Subsequent to the acquisition, Condor continued development of the threat analysis and power amplification features of the systems. Both of these features were critical to successful development of the systems. These efforts were substantially completed in the second quarter of 1998. The increase in research and development expense incurred in connection with long-term fixed price contracts, which is reflected in contract costs, primarily relates to development of multi-channel processor systems. We anticipate that we will continue to allocate substantial funds to research and development activities in the near future.

   Selling, General and Administrative

     Selling, general and administrative expenses for the year ended December 31, 1998 were $20.3 million compared to $16.1 million for the year ended December 31, 1997, an increase of $4.2 million, or 26.1%. Selling, general and administrative expenses as a percentage of contract revenues remained constant at 20.1% in 1997 and 1998. The dollar increase in selling, general and administrative expenses is primarily attributable to the impact of the Whittaker Acquisition in the fourth quarter of 1997 as well as the continued investment in international marketing efforts.

   Other Charges

     In October 1998, we executed an asset purchase agreement to acquire the assets of the Applied Technology Division of Litton Industries, Inc. for approximately $120.0 million. We conducted our due diligence and financing efforts until January 1999. In January 1999, we allowed the agreement to terminate due to changed conditions. For the year ended December 31, 1998, we charged approximately $0.5 million to operations for costs incurred in connection with our evaluation of the Applied Technology Division.

     During 1997, we executed letters of intent to acquire the assets of two private companies. We later terminated these letters of intent based on the results of our due diligence. As a result, we charged approximately $0.2 million to operations for costs incurred in connection with our evaluation of these two companies.

   Interest and Other Income

     Interest and other income increased from $0.1 million in 1997 to $0.2 million in 1998. This increase reflects the investment income derived from the short-term investment of our cash balances.

   Interest Expense

     Interest expense for the year ended December 31, 1998 was $7.7 million compared to $5.7 million for the year ended December 31, 1997. Interest expense as a percentage of contract revenues increased from 7.1% in 1997 to 7.6% in 1998. This increase is primarily due to the increased debt levels resulting from the Whittaker Acquisition and to a lesser extent the working capital required to support our internal growth.

   Provision for (Benefit of) Income Taxes

     Our provision for income taxes for the year ended December 31, 1998 was $1.7 million compared to a benefit of $2.2 million of income tax benefits accrued for the year ended December 31, 1997.

     Our effective tax rate was 39.0% in 1998 and the effective benefit was 41.1% in 1997. For 1998, our effective tax rate was higher than the federal statutory rate primarily due to state income tax provisions that exceeded the benefit recognized for research and development tax credits. For 1997, our effective tax rate with respect to the tax benefit was higher than the federal statutory tax rate primarily due to the benefits recognized from state income taxes and research and development tax credits.

     We had substantial federal and state tax credits and state operating loss carryforwards as of December 31, 1998. The benefit of these carryforwards has not been recognized for financial statement purposes because we anticipate that we will continue to be limited in the use of these carryforwards due to alternative minimum tax and research and development credit limitations. As a result, we anticipate that we will continue to have cash requirements for our taxes. We do not anticipate that the limitations related to the change in control contemplated by the acquisition will further restrict the utilization of these carryforwards.

   Net Income (Loss)

     Our net income increased $5.8 million to $2.6 million for 1998 compared to loss of $3.2 million in 1997. This increase was primarily due to increases in contract awards and related revenues, increases in our gross margins and the absence of the write-off of in-process technology in 1998.

Financial Condition and Liquidity

     Our principal sources of liquidity are cash flow from operations and borrowings under the senior secured credit facility. Our principal uses of cash are debt service requirements, capital expenditures, working capital requirements and acquisitions. We can also use our available borrowings under the senior secured credit facility to support our letter of credit obligations related to international contracts.

     In connection with the 1999 recapitalization, we issued an aggregate of $100.0 million of 11 7/8% Series A senior subordinated notes that are due in full in May 2009. The notes are unsecured obligations that are junior to the senior secured credit facility and any other senior indebtedness. Interest on the notes is payable semi-annually in May and November. The notes contain customary covenants and events of default, including covenants that limit our ability to incur additional indebtedness or leases, create liens, pay dividends, purchase or redeem capital stock, make certain investments, sell assets or effect a merger or consolidation. The note holders may require us to purchase the notes if there is a change in control. In addition, we may elect to redeem these notes under certain circumstances.

     In connection with the 1999 recapitalization, we entered into a senior secured credit facility that has a total capacity of $50.0 million, provides for loans and letters of credit and has a five-year term to April 2004. Through February 9, 2000, the loans under the senior secured credit facility bore interest, at our option, at the alternate base rate plus 2.25% or the reserve adjusted LIBOR rate plus 3.50% while the standby and performance letter of credit fees were 3.50%, trade letter of credit fees were 1.75% and the commitment fee was 1.50% per annum on the daily average unused portion of the facility.


     As described earlier, we experienced a decline in contract awards due to unanticipated funding and contracting bottlenecks, export license delays and system delivery delays on certain key programs during 1999. This decline in contract awards, system delivery delays on certain key programs and the upward revisions of our cost estimates for some of our development programs have all contributed to a decrease in contract revenues and the related gross margins during 1999. We believe that these factors will continue to impact our profitability through the year 2000. As a result, while we believed that we would be able to continue to meet our regularly scheduled debt service obligations, working capital requirements and capital expenditures, we anticipated that we would not comply with certain financial covenants of our senior secured credit facility primarily related to our leverage ratios at December 31, 1999. We further anticipated that we would not comply with these financial ratio requirements through the year 2000.


     We commenced negotiations to amend the revolving credit facility with our lenders during 1999 and concluded those negotiations on February 9, 2000. Pursuant to the amendment, subsequent to February 9, 2000, the applicable margins over the prime rate and LIBOR increased to 2.75% and 4.0%, respectively, while the standby and performance letters of credit increased to 4.0%, trade letter of credit fees increased to 2.0% while the commitment fee on the unused portion of the revolving credit facility increased to 2.0% per annum. These increased margins and commitment fees can decrease based upon reduction in net funded indebtedness leverage ratios. In addition, we agreed to additional restrictions on the utilization of the revolving credit facility for acquisition financing and to limit the availability of cash borrowing under the revolving credit facility to a borrowing base. We were in compliance with all of the covenant requirements, as amended, as of December 31, 1999 and June 30, 2000.

     We had approximately $16.0 million in loans outstanding and additional cash borrowing availability of $8.2 million under the $50.0 million senior secured credit facility at June 30, 2000. We have reduced our borrowings since December 31, 1999, since we were required to utilize $10.0 million in proceeds from the issuance of a new series of preferred stock to pay down the loans outstanding under the revolving credit facility. In addition, we had standby letters of credit outstanding that aggregated approximately $25.8 million at June 30, 2000.

     On February 9, 2000, concurrent with the amendment of our revolving credit facility, we, DLJ and Behrman entered into a preferred stock subscription agreement. Under the terms of this subscription agreement, DLJ and Behrman invested an additional $10.0 million in us through the purchase of a new series of preferred stock. As described earlier, the proceeds were used to pay down the senior secured credit facility. This preferred stock is non- voting, redeemable in 2010 and pay dividends at an annual rate of 15%. For the first five years, these dividends may be paid in stock and thereafter the dividends are to be paid in cash. In addition, each preferred stock investor will receive their pro-rata right to detachable warrants for an aggregate of 3,100 shares of Class C common stock. These warrants have an exercise price of $0.01 per share through 2010. The other shareholders were offered the opportunity to purchase their pro-rata portion of the preferred stock offering. This second subscription agreement closed during the second quarter of 2000. We raised an additional $.4 million in proceeds from this second subscription.

     We anticipate that we will spend approximately $1.5 million on capital expenditures in 2000, which is generally in line with our historical spending levels. The senior secured credit facility contains restrictions on our ability to make capital expenditures. Based on current estimates, we believe that the amount of capital expenditures permitted under the senior secured credit facility will be adequate to grow our business according to our business strategy and to maintain the properties and businesses of our continuing operations.


     We anticipate that interest expense will increase substantially as a result of the 1999 recapitalization and the financing costs associated with future acquisitions. We are actively considering acquisitions that complement or expand our business or that will enable us to expand into new markets. On February 29, 2000, we acquired substantially all of the assets of Andrew SciComm, Inc., a subsidiary of the Andrew Corporation, for a purchase price of $4.5 million plus an additional $1.5 million upon the receipt of export license for two international contracts. We utilized the proceeds from borrowings under the senior secured credit facility to consummate this transaction.

     Additional acquisitions may cause us to lose our small business status under the Federal Acquisition Regulations. Under these regulations, we are deemed to be a small business as long as we continue to maintain fewer than 750 employees and principally sell products that are classified under the Standard Industrial Classification Code 3812. The primary benefit that we receive from the small business status relates to certain financing advantages in that we are allowed to bill U.S. customers for 90% of our incurred costs as progress payments, whereas a large business can only bill 75% of their costs as progress payments. Given our strategy of continuing to pursue acquisitions, we expect that we will lose our small business status within the next two years. The loss of this advantage will negatively impact our liquidity and increase our working capital requirements. Based on our current estimates, our working capital requirements for 1999 would have increased by approximately $4.8 million if we had not had this advantage during 1999.

     We anticipate that our operating cash flow, together with borrowings under the senior secured credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, our ability to make scheduled principal payments, to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance. General economic, financial, competitive, legislative, regulatory, business and other factors beyond our control may affect our future operating performance.

     From time to time we will continue to explore additional auxiliary financing methods and other means to lower our cost of capital which could include stock issuance or debt financing and the application of the proceeds therefrom to the repayment of bank debt or other indebtedness. In addition, in connection with any future acquisitions, we may require additional funding which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any such additional financing will be available to us on acceptable terms.


     Working capital was $32.1 million at June 30, 2000, compared to $28.1 million at December 31, 1999. We believe that we will continue to require working capital consistent with past experience and that the current levels of working capital, together with borrowings available under the senior secured credit facility, will be sufficient to meet expected liquidity needs in the near term.

     We utilized $5.0 million in operating cash flow for the six months ended June 30, 2000 compared to $9.5 million in operating cash flow for the six months ended June 30, 1999. The level of our contract receivables has increased by approximately $2.3 million as compared to December 31, 1999 and $13.8 million as compared to June 30, 1999. This increase in contract receivable principally relates to our acquisitions, system delivery delays and continued delays in certain development programs. The level of contract receivables began to moderate during the first quarter of 2000, leveled off in the second quarter of 2000 and we anticipate will begin to return to lower levels during the third quarter of 2000 as we complete certain programs that have significant milestone payments and complete system deliveries. We utilized $16.8 million in operating cash flow for the twelve months ended December 31, 1999 while we generated $12.1 million and $2.4 million in operating cash flow for the twelve months ended December 31, 1998 and 1997, respectively. The fluctuations in our operating cash flow are primarily the result of changes in the levels of our contract receivables, gross margins, other charges and increases in our financing costs from 1997 to 1999. We utilized a significant amount of operating cash in the second quarter of 1999 due to the fees and expenses associated with the 1999 recapitalization. These fees and expenses aggregated approximated $21.4 million, and utilized approximately $19.2 million in cash flow, after tax benefits.

     We utilized $6.7 million in investing activities for the six months ended June 30, 2000 compared to $2.7 million for the six months ended June 30, 1999. We utilized $4.8 million in investing activities for the twelve months ended December 31, 1999 compared to $2.5 million and $21.4 million for the twelve months ended December 31, 1998 and 1997, respectively. These investing activities primarily related to capital expenditures and acquisitions. The investing levels primarily change from year to year as the result of spending on acquisitions. We acquired SciComm in the first quarter of 2000, ARGOSystems and Signal Sciences were acquired in 1999 and Whittaker was acquired in 1997. There were not any significant capital commitments at March 31, 2000. We continually monitor our capital spending in relation to current and anticipated business needs. Our operations typically do not require large capital expenditures, and we anticipate that capital spending will remain relatively consistent except for requirements related to acquisitions.

     Cash provided by financing activities was $10.2 million in the six months ended June 30, 2000 compared to $9.8 million in the six months ended June 30, 1999. The cash provided by financing transactions in 2000 is primarily related to the proceeds from the preferred stock offering and bank borrowings, increases in customer advances and decreases in the restricted cash needed to support our letter of credit obligations. These sources of financing were partially offset by the repurchase of common stock and a pay down of our bank borrowings. The cash provided by financing activities in 1999 is primarily related to the 1999 recapitalization and increases in restricted cash that was partially offset by decreases in contract advances. Cash provided by financing activities was $23.2 million in the twelve months ended December 31, 1999 compared to the cash used by financing activities of $6.0 million in the twelve months ended December 31, 1998 and cash provided by financing activities of $15.4 million in the twelve months ended December 31, 1997. The cash provided by financing transactions in 1999 is primarily related to the 1999 recapitalization, bank borrowings and decreases in the restricted cash needed to support our letter of credit obligations. These sources of financing were partially offset by the reduction in our contract advances. The cash utilized by financing activities in 1998 is primarily related to the retirement of long-term debt and increases in restricted cash that was offset by increases in our contract advances. The cash provided by financing activities in 1997 is primarily related to borrowings utilized to finance the acquisition of Whittaker and increases in our contract advances offset by the retirement of long-term debt.


Effect of Inflation; Seasonality

     We do not believe that inflation has had a material impact on our financial position or results of operations.

     Our operating performance frequently varies significantly from period to period, depending on the contract type, export sales and, in particular, the award or expiration of one or more contracts and the timing of manufacturing and delivery of products under such contracts. As a result, period-to-period comparisons may show substantial increases and decreases in contract revenues which are not necessarily representative of the underlying business activity and results for any given period, and may not be indicative of longer term results.

     Our business is seasonal, in part, as a result of U.S. Government spending patterns, with most U.S. Government contract awards being received in the third and fourth quarters. The timing of the receipt of domestic awards has a corresponding impact on the timing of contract performance and contract revenues. There is not a significant seasonality trend in international contract awards. During 1997, 1998 and 1999, an average of 60.4% of contract revenues, and 60.7% of EBITDA was generated in the third and fourth quarters, in each case with significantly greater portions in the fourth quarter.

Year 2000 Compliance

     Our year 2000 compliance plan was completed at a total cost of approximately $1.9 million. We did not experience any significant problems as a result of year 2000 issues.

Market Risk


     We have financial instruments that are subject to interest rate risk, principally cash equivalent investments and debt obligations issued at a fixed rate. Historically, we have not experienced material gains or losses due to interest rate changes when selling cash equivalent investments. Based on the current holdings of cash equivalent investments at June 30, 2000, the exposure to interest rate risk is not material. The fixed rate debt obligations that we have issued are generally not redeemable until maturity.

     We are also subject to foreign currency exchange rate risk relating to receipts from customers and payments to suppliers in foreign currencies. As of June 30, 2000, the amount of receipts and expenditures that are conducted in foreign currencies, and the market risk exposure relating to currency exchange, is not material.

                                    BUSINESS

Overview

     We are one of the world's leading providers of technologically advanced signal collection and specialized electronic countermeasure products and systems in the electronic warfare industry. We supply a complete line of integrated systems, subsystems and products. These systems are used to intercept, identify, locate and analyze radar signals for a variety of military needs, including intelligence, reconnaissance, surveillance, precision targeting, situational awareness and threat warning. Our systems provide critical information in support of intelligence collection, tactical operations and the protection of personnel and other high value military assets. For the year ended December 31, 1999, we generated contract revenues, EBITDA and a net loss of $95.9 million, $3.9 million and $13.0 million, respectively. In addition, our funded backlog at December 31, 1999 was $55.9 million.

     We have established long-term relationships with a wide variety of customers and supply our products and systems to all of the U.S. intelligence and military services, and a number of foreign governments in countries such as Japan, Norway, Sweden and Taiwan. We also supply the major domestic prime defense contractors such as Lockheed Martin, Raytheon and Boeing and other defense contractors worldwide. Our products and systems are used on high profile airborne, shipboard and ground based platforms, including:

     o the U.S. Air Force's B-52H bomber, RC-135 reconnaissance aircraft and Special Operations C-130 aircraft

     o    U.S. Navy, Japanese and Norwegian P-3 aircraft

     o the U.S. Army's RC-12 Guardrail reconnaissance aircraft and EH-60 Blackhawk helicopters

     o the U.S. Navy's Aegis class ships and the Los Angeles class and New Attack Submarines

     o    the Swedish Navy's stealth ships

     o    the U.S. Marine Corps' Mobile Electronic Warfare Support Systems

     o    the U.S. Army's Shortstop Electronic Protection System Program.

     Approximately 78.9% of our contract revenues for the year ended December 31, 1999 was derived from sole source business. Sole source business means that our customers did not obtain bids from other competitors before awarding the contract to us. Our customers are typically required to justify not obtaining at least three bids for most contract awards. That justification may include such considerations as superior product design and technology, quick response time and other unique capabilities. Our ability to capture this sole-source business is principally as a result of our strategies of taking steps to retain proprietary rights to our superior products and technologies and aggressively bidding on competitive development programs, as well as our large installed base of products. Our plan is to further secure our strong market positions and grow our business by developing next generation and complementary products and systems and by selectively acquiring businesses that will expand our capabilities.

     Over the last five years, we have spent a total of approximately $66.4 million on research and development projects, including research and development purchased through acquisitions, to maintain and enhance our competitive position within the electronic warfare market. Approximately 61.3% of this spending was incurred in connection with long-term development contracts, a substantial portion of which was effectively funded by our customers. We also form strategic alliances with other industry participants to maximize the potential for success by sharing expertise to minimize risk and costs associated with developing new technology. We have pursued a market-driven research and development strategy which focuses on identifying a customer's needs and developing cost-effective solutions that we believe will ultimately generate long-term production contracts, derivative products, proprietary upgrades and significant recurring high margin spare parts revenue.

     In addition, we have enhanced our market position by opportunistically acquiring and integrating five businesses during the past five years. These acquisitions have broadened our technological capabilities and product offerings and have strengthened our ability to offer fully integrated electronic warfare systems to meet the growing needs of our domestic and international customers. For example, our acquisition of Whittaker Electronic Systems in 1997 and ArgoSystems in 1999 expanded our presence into complementary markets, including electronic countermeasures and command and control and communications systems.

The Electronic Warfare Industry

   Overview

     The electronic warfare industry for the United States, Europe, Canada, Asia-Pacific, Middle East and Latin America, which includes virtually all defense-related products and systems that permit gathering, analyzing and countering electronically generated signals, is a $3.5 billion industry. The electronic warfare industry is composed of four major areas: signals intelligence, electronic support measures, electronic countermeasures and threat warning. We primarily compete in the niche electronic intelligence segment, a subcategory of signals intelligence, and the electronic support measures segment of the industry with secondary capabilities in the electronic countermeasures segment. Signals intelligence refers to the detailed gathering and analysis of electronic signals to assess technical capabilities and map locations in an area of interest. electronic intelligence systems focus on radar signal types, providing sophisticated semi-automatic measurement, collection and classification of signal transmission and location analysis from target radar equipment. Electronic support measures systems focus on rapid real-time assessment of the entire radar signal environment by gathering and analyzing target radar signals to help an operator determine the precise nature, location and classification of all radar signals being emitted in an area of interest. Electronic countermeasures systems transmit radio frequency signals to deceive, decoy or jam signal transmissions associated with threats.

     Our management believes that electronic warfare has become a critical component of national defense spending for military organizations worldwide. As was demonstrated in Operation Desert Storm and the Kosovo crisis, the ability to understand and control the electronic signal environment is essential to dominance of the battlespace in modern warfare. As a result, there has been an increasing demand worldwide for electronic warfare systems which can support intelligence collection, precision targeting, tactical operations and the protection of personnel and other high value military assets. In addition to this trend, older technology in the international installed base has created incremental demand overseas for advanced and proven electronic warfare products and systems.

     The worldwide electronic warfare market for the United States, Europe, Canada, Asia-Pacific, Middle East and Latin America, is projected to grow from an estimated $3.5 billion in 2000 to an estimated $4.1 billion in 2005, representing a compound annual growth rate of 3.0%. In addition, the market niches in which we compete, which include electronic warfare excluding fighter/attack and rotary-wing aircraft, are forecasted to grow from an estimated $1.0 billion in 2000 to an estimated $1.3 billion in 2005, a compound annual growth rate of 5.5%. Our market niches are projected to grow domestically from an estimated $0.2 billion in 2000 to an estimated $0.3 billion in 2005, a compound annual growth rate of 8.0%.

   Industry Trends

     We believe that several key trends affecting the electronic intelligence and electronic support measures segments of the electronics warfare market will benefit us, including:

     Increasing Defense Spending on Electronic Warfare Modernization. Spending on electronic warfare equipment is anticipated to grow over the next 10 years as governments increasingly focus on installing the most advanced electronic warfare capabilities on various military platforms. Management believes that the value of advanced electronic warfare capabilities has been demonstrated in each of the recent conflicts around the world, including the Persian Gulf War and the peacekeeping operations in Bosnia and Kosovo. Based on this field experience, governments are increasingly focusing their defense spending on electronic warfare technology for new military platforms and upgrades of existing platforms. Over the past two years, we have been awarded contracts on almost all of the major new electronic intelligence and electronic support measures development programs.

     Emphasis on "Lifesaving" Technologies. As the overall military force structure has decreased over the past 10 years, governments have sought to protect their remaining platforms and reduced military forces by emphasizing "lifesaving" technologies. We have recently developed two technologies to address this industry trend. Our Non-Cooperative Target Recognition technology helps prevent fratricide by identifying radar intercepts of airborne targets as friendly or hostile. In addition, our Shortstop Electronic Protection System protects soldiers and other high value military assets by creating an electronic umbrella over the battlefield that pre-detonates proximity fuses on incoming artillery and mortar rounds. Proximity fuses are fuses that are set to detonate upon reaching a preset distance from the surface. This feature dramatically increases the effectiveness of the munitions against ground troops and other high value military assets by increasing the area over which shrapnel is dispersed. The principal types of proximity fused munitions are mortar and artillery shells.

     Greater Demand for Non Development Items and Commercial Off-the-Shelf Solutions. As the U.S. Government has reduced its overall defense spending in recent years, the government has focused on controlling costs through the increasing use of non-development items, which are products previously built for a military specification which can also be used in other systems without new engineering, and commercial off-the-shelf solutions, which are commercial products that can be adopted with few if any changes, thereby reducing development costs. Our overall strategy emphasizes low cost production, the use of existing Condor-proprietary designs where possible, and the use of commercial components in order to maximize our ability to win new contract awards and generate profitability. We also create modular designs with reusable hardware and software for multiple applications.

     Shift from "Black Box" Procurement to Integrated Systems. In connection with the U.S. Government's recent emphasis on controlling program costs, the responsibility for obtaining critical subsystems has shifted to the major platform prime contractors. Management believes that the prime contractors have increased the outsourcing of subsystem manufacturing and systems integration to smaller subcontractors such as us in order to limit the prime manufacturer's risks and costs. We have successfully addressed this industry trend by increasing our systems integration capability through acquisitions, internal developments and offering integrated electronic intelligence and electronic support measures systems to prime contractors and government agencies.

     Continuing Consolidation Among Electronic Warfare Subcontractors. Although industry observers have concluded that defense industry consolidation among major prime contractors, such as Lockheed Martin, Boeing and Raytheon, is substantially complete, management believes that there is significant consolidation opportunity in the second tier of defense contractors, such as the electronic warfare segment of the defense electronics industry. The electronic warfare market is fragmented, with approximately 32 significant industry participants, only six of whom have more than a 5% market share. The top three competitors, GEC-Marconi, Raytheon E-Systems and Lockheed Martin, hold a collective 30% market share. Management believes that economies of scale and the opportunity to acquire synergistic technologies and enter new markets will drive the consolidation trend among second and third tier electronic warfare suppliers.

Competitive Strengths

     We believe that we are well positioned to take advantage of the current trends and expected growth in the electronic warfare industry as a result of the following competitive strengths:

     Leading Position in Niche Markets. We have successfully established strong positions in several specialized niches in the electronic warfare industry. We are recognized worldwide for our superior product designs and technology, quality workmanship, responsive customer support and overall commitment to customer satisfaction. We are the sole source supplier of turnkey systems to a number of nationally significant electronic intelligence and electronic support measures programs in the U.S., including the U.S. Air Force's RC-135 reconnaissance electronic intelligence program, the U.S. Navy's Anti-Surface Warfare Improvement electronic support measures program and the New Attack Submarine electronic support measures program. We believe we are the world's largest supplier of broadband microwave receivers for electronic intelligence and electronic support measures applications. In addition, we are the only manufacturer of Shortstop Electronic Protection System, a specialized electronic countermeasures system which creates an electronic umbrella over a battlefield to protect soldiers and military assets by predetonating proximity fuses on incoming artillery and mortar rounds.

     Superior Products and Technologies. Our electronic intelligence, electronic support measures and specialized electronic countermeasures systems are leading edge, innovative, reliable, cost effective and primarily based on proprietary technology which management believes will help protect our numerous sole source positions. Our strategy focuses on identifying customer needs and developing cost-effective solutions that will generate near-term business and position us to benefit from spares, repairs, proprietary upgrades and derivative product opportunities over the long term. We take steps to protect our proprietary technologies by seeking to maintain ownership of data rights for key elements of almost all of our products and anticipating future upgrades as new technologies become available. We also design our products to fulfill the requirements of various platform types, which significantly decreases our costs related to development, production and, most importantly, total life cycle support. We have developed a number of advanced technologies to secure our leading position within the electronic intelligence, electronic support measures and specialized electronic countermeasures markets. Some of our key technologies include:

     o Special Signal Processing provides unique emitter identification capabilities. This refers to the ability of the hardware, software and algorithms we developed to digitally process radar and other non-communication signals to precisely measure and identify the source of the emissions

     o New Technology Electronic Support Measures System, which offers affordable, high performance electronic support measures systems for small to medium sized ships and submarines

     o Multi-Channel/Multi-Operator Electronic Intelligence, which features modular system architecture and advanced electronic intelligence signal processing

     o Shortstop Electronic Protection System, which is a unique "lifesaving" technology offering protection against proximity-fused munitions on the battlefield

     Long-Standing Customer Relationships. We have established numerous long-term relationships with the U.S. intelligence agencies and military services, the domestic prime defense contractors, other defense contractors and several foreign governments. We have been a key supplier of electronic warfare products and systems to the U.S. Navy since 1986, including working on the EP-3 reconnaissance aircraft program. We have also developed strong relationships with the three major domestic prime contractors, Lockheed Martin, Raytheon and Boeing. For example, we have been involved with the U.S. Air Force's RC-135 program through Raytheon since 1988. Our other significant domestic and international defense contractor customers include Marconi Electronic Systems, TRW, Celsius Tech Naval Systems, Sumitomo and Racal Defense Systems. In addition, we have developed strong relationships with a number of foreign governments in countries such as Japan, Norway, Sweden and Taiwan. For example, we have secured business from the government of Taiwan since our founding in 1980, and we have provided our products and systems to the government of Norway since 1985.

     Diversified Revenue Base. We have significantly expanded our sales and marketing efforts in recent years to obtain a more balanced mix between domestic and international business across a greater number of customers and programs. Approximately 28.6% of our total contract awards for the year ended December 31, 1999 was derived from international programs. During 1999, we participated in over 30 programs, of which our largest program represented approximately 10.3% of contract revenues and no other program represented more than 8.2% of contract revenues for the year. We believe our large installed product base of proven equipment in use by the U.S. Government and our strong relationships with a number of foreign governments provide significant opportunities for future growth and further diversification of our program and customer base.

     Strong Historical Financial Performance and Predictable Cash Flow. We have generated significant growth in revenue and profitability. Our contract revenues have increased from $60.2 million in 1995 to $95.9 million in 1999, a compound annual growth rate of 12.4%. Our EBITDA has grown from $8.0 million in 1995 to $14.1 million in

1999 (adjusted for the non-recurring charges of $10.2 million), a compound annual growth rate of 15.2%. In addition, we have increased EBITDA margin from 13.3% in 1995 to 14.7% in 1999 (adjusted for the non-recurring charges of $10.2 million) through cost reductions, productivity enhancements, leveraging of fixed costs and successfully integrating four strategic acquisitions. Our funded backlog has grown from $39.6 million at December 31, 1995 to $55.9 million at December 31, 1999, a compound annual growth rate of 9.0%.

     Without giving effect to our four acquisitions, contract revenues would have increased from $52.1 million in 1995 to $70.1 million in 1999, a compounded annual growth rate of 7.7%. We have integrated three of these acquisitions into existing facilities and have not determined the EBITDA or net income attributable solely to these acquisitions. However, we believe that these acquisitions have provided incremental improvement in our EBITDA margin and net income through cost reductions, productivity enhancements and increased leveraging of our fixed costs.

     Historically, we have enjoyed predictable cash flow due to our strong funded backlog position. For example, over the last three years approximately 90% of the backlog at the beginning of each year became contract revenues in the following year.

     While we have historically generated significant growth and profitability on a year to year basis prior to 1999, we experienced no growth in contract revenues in 1999 and a decline in our profitability and cash flow generated from operations. We anticipate that we will experience modest growth in our contract revenues in 2000 and an improvement in our profitability and cash flow generated from operations. We expect that this trend will continue to improve in future years.

     Experienced Management Team. Our senior management team has extensive experience in the defense industry. Our senior management team has successfully transformed Condor from a supplier of electronic warfare products to a leading supplier of integrated electronic intelligence/electronic support measures systems. When we commenced operations in the early 1980s we initially provided individual pieces of custom hardware that were primarily used by the intelligence agencies in covert operations. Our management team has since evolved our product lines from the sale of the individual pieces of custom hardware to integrated electronic intelligence/electronic support measures systems. These systems typically incorporate operator workstations, receivers, signal processors, digitizers, demodulators, R F switching units, antennas and signal analysis software to create a custom system configuration to meet a customer's specific requirements.

     In addition, the senior management team has successfully grown the business through the declining defense budgets of the 1990s, secured our current strong market positions, integrated five strategic acquisitions and positioned us for growth for the future.

     More recently we have commenced a transition in our management team due to departures and anticipated retirements. We currently anticipate a smooth transition as the new members of the management team have extensive experience in their respective areas. With the exception of the new chief executive officer, the new members have been our employees for several years.

Acquisition History

     Recognizing the inevitable consolidation of the U.S. defense supplier base, management embarked on a strategy in the early 1990s to secure our position in the electronic warfare market by selectively acquiring businesses that would strengthen our market position and enable us to provide fully integrated systems to our customers. Since that time, we have successfully acquired and integrated five businesses. The following table sets forth information concerning our recent acquisitions.

     Date of                                                                                                   Purchase
 Transaction(1)                  Target                       Principal Products and Technologies              Price(2)
 --------------                  ------                       -----------------------------------              --------
                                                                                                              (dollars in
                                                                                                               millions)
March 2000           Andrew SciComm, Inc.              Signal collection products                                $6.0

                                       50


     Date of                                                                                                   Purchase
 Transaction(1)                  Target                       Principal Products and Technologies              Price(2)
 --------------                  ------                       -----------------------------------              --------
                                                                                                              (dollars in
                                                                                                               millions)
October 1999         Signal Sciences, Inc.             Communication intelligence equipment and                   1.4
                                                       advanced research and development studies
June 1999            Argo Sciences, Inc.               Signal collection and electronic countermeasure            2.0
                                                       products
October 1997         Whittaker Electronic Systems      Shortstop Electronic Protection System and                19.7
                                                       command and control and communication products
May 1995             Watkins-Johnson Microwave         Microwave antenna, receiver and
                     Surveillance                      processor products                                         5.8

-------------------

(1) Excludes the $3.6 million acquisition of AirWave Technology, Inc. in 1996 that had been intended to enable us to extend our geolocation technology to commercial uses. In connection with our 1996 recapitalization, we renewed focus on our core electronic warfare business and terminated our commercial application efforts.

(2) The purchase price for Andrew SciComm excludes royalty payments equal to 5% of the annual contract payments received in excess of $8.0 million during 2000 and 2001. The purchase price for Signal Sciences excludes liabilities of approximately $0.1 million and royalty payments on the sales derived from certain acquired technologies. There is a minimum royalty payment of $0.3 million. The purchase price of ArgoSystems does not include a commission on two specified future contract awards if they are awarded in 1999 and 2000. ArgoSystems currently estimates that the commission may aggregate up to $3.8 million. The purchase price related to the acquisition of Watkins-Johnson excludes billed receivables and accounts payable in the net amount of $1.2 million. In connection with the purchase of Whittaker Electronic Systems, the seller retained current liabilities of approximately $3.0 million. In addition, approximately $4.5 million of the purchase price was allocated to an unbilled receivable related to a specific program for which the seller had completed substantially all of the work under the contract.

     Management's proven track record of identifying high-quality acquisition targets and successfully integrating acquired businesses has enabled us to strengthen our market position, gain access to an existing installed product base, improve profitability, and expand our capabilities to become a supplier of fully integrated electronic intelligence/electronic support measures systems. Management believes that the following factors will lead to numerous additional attractive acquisition opportunities:

     o    fragmentation of the electronic warfare supplier base

     o    demonstrable consolidation economics

     o lack of liquidity for many small to medium size defense electronics companies

     o    increasing competition for new business

     o continued customer pressures for larger integrated suppliers or one stop shopping

     o    limited access to capital for development expenditures

     Management has identified numerous prospective acquisition candidates and maintains active dialogue with many of these parties.

Business Strategy

     Our principal strategy is to strengthen and expand our strong positions in niche segments of the electronic warfare industry. We seek to achieve our objectives while maintaining a balance between domestic and international business. Specifically, our business strategy combines the following elements:


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     Continue Market-Driven Product Investment Strategy. We intend to continue our proven strategy of aggressively bidding on development programs that provide opportunities for sole source, follow-on production contracts or new products and capabilities. This strategy is often coupled with alliances with other companies in the industry to expand our access to technologies and markets. In addition, substantially all of our products are based on a modular "open architecture" design, which allows us to leverage our existing "standardized" products and offer significant value to our customers. For example, we have successfully leveraged an existing electronic intelligence/electronic support measures system used for the U.S. Navy's reconnaissance aircraft fleet to win several contract awards to supply similar electronic intelligence/electronic support measures systems for the New Attack Submarine and the upgrade of its existing Los Angeles class submarines.

     Capitalize on Incumbent Sole Source Position on Key Programs. Approximately 78.9% of our contract revenues for the year ended December 31, 1999 was derived from sole source business. Our major sole source programs include:

     o the U.S. Air Force's B-52H bomber, RC-135 reconnaissance aircraft and Special Operations C-130 aircraft

     o    U.S. Navy, Japanese and Norwegian P-3 aircraft

     o the U.S. Army's RC-12 Guardrail reconnaissance aircraft and EH-60 Blackhawk helicopters

     o the U.S. Navy's Aegis class ships and the Los Angeles class and New Attack Submarines

     o    the U.S. Marine Corps' Mobile Electronic Warfare Support Systems

     o    the U.S. Army's Shortstop Electronic Protection System program

     These programs have provided sustained production, high margin support business, including spares, repairs, test equipment and training, and significant upgrade and derivative product opportunities. In addition, we intend to leverage these "core" sole source programs to offer cost-effective product solutions for other domestic and international programs.

     Broaden International Presence. The expanding global market for electronic warfare systems offers us significant growth opportunities, and we believe our extensive proven installed base of products and systems in the U.S. and our strong relationships with several foreign governments and agencies have positioned us to capitalize on existing and new opportunities. We are also able to leverage our proven core domestic products across a number of international programs. Our international marketing efforts are focused primarily on countries which we believe will generate long-term business at attractive margins. From 1995 to 1999, our international contract revenues grew from $15.9 million, or 26.5% of contract revenues, to $33.1 million, or 34.5% of contract revenues, respectively. We have also expanded the number of our major international programs from nine in 1995 to 17 in 1999. We believe that the international arena offers significant growth opportunities as countries continue to reduce overall defense spending and possess older technology which will require replacements or upgrades, each of which magnifies the importance of sophisticated electronic warfare systems.

     Pursue Additional Strategic Acquisitions. The electronic warfare market is highly fragmented, with 32 significant industry participants, only six of whom have more than a 5% market share. In addition, there are numerous other acquisition candidates in the electronic warfare industry, as well as in other segments of the defense electronics industry. Management believes that economies of scale and the opportunity to acquire synergistic technologies and enter new markets will drive the consolidation trend among second and third tier electronic warfare suppliers and provide numerous additional attractive acquisition opportunities for us. We pursue a targeted acquisition strategy which focuses on those companies that offer strategic value such as economies of scale, product line extensions, access to a large and attractive installed product base, new customer relationships or technology/market synergies. We are continually engaged in discussions with potential acquisition candidates and have identified a number of potential future acquisition opportunities. In March 2000, we completed the acquisition


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



of Andrew SciComm, Inc. a subsidiary of Andrew Corporation for a purchase price of $4.5 million plus an additional $1.5 million upon the receipt of export licenses for two international contracts and royalty payments of 5% of the annual contract payments received in excess of $8 million during 2000 and 2001. In October 1999, we completed the acquisition of Signal Sciences, Inc., a subsidiary of Allen Telecom, for approximately $1.4 million plus a minimum of $0.3 million in royalties on certain future sales. We also completed the purchase of the electronic warfare assets, a product line, of ArgoSystems for a purchase price of approximately $2.0 million plus a commission on two specified future contract awards, if they are awarded in 1999 and 2000. ArgoSystems currently estimates that the commissions may aggregate up to $3.8 million. We used borrowings from our senior secured facility to fund the SciComm acquisition and we used cash from operations to fund the Signal Sciences and Argo Systems acquisitions.

     In addition, we believe that our association with Global Technology Partners, LLC, one of our equity investors, will assist us in identifying attractive acquisition candidates. Global Technology Partners is a specialized group of professionals with extensive private and public sector experience which has a strategic partnership with DLJ Merchant Banking Partners II, L.P. to invest in technology, defense, aerospace and related businesses. Global Technology Partners is comprised of five former recent officials in the Department of Defense and two retired senior executives from the United Technologies Corporation. The seven founding partners of Global Technology Partners are:

     o    Dr. William J. Perry, former Secretary of Defense

     o Dr. John M. Deutch, former Undersecretary of Energy and former Director of Central Intelligence

     o    Dr. John P. White, former Deputy Secretary of Defense

     o    Dr. Paul G. Kaminski, former Undersecretary of Defense

     o    Dr. Ashton B. Carter, former Assistant Secretary of Defense

     o Dr. Robert J. Hermann, former Senior Vice President for Science and Technology at United Technologies and also former head of the National Reconnaissance Office

     o Irving B. Yoskowitz, former Executive Vice President and General Counsel of United Technologies.

          Drs. Kaminiski and Hermann are members of our board of directors.

     Maintain and Enhance Customer Service Orientation. Responsive customer service is critical to maintaining and developing sole source or strong competitive positions on existing programs and positioning us for follow-on business. We have a dedicated customer service organization which focuses proactively on meeting our customers' needs. In addition, our marketing and business area teams are organized around key customer groups, and we appoint program managers to monitor the life cycle of a particular program to completion. We also maintain a continuous improvement program focused on quality management of the customer service organizations and processes.

Program Categories

     We are one of the world's leading suppliers of electronic intelligence and electronic support measures products and systems. Management believes that the reliability, superior capabilities and cost-competitiveness of our systems and products will protect our numerous sole source positions. We further solidify our competitive position by consistently upgrading our product offerings and developing new, innovative, state-of-the-art products that meet our customers' specific operational requirements.

     Our products and systems are used in the following program categories:

     o    Airborne Electronic Intelligence Systems


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



     o    Airborne Electronic Support Measures Systems

     o    Ground and Range Systems

     o    Ocean Systems

     o    Specialized Electronic Countermeasures Systems

     In addition, we provide customer support through recurring spares and repairs work and sales of our broad line of antennas that are not related to specific programs. Within each of these program categories, we participate on numerous significant programs.

     Our Airborne Electronic Intelligence Systems are highly specialized and technologically advanced systems designed to intercept, identify, locate and perform detailed analysis on radar signals. These systems feature high sensitivity reception, precision measurement and extensive signal analysis capabilities. Products include a variety of antennas, receivers, processors and electronic intelligence subsystems. Key programs include:

     o    the U.S. Air Force's RC-135 reconnaissance aircraft

     o    the U.S. Navy's EP-3 reconnaissance aircraft

     o the U.S. Army's RC-12 Guardrail Common Sensor electronic intelligence systems

     For the year ended December 31, 1999, the contract revenues for this program category were $4.2 million and funded backlog at December 31, 1999 was $6.3 million.

     Our Airborne Electronic Support Measures Systems perform a combination of situational awareness, sensor cueing and threat warning functions against advanced radar systems. These modern electronic support measures systems provide rapid response and are characterized by the ability to operate instantaneously over a full 360-degree field of view and over a wide-open range of frequencies. Our electronic support measures systems also incorporate many of the precision measurement capabilities of our electronic intelligence systems for improved performance in today's increasingly complex radar signal environments. For the year ended December 31, 1999, the contract revenues for this program category were $23.0 million and funded backlog at December 31, 1999 was $5.6 million. Key programs include:

     o the U.S. Air Force's B-52H bomber and AC-130/MC-130 electronic support measures programs

     o    the U.S. Navy's P-3C electronic support measures upgrade program

     Our Ground and Range Systems program category provides electronic intelligence and electronic support measures products and systems for ground mobile and fixed platforms, as well as some helicopter platforms. For the year ended December 31, 1999, the contract revenues for this program category were $3.8 million and funded backlog at December 31, 1999 was $1.7 million. Key programs include:

     o    the U.S. Marine Corps' Mobile electronic warfare Support System

     o    the White Sands Missile Range Frequency Surveillance System

     o    Canada's TRILS light armored vehicles

     Our Ocean Systems program category provides electronic intelligence and electronic support measures products and systems for use on surface and subsurface vessels. Over the last two years, we have been awarded significant roles on all of the new U.S. surface ship and submarine electronic intelligence and electronic support measures development and production programs. For the year ended December 31, 1999, the contract revenues for this program category were $35.3 million and funded backlog at December 31, 1999 was $20.3 million. Key programs include:

     o the U.S. Navy's Advanced Integrated Electronic Warfare System for the next generation surface ship

     o the New Attack Submarine and Los Angeles class submarine electronic support measures systems

     o Seasearch, a shipboard electronic intelligence system for our international customers.

     In addition, we have recently developed the New Technology Electronic Support Measures System for the small to medium sized ship and submarine market for which we have already received an initial production contract from Sweden.

     Our Specialized Electronic Countermeasures Systems refer to Shortstop Electronic Protection System. Other products included within this category consist of advanced command and control and communications systems for friendly foreign nations and Wide-Band Secure Voice Encryption equipment for non-NATO airborne platforms. For the year ended December 31, 1999, the contract revenues for this program category were $18.1 million and funded backlog at December 31, 1999 was $14.3 million.

     In addition, catalog antennas, spares and repairs and other products accounted for $11.5 million of contract revenues for the year ended December 31, 1999 and funded backlog at December 31, 1999 was $7.7 million.

Overview of Key Technologies and System Products

   System Product Offerings

     We offer a complete line of antennas, receivers, signal processors, high-speed digitizers, signal analysis software and integrated electronic intelligence and electronic support measures systems. Our receiving systems are characterized by high sensitivity, minimum signal distortion and high dynamic range for operation in dense signal environments. Our products are designed with "open architecture" and maximum use of commercial off-the-shelf components. We use the latest analog, digital and processing technologies available today, but structure the system to allow for future upgrades. Faster processors and new technology can be readily inserted into our systems as they become available.

     Although we increasingly provide customers with complete integrated systems, we continue to support our core technology in antennas, receivers, processors and digitizers through internally funded research and development. Core products and technology give us a competitive advantage over typical "rack and stack" system integrators which are totally dependent on outside suppliers. Our core products, consisting of antennas, tuners, demodulators, RF switching units, digitizers and signal processors, are a family of system building blocks. A key to our system success is using these standardized building blocks to create custom system configurations that exactly meet a customer's specific requirements with minimal additional expenses.

   Key Technologies

     Our ongoing technology development is an enabling tool that allows us to produce cost effective systems to meet evolving customer needs. By integrating new developments with our existing inventory of core products we can offer state-of-the-art systems that solve real world customer problems in the modern electronic warfare environment. An active development and technology insertion strategy combined with a core product base using Non-development items products enables us to maintain competitive pricing and performance in the marketplace.

     Recent technology developments include:

     o    Special Signal Processing

     o    New Technology Electronic Support Measures System

     o    Multi-Channel, Multi-Operator Signals Intelligence Systems

     o    Single Channel Electronic Intelligence/Electronic Support Measures
          Systems

     o    Shortstop Electronic Protection System.

     These new developments give us a competitive advantage in meeting present and future requirements with state-of-the-art, yet cost effective, system solutions. Special Signal Processing and the Shortstop Electronic Protection System, in particular, allow us to offer technical capability not currently available from our competitors.

     The table below provides a summary of our key technologies and system products.


  System Products and
     Technologies                What Is It?                  What Does It Do?               Where Is It Used?
------------------------------------------------------ --------------------------------------------------------------
Special Signal         o  Refers to Condor             o  Provides direct digital      o  Can be added to all of our
Processing                developed hardware and          detection of signals            systems.
                          propriety software and          without hardware based       o  Is an available upgrade to
                          algorithms that allow           signal measurement.             all signal processors.
                          "all-digital" precision      o  Provides precision
                          processing of radar and         measurement of radar
                          non-communication               signals.
                          signals.
------------------------------------------------------ --------------------------------------------------------------
New Technology         o  Is a new type of electronic  o  Provides fast and accurate   o  Is currently being  built in
Electronic Support        support measures system         situational  awareness and      two versions--a  compact
Measures Systems          that uses a Condor              warning for  small to           configuration for
                          patented Autohet phase          medium sized ships  and         submarines and a full
                          receiver that measures the      submarines.                     featured configuration for
                          phase of antenna outputs.    o  Provides "wideopen"             shipboard installations.
                       o  Provides superior               frequency  coverage and      o  Is our premiere entry in
                          accuracy, but costs less        "wideopen"  angular             the international
                          than traditional electronic     coverage--100%                  submarine and small ship
                          support measures systems.       probability of intercept for    electronic support
                                                          any signal at any               measures marketplace.
                                                          frequency--no "scanning"
                                                          or "switching."
------------------------------------------------------ --------------------------------------------------------------
Multi-Channel,         o  Provides the ability to      o  Enables multiple operators   o  Three different system
Multi-Operator            process more signals  more      to simultaneously process       configurations are
Signals Intelligence      quickly in an increasingly      multiple signals--typical       currently in production for
Systems                   crowded and complex             systems have between            U.S. Navy submarine and
                          signal environment.             4-16 channels.                  airborne applications.
                       o  We have developed            o  Both automatic search
                          proprietary                     (acquisition, recognition
                          system control and              and library matching) and
                          display software and            precision manual
                          processing                      electronic intelligence
                          technology to support           analysis functions are fully
                          multiple receiver channels      supported.
                          and multiple operators.

                       o  Family of systems--each is
                          comprised of building block
                          units, including tuners,
                          demodulators and signal
                          processors, that can easily
                          be configured to match
                          specific customer

                                       56

  System Products and
     Technologies                What Is It?                  What Does It Do?               Where Is It Used?
------------------------------------------------------ --------------------------------------------------------------
                          system requirements.
--------------------------------------------------------------------------------------------------------------------------------
Single Channel         o  Consists of three modular    o  Used for electronic          o   Ideally suited to airborne
Electronic                units: an antenna/radome        intelligence signal              applications such as the
Intelligence /            assembly, tuner and signal      collection and analysis and      U.S. Army's Blackhawk
Electronic Support        processor.                      for tactical situation           helicopter and land mobile
Measures Systems                                          awareness.                       applications such as
                                                       o  Omni-directional antenna         Canada's TRILS and the
                                                          provides high probability        U.S. Marine Corps'
                                                          of intercept.                    MEWS, where size and
                                                       o  High gain directional            weight are critical.
                                                          antenna provides excellent   o   Very competitive in the
                                                          sensitivity and direction        international marketplace;
                                                          finding accuracy.                systems have been sold for
                                                                                           airborne applications in
                                                                                           South America.
--------------------------------------------------------------------------------------------------------------------------------
Shortstop              o  Is a portable system that    o  Predetonates proximity       o   Personal units carried by
Electronic                creates an electronic           fuses on incoming artillery      ground soldiers.
Protection System         umbrella over the               and mortar rounds.           o   Can be installed in a
                          battlefield.                 o  "Lifesaving" technology.         variety of ground vehicles
                                                           Is our premiere entry into      and fixed-site platforms.
                                                           the electronic
                                                           countermeasures market
                                                           segment.

Sales & Marketing

     Our sales and marketing strategy is to help maintain our core program business, continuously introduce product upgrades, leverage new products through existing platforms and identify and pursue new product development opportunities. The sales and marketing team is responsible for identifying customer needs and collaborating with the research and development department to develop cost effective solutions that will generate near-term business as well as position us to benefit from spares, repairs, proprietary upgrades and derivative product opportunities over the long term. Our sales and marketing team also assists in creating new business opportunities by working with and educating customers on the value of our products, including communicating our superior technology base, "open architecture" designs, cost savings potential from cross-platform applications and total life cycle support costs.

     Our sales and marketing efforts are divided between domestic and international activities. Domestically, we have an extremely strong program base and long history of close customer relationships. As of December 31, 1999, our domestic sales and marketing department consists of nine in-house personnel and is supplemented by three representatives and 13 independent consultants. Our international sales and marketing department consists of ten in-house personnel and is supplemented by a network of 33 independent representatives and consultants covering Europe, Asia, South America, the Middle East and Australia/New Zealand. Our independent foreign sales representatives have extensive industry experience, company specific knowledge and an established track record.

Domestic and International Customers

     We have developed a high-quality, diversified customer base and continue to capitalize on our long-term customer relationships. Our customers include all of the U.S. intelligence agencies and military services, the major domestic prime contractors, numerous other defense contractors worldwide and many foreign governments. We interface with the domestic prime defense contractors primarily through several divisions of Lockheed Martin, several divisions of Raytheon and Boeing. Other significant domestic and international defense contractor customers include:

     o    Marconi Electronic Systems

     o    GTE

     o    TRW-ASG

     o    Litton Applied Technology Division

     o    Celsius Tech

     o    Mitsubishi Electric Company

     o    Racal Defense Systems

     o    FR Aviation-UK

      None of the customers listed above represent 10% of our contract revenues, except that Lockheed Martin exceeded 10% of our contract revenues in 1999. Typically, only the U.S. Government or its agencies and international governments such as Sweden and Norway exceed 10% of our contract revenues. Approximately 65.5% of our contract revenues in 1999 were to the U.S. Government or to prime contractors that identified the U.S. Government as the ultimate purchaser.

     Our primary international government customers consist of various agencies within the governments of Japan, Norway, Sweden and Taiwan. We have also established close relationships with the governments of Australia, Brazil, Canada, Egypt, Finland, Korea and the United Kingdom, and management believes that these relationships offer significant future potential. Typically, over the last decade, we have increased our international revenue base and devoted significant resources to pursuing additional new business.

Backlog

     As of December 31, 1999, we had funded backlog of approximately $55.9 million, including numerous contracts from many critical U.S. programs. Funded backlog does not include unexercised contract options which represent the amount of revenues which would be recognized from the performance of contract options that may be exercised by customers under existing contracts and from purchase orders to be issued under indefinite quantity contracts or basic ordering agreements. Based on our past experience, we expect approximately 90% of our backlog at December 31, 1999 to be earned as contract revenues by the end of 2000, although we cannot assure you that we will earn the amount of backlog as contract revenues that we currently anticipate.

Research and Development

     Our electronic intelligence and electronic support measures technology is among the most advanced, innovative and reliable in the world. Our strategy focuses on identifying customer needs and developing cost-effective solutions that will generate near term business as well as position ourselves to benefit from spares, repairs, proprietary upgrades and derivative product opportunities over the long term. We take steps to protect our proprietary technologies by seeking to maintain ownership of data rights for key elements of almost all of our products and anticipating future upgrades as new technologies become available. Whenever possible, we participate in research and development projects incurred in connection with fixed price long-term development contracts, a substantial portion of which is effectively funded by our customers; however we also form strategic alliances with other industry participants to maximize the potential for success by sharing expertise to minimize risk and costs associated with developing new technology. We have formed key strategic alliances with Lockheed Martin, Raytheon, AIL, Marconi Electronic Systems, ManTech and the Southwest Research Institute.

     We focus on spending development dollars efficiently to create the greatest return for the long term by thoroughly evaluating upgrade and derivative product potential. Management coordinates research and development efforts with our marketing department to understand customer requirements and the potential market demand for new products. We invest in unique "enabling" technologies to differentiate our products and emphasize "open architecture" designs to allow for future upgrades incorporating the latest analog, digital and processing technologies available. Our products are also designed to fulfill the requirements of multiple platforms which significantly decreases the costs related to development, production and, most importantly, total life cycle support. In addition, we maximize the use of commercial off-the-shelf solutions products and non-development items to capitalize on advanced commercial technology and to minimize costs. For a discussion of research and development expenditures over the past three fiscal years, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Research and Development."

Intellectual Property

     Our intellectual property includes, but is not limited to:

     o    algorithms

     o    designs

     o    developments

     o    documentation

     o    engineering details

     o    ideas

     o    inventions

     o    software (both object code and source code)

     o    patents

     o    trade secrets

     o     trademarks

     o    service marks

     o    know-how

     Our ability to compete will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in the United States and internationally. Although we hold several U.S. patents, we currently rely primarily on a combination of trade secret and trademark laws and employee and third-party nondisclosure agreements. We also limit access to and distribution of proprietary information. Generally, our patents expire from 2012 to 2014 and our trademarks expire from 1999 to 2006.

Competition

     Approximately 78.9% of our total contract revenues for the year ended December 31, 1999 was derived from sole source business. This strong sole source position is reflective of our leading position in the U.S. electronic intelligence and electronic support measures markets for aircraft, ships, submarines and ground based platforms. With respect to the domestic business, our primary competitors are:

     o    Lockheed Martin Federal Systems

     o    Litton Amecom

     o    several divisions of Raytheon

     o    several divisions of Boeing

     o    Sensys Technology

     In the international market, our competitors include all of the above domestic competitors as well as the major international electronic warfare manufacturers, including:

     o    Marconi Electronic Systems (UK)

     o    Racal (UK)

     o    Thomson CSF (France)

     o    ELTA (Israel)

     o    Elisra (Israel)

     We often team with one or more of the above competitors on large opportunities where product, technology or marketing synergies can improve our competitive position. The Shortstop Electronic Protection System product offerings, which are currently focused on the domestic market and have received a great deal of support from Congress, have no known competitors. We compete on the basis of product offerings, price, product and systems quality, technology and ongoing customer service and support.

     Approximately 21.1% of our total contract revenues for the year ended December 31, 1999 were derived from awards that we won through a competitive bidding process. We believe that we compete effectively based on price, technical requirements, schedule, program management, past performance and terms and conditions. For larger opportunities, however, we frequently determine that we can compete more effectively through entering into a teaming arrangement with one of our competitors or large prime contractors due to potential limitations of our own resources. These teaming arrangements generally provide us access to more products technology or marketing synergies that can improve our competitive position. Many of our competitors are larger than us and have substantially greater financial and other resources than we have.

Manufacturing and Assembly

     The focus of our manufacturing operations is on assembly and test of our electronic intelligence and electronic support measures systems. Depending on the product, manufacturing lead times can be as short as three months or as long as twelve months. We take every opportunity to outsource contract manufacturing for subassemblies. This limits the need for capital equipment to perform these operations and also eliminates our exposure to environmental regulations governing the processes required for such manufacturing. Our assembly and test emphasis is placed on the integration of subassemblies at the top assembly level and the testing and delivery of products to our customers.

     We run two full assembly and test shifts at the present time and have the flexibility to add a third shift as the need arises.

Raw Materials

     Since we outsource most of the manufacturing of subassemblies, we do not use significant amounts of raw materials. We purchase manufactured component parts for our assemblies from various suppliers. We are not dependent on any one supplier and maintain back-up suppliers for all our critical components. However, any delay in our ability to obtain necessary component parts may affect our ability to meet customer production needs.

Government Contracts; Regulatory Matters

     For the year ended December 31, 1999, approximately 65.5% of our contract revenues resulted from contracts with the U.S. Government or prime contractors that identified the U.S. Government as the ultimate purchaser. In addition, 1.3% of our contract revenues in 1999 resulted from the U.S. Government's Foreign Military Sales program. Our U.S. Government business is performed under firm fixed price contracts and cost plus contracts.

     Under firm fixed price contracts, we agree to perform work for a fixed price and, accordingly, realize all the benefit or detriment resulting from decreases or increases in the cost of performing the contract. Fixed price contracts accounted for approximately 95.9% of our contract revenues in 1999.

     Cost plus fixed fee contracts provide for reimbursement of costs, to the extent that such costs are allowable, and the payment of a fixed "fee," which is essentially the profit negotiated between the contractor and the U.S. Government. Cost plus incentive fee and cost plus award fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for such factors as cost, quality, schedule and performance. Cost plus contracts accounted for approximately 4.1% of our contract revenues in 1999.

     Under U.S. Government regulations, some costs, including financing costs, portions of research and development costs, lobbying expenses, types of legal expenses and marketing expenses related to the preparation of bids and proposals and the Foreign Military Sales program, are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly priced contracts. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts.

     U.S. Government contracts are, by their terms, subject to termination by the U.S. Government either for its convenience or default by the contractor. Fixed price contracts provide for payment upon termination for items delivered to and accepted by the U.S. Government, and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred. Cost plus contracts provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs, and if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however,

     o the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government

     o the U.S. Government is not liable for the contractor's costs with respect to unaccepted items, and is entitled to repayment of advance payments and progress payments, if any, related to the terminated portion of the contract

     o the contractor may be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source

To date, none of our contracts has been terminated for default.

     In addition to the right of the U.S. Government to terminate, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract is usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

     There are two principal contracting methods used to export defense equipment, direct foreign sales and the Foreign Military Sales program. In a direct foreign sales program, the contractor sells directly to the foreign country and assumes all risks in the transaction. In a Foreign Military Sales program sale, the sale is funded for, contracted by and made to the U.S. Government which in turn sells the product to the foreign country. Licenses are required from U.S. Government agencies for direct foreign sales exports from the U.S. of nearly all of our products. Some of our products may not be exported to other countries.

     Similar to other companies which derive a substantial portion of their sales from contracts with the U.S. Government for defense related products, we are subject to business risks, including changes in governmental appropriations, national defense policies or regulations and availability of funds. Any of these factors could materially adversely affect our business with the U.S. Government in the future.

Employees

     As of December 31, 1999, we had 499 employees, of whom 6 were executive officers, 212 were in engineering and our program office, 19 were in sales and marketing, 148 were in manufacturing operations, 30 were in quality assurance and 84 were in finance and administration. None of our employees are subject to a collective bargaining agreement, and we have not experienced any material business interruption as a result of labor disputes. We believe that we have a good relationship with our employees.

Facilities

     The following chart provides summary information on our facilities. We lease all of our facilities.

                                                                                             Building        Lease
Facility(1)                         Location                Description                      Sq. Feet      Expiration
--------                            -----------             --------------                   ----------    ----------
Corporate Headquarters............. San Jose, CA        Corporate Headquarters,              110,500           8/2005
                                                        Engineering and Operations
                                    San Jose, CA        Engineering and Operations             6,754           7/2001
Electronic Systems Division........ Simi Valley, CA     Engineering and Operations            43,000           3/2005
Signal Services.................... Santa Clara, CA     Engineering and Operations            27,947          12/2001
Storage Facility................... San Jose, CA        Offsite Storage                        6,100           3/2001

-------------------
(1) In addition to the facilities listed, we have three domestic sales offices and one international sales office.

Environmental Matters

     Although our operations do not include any activities which result in material environmental issues, all owners and operators of real property could have liability for environmental issues at such properties, regardless of fault. Based on current information, however, we are aware of no liabilities under environmental laws which would be expected to have a material adverse effect on our business, results of operations or financial condition. In the past two years we have not incurred any material costs related to environmental compliance.

Legal Matters


     We are not a party to any material legal proceedings, other than ordinary routine litigation incidental to our business which is not material to our business or financial condition.

                                   MANAGEMENT


     The following table sets forth the name, age and position of each person who is an executive officer or director of Condor as of June 30, 2000.

Name                                    Age               Position
-----                                  ----               --------

Kent E. Hutchinson....................  60     President and Chief Executive
                                               Officer, Chairman of the Board
Vernon A. Dale........................  57     Vice President, EW Systems
David J. Klingler.....................  46     Vice President, Advanced Systems
Charles H. Leber......................  43     Vice President, Engineering
Terry J. Schmidt......................  51     Vice President, Manufacturing
John L. Taft..........................  51     Chief Financial Officer and
                                               Secretary
Dr. Robert J. Hermann.................  65     Director
Dr. Paul G. Kaminski..................  56     Director
R. Noel Longuemare....................  67     Director
William M. Matthes....................  38     Director


     Kent E. Hutchinson has been President and Chief Executive Officer since March 1, 2000. From 1997 to 2000, he was Executive Vice President of Kaman Corporation, a large technology company focused on the aerospace, parts and equipment distribution and musical instrument market. From 1991 to 1997, he held various positions, including President, at Norden Systems, a UTC Company. From 1983 to 1991, he was Vice President of Customer Requirements and Program Management for Northrop Defense Systems. He held various positions at Westinghouse from 1996 to 1983 and prior to that he was a Naval Flight Officer.

     Vernon A. Dale assumed responsibility for our EW Systems business unit in November 1999 and had been Vice President, Business Development since 1990. Prior to joining Condor, Mr. Dale held positions as Vice President of Business Development, Vice President of Engineering, and General Manager at Technology for Communications, Inc. from 1985 to 1990. Prior to that, Mr. Dale served in the capacity of Vice President of Engineering at EM Systems from 1980 to 1985, as Navy Business Area Manager for ArgoSystems from 1975 to 1980, and as Manager of the Navy Surveillance Section at GTE Sylvania from 1967 to 1975.

     David J. Klingler assumed responsibility for our Advanced Systems business unit in November 1999 and had been Vice President, Advanced Program Development since 1992. From 1985 to 1991 he served as Director of Business Development and Director of Systems Engineering. From 1981 to 1985, Mr. Klingler was Manager of the Advanced Electronic Intelligence Systems Department at ESL (now TRW). Prior to that, Mr. Klingler worked for the Recon Division of Watkins-Johnson where he was Manager of the Software Development Special Programs organization from 1977 to 1981.

     Charles H. Leber has been Vice President of Engineering since 1999 and had been Director of Product Development since 1997. From 1990 to 1997 he served as Manager of the Digital Signal Processing Department. Mr. Leber joined Condor in 1987.

     Terry J. Schmidt has been Vice President of Manufacturing since 1999 and had been Director of Manufacturing Operations since 1993. Mr. Schmidt had joined Condor in 1992 as Director of Material. Prior to that, Mr. Schmidt had worked for the Applied Technology Division of Litton Industries Inc. as Director of Material.

     John L. Taft has been Chief Financial Officer and Secretary since 1999. From 1996 to 1999, he served as Vice President, Finance and Administration. For the two years prior to joining Condor, Mr. Taft formed and operated the Maxima Group LLC, a management consulting firm. From 1973 to 1995, Mr. Taft held various positions at Coopers & Lybrand LLP and was a partner of the firm from 1983 to 1995. Mr. Taft's responsibilities included management of the firm's financial consulting practice in Southern California and Arizona.

     Dr. Robert J. Hermann has been a Senior Partner of Global Technology Partners since April 1998. Dr. Hermann most recently served as Senior Vice President for Science and Technology at United Technologies Corporation and has served in various other capacities at United Technologies since 1982. Prior to joining United Technologies, Dr. Hermann spent twenty years with the National Security Agency and in 1977 was appointed Principal Deputy Assistant Secretary of Defense for Communications, Command, Control and Intelligence. In 1979, he was named Assistant Secretary of the Air Force for Research, Development and Logistics and in parallel was Director of the National Reconnaissance Office. Dr. Hermann is a member of the President's Foreign Intelligence Advisory Board, the Defense Science Board and the National Academy of Engineering, and is Chairman of the Board of both the American National Standards Institute and Draper Laboratory. He is also a visiting scholar at Harvard University and a director of DeCrane Aircraft Holdings.

     Dr. Paul G. Kaminski has been a Senior Partner of Global Technology Partners since March 1998. Dr. Kaminski most recently served as U.S. Undersecretary of Defense for Acquisition and Technology from 1994 to 1997. Dr. Kaminski currently serves as Chief Executive Officer of Technovation, Inc., a consulting firm focusing on business strategy and advanced technology. Dr. Kaminski is a former Chairman of the Defense Science Board and is currently a member of the Senate Select Committee on Intelligence-- Technical Advisory Group, the NRO Advisory Council and the National Academy of Engineering. He is a Fellow of the Institute for Electrical and Electronic Engineering and an Associate Fellow of the American Institute of Aeronautics and Astronautics. Dr. Kaminski is a director of General Dynamics, Dyncorp, Eagle-Picher Technologies, DeCrane Aircraft Holdings Veridian, Anteon Corp., Software Engineering Institute and several privately held technology companies.

     R. Noel Longuemare has been a private consultant since 1997. From 1993 to 1997 Mr. Longuemare served as U.S. Principal Deputy Undersecretary of Defense for Acquisition and Technology. Mr. Longuemare was also appointed as the U.S. Acting Undersecretary of Defense for Acquisition and Technology in 1994 and again in 1997. Previously Mr. Longuemare was Vice President and General Manager of the Systems Development and Technology Divisions at the Westinghouse Electronic Systems Group in Baltimore, Maryland, a company he joined in 1952. He has also served as a member of the Defense Science Board and the Air Force Scientific Advisory Board. He was a Fellow in both the Institute of Electrical and Electronic Engineers and the American Association for the Advancement of Sciences.

     William M. Matthes has been a Managing Partner with Behrman Capital where he has worked since 1996. From 1994 to 1996, Mr. Matthes was Chief Operating Officer of Holsted Marketing, Inc., a direct marketing company. Previously Mr. Matthes spent seven years as a General Partner at Brentwood Associates, a leveraged buyout and venture capital firm. Mr. Matthes is a director of several companies, including Starwood Financial Trust.

                             EXECUTIVE COMPENSATION

     The aggregate remuneration of the Chief Executive Officer during 1999 and the five other most highly compensated executive officers of Condor, which we refer to as the "named executive officers", whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1999, is set forth in the following table:

                         1999 Summary Compensation Table


                                                                       Restricted      Securities       All Other
                                                                         Stock         Underlying      Compensation
Name and Principal Position                   Salary       Bonus        Award(s)        Options           ($)(1)
---------------------------                   ------       -----        --------        -------           ------

Robert E. Young II, President and
 Chief Executive Officer (2)............    $  332,885    $      0         --              --          $  36,689
John L. Barnum, Senior Vice
 President and Chief Technical
 Officer (3)............................       210,846           0         --              --             21,562
Vernon A. Dale, Vice President,
 Business Development...................       182,192           0         --              --              6,000
David J. Klingler, Vice President,
 Advanced Program Development...........       182,192           0         --              --              6,000
Thomas A. Michalski, Vice
 President, Business
 Operations (3).........................       176,883           0         --              --              8,308
Gary M. Viljoen, Chief Financial
 Officer (4)............................       195,777      50,000         --              --              7,345

-------------------


(1) Other compensation includes amounts paid by Condor for automobile leases and other automobile-related expenses and imputed medical insurance benefits provided by Condor for the benefit of the named executive officers.

(2)  Terminated effective February 29, 2000.

(3)  Elected part-time status effective April 1, 2000.

(4)  Resigned effective October 31, 1999.

Stock Options

     No stock options to purchase shares of Condor's common stock were granted in 1998 to the named executive officers under the 1997 Stock Option and Restricted Share Plan. All options under the 1997 Stock Option and Restricted Share Plan were canceled in the acquisition in exchange for the consideration related to the options.

Stock Option Plan

     We established a new stock option plan (the "Management Incentive Compensation Plan") for management and other key employees in April 1999. Under the terms of the Management Incentive Compensation Plan, we may grant a combination of time vesting, performance vesting and super performance vesting options of the Company's Class A Common Stock at prices and with vesting provisions determined by the Board of Directors. The time vesting stock options will generally vest over a two-year period while the performance options will generally vest over a four-year period, provided that the Company attains certain earnings targets for those periods. Super performance options will vest in their entirety upon a liquidation event, including (a) a sale of Condor or
(b) an initial public offering of Condor, provided that the Company attains certain minimum values per share in connection with such change in control. These options will expire, if not exercised, within a maximum of ten years from the date of grant. At December 31, 1999 there were 4,500,000 shares available for grant and no options outstanding under the plan.

     We established the 1999 Employee Stock Incentive Plan (the "1999 Employee Plan") in December 1999. Under the terms of the 1999 Employee Plan, we may grant stock options, stock appreciation rights and restricted shares of the Company's Class A Common Stock at prices determined by the Board of Directors, as of the date of grant. These stock options will generally vest over a four-year period. These options will expire, if not exercised, within a maximum of ten years from the date of grant. At December 31, 1999, there were 2,850,000 shares available for grant and no options outstanding under the 1999 Employee Plan.

Employee and Severance Benefit Agreements

     We have entered into employment agreements with several members of management, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

     We entered into an employment agreement with Robert E. Young II, effective as of the date of the recapitalization. The Young employment agreement was for a term of three years with automatic one-year extensions, unless 30 days prior notice of non-renewal was given by either Mr. Young or us. Under the Young employment agreement, Mr. Young was to receive (1) a base salary of $350,000, which is subject to annual review and increase, but not decrease; and (2) an annual bonus of up to 200% of the base salary depending upon the achievement of annual performance goals by both Condor and Mr. Young. The Young employment agreement contained a non-competition provision until two years after termination of employment, or one year in the case of termination for cause (as defined therein) or resignation for good reason (as defined therein). In addition, the Young employment agreement contained provision preventing the solicitation of any Condor employees, suppliers or customers until one year after termination, or six months if terminated without cause.

     If Mr. Young terminated his employment with good reason, which definition includes termination because of a change of control (as defined therein), or if we terminated his employment without cause, Mr. Young was entitled to the greater of 200% times his current base salary plus his most recently paid bonus, or $1.4 million. This severance payment was to be made in a lump sum to an escrow account and paid to Mr. Young in eight equal installments over the next eight fiscal quarters.

     On February 23, 2000, the Board of Directors elected to terminate the employment agreement of Mr. Young without cause. Pursuant to the terms of his employment agreement, we have recorded a pre-tax charge of approximately $1.5 million for severance related costs during the first quarter of 2000. Prior to Mr. Young's termination, the Board of Directors conducted a search and identified a candidate for Mr. Young's position. Effective March 1, 2000, we employed Kent E. Hutchinson as our new President and Chief Executive Officer.

     We entered into an employment agreement with Kent E. Hutchinson effective as of March 1, 2000. The Hutchinson employment agreement is for a term of three years with automatic one-year extensions, unless 30 days prior notice of non-renewal is given by either Mr. Hutchinson or us. Under the Hutchinson employment agreement, Mr. Hutchinson is to receive (1) a base salary of $350,000, which is subject to annual review and increase, but not decrease; and
(2) an annual bonus of up to 200% of the base salary depending upon the achievement of annual performance goals by both Condor and Mr. Hutchinson. The Hutchinson employment agreement contains a non- competition provision until two years after termination of employment, or one year in the case of termination for cause (as defined therein) or resignation for good reason (as defined therein). In addition, the Hutchinson employment agreement contains provision preventing the solicitation of any Condor employees, suppliers or customers until one year after termination, or six months if terminated without cause.

     If Mr. Hutchinson terminates his employment with good reason, which definition includes termination because of a change of control (as defined therein), or if we terminate his employment without cause, Mr. Hutchinson is entitled to the greater of 200% times his current base salary plus his most recently paid bonus, or $1.4 million. This severance payment will be made in a lump sum to an escrow account and paid to Mr. Hutchinson in eight equal installments over the next eight fiscal quarters.

     We entered into an employment agreement with John L. Barnum effective as of the date of the acquisition and that will expire on March 31, 2005. Under the Barnum employment agreement, Mr. Barnum will receive a base salary of $220,000, which is subject to adjustment based on annual merit reviews, plus any discretionary bonuses for which he may be eligible. Effective April 1, 2000, Mr. Barnum exercised his option to become a part-time employee, working up to a maximum of 10 hours per week on average each year, at a salary of at least $60,000 per year, subject to annual adjustment for inflation. Mr. Barnum is prohibited from consulting with our competitors until two years after the conclusion of the Barnum employment agreement. As a part-time employee of Condor, Mr. Barnum will be able to consult for companies which are not our competitors as long as such consulting does not interfere with his employment by us.

     If we terminate Mr. Barnum's part-time employment prior to the expiration of the Barnum employment agreement, Mr. Barnum is entitled to receive, in a lump sum, the amount he would have received if he had continued to consult for us at the current rate for the remaining term of the Barnum employment agreement.

     We entered into an employment agreement with Vernon A. Dale, effective as of the date of the recapitalization. The Dale employment agreement is for a term of two years with automatic one-year extensions, unless 30 days prior notice of non-renewal is given by either Mr. Dale or us. Under the Dale employment agreement, Mr. Dale will receive (1) a base salary of $185,000, which is subject to annual review and possible increase; and (2) an annual bonus of up to 100% of the base salary depending upon the achievement of annual performance goals by both Condor and Mr. Dale. The Dale employment agreement contains a non-competition provision until two years after termination of employment, or one year in the case of termination for cause (as defined therein) or resignation for good reason (as defined therein). In addition, the Dale employment agreement contains provision preventing the solicitation of any Condor employees, suppliers or customers until one year after termination, or six months if terminated without Cause.

     If Mr. Dale terminates his employment with good reason, which definition includes termination because of a change of control (as defined therein), or if we terminate his employment without cause, Mr. Dale is entitled to a severance payment of $500,000. This severance payment will be made in a lump sum to an escrow account and paid to Mr. Dale in eight equal installments over the next eight fiscal quarters.

     We entered into an employment agreement with David J. Klingler, effective as of the date of the recapitalization. The Klingler employment agreement is for a term of two years with automatic one-year extensions, unless 30 days prior notice of non-renewal is given by either Mr. Klingler or us. Under the Klingler employment agreement, Mr. Klingler will receive (1) a base salary of $185,000, which is subject to annual review and possible increase; and (2) an annual bonus of up to 100% of the base salary depending upon the achievement of annual performance goals by both Condor and Mr. Klingler. The Klingler employment agreement contains a non- competition provision until two years after termination of employment, or one year in the case of termination for cause (as defined therein) or resignation for good reason (as defined therein). In addition, the Klingler employment agreement contains provision preventing the solicitation of any Condor employees, suppliers or customers until one year after termination, or six months if terminated without cause.

     If Mr. Klingler terminates his employment with good reason, which definition includes termination because of a change of control (as defined therein), or if we terminate his employment without cause, Mr. Klingler is entitled to a severance payment of $500,000. This severance payment will be made in a lump sum to an escrow account and paid to Mr. Klingler in eight equal installments over the next eight fiscal quarters.

     We entered into an employment agreement with Thomas A. Michalski, effective as of the date of the recapitalization and that will expire on March 31, 2003. Under the Michalski employment agreement, Mr. Michalski will receive a base salary of $185,000, which is subject to adjustment based on annual merit reviews, plus any discretionary bonuses for which he may be eligible. Effective April 1, 2000, Mr. Michalski exercised his option to become a part-time employee, working up to a maximum of 10 hours per week on average each year, at a salary of at least $60,000 per year, subject to annual adjustment for inflation. Mr. Michalski is prohibited from consulting with our competitors until two years after the conclusion of the Michalski employment agreement. As a part-time employee, Mr. Michalski will be able to consult for companies which are not our competitors as long as such consulting does not interfere with his employment by us.

     If we terminate Mr. Michalski's part-time employment prior to the expiration of the Michalski employment agreement, Mr. Michalski is entitled to receive, in a lump sum, the amount he would have received if he had continued to consult for us at the current rate for the remaining term of the Michalski employment agreement.

     On April 6, 2000, we entered into an employment agreement with John L. Taft. The Taft employment agreement is for a term of two years with automatic one-year extensions, unless 30 days prior notice of non-renewal is given by either Mr. Taft or us. Under the Taft employment agreement, Mr. Taft will receive (1) a base salary of $195,000, which is subject to annual review and possible increase; and (2) an annual bonus of up to 100% of the base salary depending upon the achievement of annual performance goals by both Condor and Mr. Taft. The Taft employment agreement contains a non-competition provision until two years after termination of employment, or one year in the case of termination for cause (as defined therein) or resignation for good reason (as defined therein). In addition, the Taft employment agreement contains provision preventing the solicitation of any Condor employees, suppliers or customers until one year after termination, or six months if terminated without cause.

     If Mr. Taft terminates his employment with good reason, which definition includes termination because of a change of control (as defined therein), or if we terminate his employment without cause, Mr. Taft is entitled to a severance payment of $500,000. This severance payment will be made in a lump sum to an escrow account and paid to Mr. Taft in eight equal installments over the next eight fiscal quarters.

     On April 6, 2000, we entered into an employment agreement with Terrance J. Schmidt. The Schmidt employment agreement is for a term of two years with automatic one-year extensions, unless 30 days prior notice of non-renewal is given by either Mr. Schmidt or us. Under the Schmidt employment agreement, Mr. Schmidt will receive (1) a base salary of $165,000, which is subject to annual review and possible increase; and (2) an annual bonus of up to 100% of the base salary depending upon the achievement of annual performance goals by both Condor and Mr. Schmidt. The Schmidt employment agreement contains a non-competition provision until two years after termination of employment, or one year in the case of termination for cause (as defined therein) or resignation for good reason (as defined therein). In addition, the Schmidt employment agreement contains provision preventing the solicitation of any Condor employees, suppliers or customers until one year after termination, or six months if terminated without cause.

     If Mr. Schmidt terminates his employment with good reason, which definition includes termination because of a change of control (as defined therein), or if we terminate his employment without cause, Mr. Schmidt is entitled to a severance payment of $500,000. This severance payment will be made in a lump sum to an escrow account and paid to Mr. Schmidt in eight equal installments over the next eight fiscal quarters.

     On April 6, 2000, we entered into an employment agreement with Charles H. Leber. The Leber employment agreement is for a term of two years with automatic one-year extensions, unless 30 days prior notice of non-renewal is given by either Mr. Leber or us. Under the Leber employment agreement, Mr. Leber will receive (1) a base salary of $175,000, which is subject to annual review and possible increase; and (2) an annual bonus of up to 100% of the base salary depending upon the achievement of annual performance goals by both Condor and Mr. Leber. The Leber employment agreement contains a non-competition provision until two years after termination of employment, or one year in the case of termination for cause (as defined therein) or resignation for good reason (as defined therein). In addition, the Leber employment agreement contains provision preventing the solicitation of any Condor employees, suppliers or customers until one year after termination, or six months if terminated without cause.

     If Mr. Leber terminates his employment with good reason, which definition includes termination because of a change of control (as defined therein), or if we terminate his employment without cause, Mr. Leber is entitled to a severance payment of $500,000. This severance payment will be made in a lump sum to an escrow account and paid to Mr. Leber in eight equal installments over the next eight fiscal quarters.

GTP and Directors Compensation

     We currently have one independent director that will receive (a) $10,000 per year and (b) $1,250 per meeting. In addition, such director will be granted stock options to purchase 50,000 shares of Class A Common Stock at a price of $1 per share. These options will vest uniformly over a five year period.

     We have also agreed to grant partners of GTP an aggregate of 1,782,000 non-qualified stock options of the Company's Class A common shares at a price of $1 per share. These stock options will generally vest over a three- year period, subject to acceleration if DLJ sells any of their shares of Class C common stock. These options will expire, if not exercised, within a maximum of ten years from the date of grant at December 31, 1999 these options had not been issued.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of Condor common stock as of March 31, 2000 by (a) any person or group who beneficially owns more than five percent of Condor common stock, (b) each of our directors and executive officers and (c) all directors and officers as a group.

                                                                                            Percentage of
                                                           Shares                            Outstanding         Percentage of
                                                        Beneficially       Class of            Common               Voting
Name of Beneficial Owner:                                   Owned        Common Stock           Stock            Securities(2)
-------------------------                               ------------     ------------       --------------       -------------
DLJ Merchant Banking Partners II, L.P. and related
 investors(3).......................................       26,948,947          C                52.9%                --
Behrman Capital L.P. and related investors(4).......       15,000,000          A                29.5%                29.5%
Non-director partners of Global Technology
 Partners(5)........................................        1,540,930          B                 3.0%                35.0%
Kent E. Hutchinson..................................               --         --                --                   --
Vernon A. Dale......................................          739,999          A                 1.5%                 1.5%
David J. Klingler...................................          615,445          A                 1.2%                 1.2%
Charles H. Leber....................................          214,486          A                 *                    *
Terry J. Schmidt....................................          140,767          A                 *                    *
John L. Taft........................................           50,155          A                 *                    *
Dr. Paul G. Kaminski, a Global Technology
 Partners partner(6)................................          584,719          B                 1.1%                13.3%
Dr. Robert J. Hermann, a Global Technology
 Partners partner(6)................................          425,404          B                 *                    9.7%
R. Noel Longuemare..................................               --         --                 0.0%                 0.0%
William M. Matthes..................................               --         --                 0.0%                 0.0%
All directors and officers as a group (10 persons)..        3,510,973       A, B                 6.9%                27.9%

-------------------

*    less than 1%.

(1) Under the SEC's rules, each person or entity is deemed to be a beneficial owner with the power to vote and direct the disposition of these shares.

(2) Shares of common stock held by Global Technology Partners have voting rights equal in the aggregate to the sum of the shares held by Global Technology Partners and DLJ Merchant Banking and its related investors, or initially 11.564 votes per share. Thus, the percentage of voting securities held by Global Technology Partners partners will be equal to the sum of the percentage of the outstanding common stock held by DLJ Merchant Banking and related investors and the Global Technology Partners. Shares of common stock held by Behrman and management have one vote per share. Thus, the percentage of voting securities held by each of Behrman and management is equal to their respective percentage of outstanding common stock. Although DLJ Merchant Banking's shares of common stock does not have any voting rights, DLJ Merchant Banking's consent is required prior to implementing decisions of our board of directors relating to, among other things, financings, acquisitions and dispositions. See "Relationships and Related Party Transactions -- Investors' Agreement."

(3) Consists of shares held directly by DLJ Merchant Banking and the following related investors:

    o     DLJ Merchant Banking Partners II-A, L.P. ("DLJMBIIA")

    o     DLJ Offshore Partners II, C.V. ("Offshore")

    o     DLJ Diversified Partners, L.P. ("Diversified")

    o     DLJ Diversified Partners-A, L.P. ("Diversified A")

    o     DLJ Millennium Partners, L.P. ("Millennium")

    o     DLJ Millennium Partners-A, L.P. ("Millennium A")

    o     DLJMB Funding II, Inc. ("Funding")

    o     DLJ First ESC L.P. ("DLJ First ESC")

    o     UK Investment Plan 1997 Partners, Inc. ("UK Partners")

    o     DLJ EAB Partners, L.P. ("EAB")

    o     DLJ ESC II L.P. ("DLJ ESC II")

     See "Relationships and Related Party Transactions" and "Plan of Distribution." The address of each of DLJ Merchant Banking, DLJMBIIA, Diversified, Diversified A, Millennium, Millennium A, Funding, DLJ First ESC, EAB and DLJ ESC II is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(4) Consists of shares held directly by Behrman Capital II, L.P. and Strategic Entrepreneur Fund II L.P. (the "Behrman Investors"). The address of the Behrman Investors is 126 East 56th Street, New York, New York 10022.

(5) Consists of shares held by individual partners of Global Technology Partners, LLC who are not directors of Condor (the "Global Technology Partners Investors"). The address of the Global Technology Partners Investors is c/o Global Technology Partners, LLC, 1300 I Street, N.W., Washington, D.C. 20005. Each Global Technology Partners Investor disclaims beneficial ownership as to the shares held by the other Global Technology Partners Investors.

(6) Drs. Kaminski and Hermann are partners of Global Technology Partners and directors of Condor. Share data shown for such individuals excludes shares shown as held by the Global Technology Partners Investors, as to which Drs. Kaminski and Hermann disclaim beneficial ownership.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Party Transactions in connection with our Acquisition

     Financial Advisory Fees and Agreements. In connection with the merger on April 15, 1999, Behrman Capital Management Corp. ("BCMC"), an affiliate of Behrman, received a financial advisory fee of $2.5 million and Condor's employee stock ownership plan received an additional payment of $0.4 million.


     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), an affiliate of DLJ Merchant Banking, acted as financial advisor to WDC Acquisition Corp. and as an initial purchaser of the old notes. WDC Acquisition Corp. paid customary fees to DLJSC as compensation for its services as financial advisor and initial purchaser. The aggregate amount of all fees paid to DLJSC in connection with the acquisition and the related financing was approximately $3.6 million plus out-of-pocket-expenses. We, as successor to WDC Acquisition Corp., have agreed to engage DLJSC as its exclusive financial advisor for a period of five years beginning upon the closing of the merger. We may from time to time enter into financial advisory or other investment banking relationships with DLJSC or one of its affiliates pursuant to which DLJSC or its affiliates will receive customary fees and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection therewith. We expect that any such arrangement will include provisions for the indemnification of DLJSC against specified liabilities, including liabilities under the federal securities laws.

     We have agreed to engage BCMC to provide financial advisory services in connection with each future acquisition by us of a business, whether by merger, stock purchase, acquisition of assets or otherwise, for a fee of 2.0% of the enterprise value of the business being acquired up to the earlier of the eighth anniversary of the effectiveness of such acquisition and the payment of $4.0 million in aggregate amount. BCMC will be entitled to reimbursement for reasonable disbursements and out-of-pocket expenses incurred in connection therewith. We expect that any such arrangement will include provisions for the indemnification of BCMC against specified liabilities.

     Incentive Payments. Pursuant to the merger agreement, we are obligated to make cash payments limited to a maximum aggregate amount of $7.0 million (the "Incentive Payments") to all of our existing shareholders, including employees, upon consummation of any of the following events prior to the eighth anniversary of the closing date of the merger:


     o an underwritten public offering of common stock, or of a security convertible for or exchangeable into such common stock, of Condor, any successor to Condor or any of its subsidiaries or parent company (the "Condor Entities")

     o a sale, recapitalization, merger, change in control or similar transaction involving any Condor Entity in which any DLJ Entity or its permitted transferees receives consideration, other than equity securities in any Condor Entity, in respect of its equity securities in such Condor Entity, which, when aggregated with all other such consideration received by all DLJ Entities and any permitted transferees in respect of their equity securities in all Condor Entities, exceeds their aggregate purchase price for all such equity securities

     o an acquisition by any Condor Entity of the Applied Technology Division whether by merger or acquisition of all or substantially all the assets of the Applied Technology Division, or otherwise

     o an acquisition by any Condor Entity of a business, other than the Applied Technology Division, whether by merger or acquisition of all or substantially all of the assets of such business or otherwise and the cumulative enterprise value of all businesses, including the Applied Technology Division acquisition if consummated, which have been the subject of acquisitions by Condor Entities since the effectiveness of the acquisition, equals or exceeds $100 million

     The maximum aggregate amount of the Incentive Payments is $7.0 million. As to acquisitions:

     o the Incentive Payments are made only when the aggregate enterprise value of completed acquisitions exceeds $100.0 million

     o once the aggregate enterprise value of completed acquisitions exceeds $100.0 million but is less than or equal to $200.0 million, $5.0 million of Incentive Payments will be payable in increments based on a percentage of the amount over $100.0 million

     o an additional $2.0 million becomes payable immediately when the aggregate enterprise value of completed acquisitions exceeds $200.0 million


     Investors' Agreement. Condor, DLJ Merchant Banking, Behrman, Global Technology Partners and Management (the "Condor Investors") entered into an investors' agreement at the effectiveness of the acquisition. If DLJ Merchant Banking is in the future permitted to control Condor directly by holding voting stock, DLJ Merchant Banking may elect to have both its shares of Condor common stock and Global Technology Partners's shares of Condor common stock converted into shares with one vote per share.


     The investors' agreement provides that our board of directors shall consist of five members with three of the members to be appointed by Global Technology Partners, at least two members to be partners of Global Technology Partners who directly own our shares, one director to be appointed by Behrman and the final director to be our chief executive officer, who is appointed by the board of directors. As long as DLJ Merchant Banking has non-voting shares and maintains at least 10% of its initial ownership stake, Condor's board of directors cannot take some actions without DLJ Merchant Banking's approval. These actions include:

     o the sale or disposal of all of Condor's assets, or a substantial part thereof

     o pledges, mortgages, or other encumbrances of Condor's assets, other than for obtaining working capital or funds for capital improvements

     o the issuance or redemption of debt or equity securities, including options and other equity-based compensation

     o    mergers, consolidations, reorganizations and acquisitions

     o    Condor's dissolution, sale or liquidation, or a change of control

     o the filing of a bankruptcy petition or the winding-down of the business

     o    a change in our independent auditors

     o    a change in our corporate charter

     o    extraordinary compensation actions


     Shares of our common stock held by Management, Global Technology Partners and Behrman cannot be transferred except pursuant to the terms of the investors' agreement. DLJ Merchant Banking and Condor have a right of first offer on any shares of our common stock which Global Technology Partners may propose to sell and DLJ Merchant Banking has a right of first offer, and to the extent DLJ Merchant Banking does not exercise such right, we have a right of first offer, on any shares of Condor common stock which Behrman may propose to sell. Behrman, Global Technology Partners and Management may participate in specified sales of shares of Condor common stock by DLJ Merchant Banking, and DLJ Merchant Banking may require Behrman, Global Technology Partners and Management to sell their shares of Condor common stock should DLJ Merchant Banking elect to sell its shares of Condor common stock.

     The Condor Investors have registration rights related to their shares of Condor common stock. DLJ Merchant Banking is entitled to request five demand registrations with respect to the shares of Condor common stock it owns. These demand registration rights are immediately exercisable subject to customary deferral and cutback provisions. Behrman also has demand registration rights under some circumstances. Each Condor Investor has piggyback registration rights, subject to customary cutback provisions.


     Global Technology Partners Options. We are expected to enter into an agreement with Global Technology Partners or the members thereof pursuant to which we will grant options to Global Technology Partners to purchase an aggregate of 1,782,000 shares, representing up to 2.2% of our common stock on a fully diluted basis, which options will vest over a three-year period, subject to acceleration if the DLJ Entities sell any of their shares of Condor common stock, and will be exercisable at an exercise price equal to $1.00.

     Existing Agreements, Warrants and Options Terminated. At the effectiveness of the acquisition:


     o The Registration Rights Agreement dated October 1996 among Condor and the Behrman Funds relating to the Behrman Funds' rights to cause their Condor shares to be registered in specific circumstances was terminated

     o The Shareholders' Agreement dated as of October 15, 1996 among Condor, the Behrman Funds and the parties named therein relating to shareholders' rights, including rights of first offer, was terminated

     o Pursuant to a Termination Agreement dated as of March 8, 1999, warrants to purchase Class B common stock of Condor outstanding were converted into the right to receive the Warrant Consideration

     o Pursuant to Stock Option Termination Agreements, all of the Company Options were canceled, and the holders thereof were paid the Option Consideration

     Preferred Stock Subscription Agreement

     Pursuant to a preferred stock subscription agreement dated as of February 9, 2000 among Condor, DLJ and Behrman, DLJ and Behrman invested an additional $10.0 million in Condor through the purchase of a new series of preferred stock. The proceeds were used to pay down the senior secured credit facility. The preferred stock is non- voting, redeemable in 2010 and pay dividends at an annual rate of 15%. For the first five years, these dividends may be paid in stock and thereafter the dividends are to be paid in cash. In addition, each preferred stock investor will receive their pro-rata right to detachable warrants for an aggregate of 3,100 shares of Class C common stock. These warrants have an exercise price of $0.01 per share through 2010. The other shareholders were offered the opportunity to purchase their pro-rata portion of the preferred stock offering. This second subscription agreement is scheduled to close during the second quarter of 2000.

Other Transactions with Officers and Directors


     We have entered into standard indemnity agreements with many of its directors and a number of officers.

     As part of the recapitalization in 1996, we forgave a loan to Gary M. Viljoen, Condor's Chief Financial Officer through October 15, 1999, in the amount of $75,000. On February 10, 2000, we acquired all of the shares held by Gary M. Viljoen for $250,000 as a part of an agreement to settle all claims related to the termination of his employment agreement.



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                         DESCRIPTION OF CREDIT FACILITY

     The credit facility has been provided by a syndicate of financial institutions led by Bank of America National Trust & Savings Association as administrative agent, each such financial institution being a "lender" and, collectively, the "lenders". The credit facility consists of a $50.0 million revolving credit facility which provides for loans and the issuance of letters of credit and has a maturity of April 15, 2004.


     During 1999, we entered into a new revolving credit facility. This revolving credit facility has a total capacity of $50.0 million that provides for loans and letters of credit and has a five-year term to April 2004. This revolving credit facility replaced a revolving note facility that was entered into during 1997 and that had a total capacity of $18.1 million that could be used for either cash borrowings or standby letter of credit commitments.

     Through February 9, 2000, the loans under the revolving credit facility bore interest, at our option, at the prime rate plus 2.25% or LIBOR plus 3.50% (11.00% and 9.32%, respectively, at December 31, 1999) while the standby and performance letter of credit fees were 3.50%, trade letter of credit fees were 1.75% and the commitment fee on the unused portion of the revolving credit facility was 1.50% per annum. On February 9, 2000, we entered into an amendment of the revolving credit facility to modify some of the financial covenant requirements through 2001 and to make some other changes related to the operation of the facility. Pursuant to the amendment, the applicable margins over the prime rate and LIBOR increased to 2.75% and 4.0%, respectively while the standby and performance letter of credit fees increased to 4.0%, trade letter of credit fees increased to 2.0% and the commitment fee on the unused portion of the revolving credit facility increased to 2.0% per annum.

     These increased margins and commitment fees can decrease based upon reductions in net funded indebtedness leverage ratios defined in the facility. In addition, we agreed to additional restrictions on the utilization of the revolving credit facility for acquisition financing and to limit the availability of cash borrowings under the revolving credit facility to a borrowing base.

     All of our domestic subsidiaries are guarantors of the credit facility. Our obligations under the credit facility are also secured by:


     o substantially all existing and after-acquired assets of Condor and the subsidiary guarantors, including a pledge of all of the stock of all of Condor's existing or future subsidiaries, provided that no more than 65% of the voting stock of any of Condor's foreign subsidiaries shall be pledged

     o a negative pledge on all of Condor's and its subsidiaries' assets, in each case subject to specified exceptions

     The credit facility contains customary covenants and restrictions on our ability to engage in some activities, including, but not limited to:

     o    limitations on other indebtedness, liens and investments

     o restrictions on dividends and redemptions and pre-payments of subordinated debt

     o    restrictions on mergers and acquisitions and sales of assets


     The credit facility also contains financial covenants requiring us to maintain minimum coverage of fixed charges and not exceed a maximum total leverage ratio, senior leverage ratio or level of capital expenditures. Borrowings and issuances of letters of credit under the credit facility are subject to conditions, including compliance with financial ratios and the absence of any material adverse change. As of June 30, 2000, we had approximately $16.0 million in loans outstanding and additional loan availability of $8.2 million. In addition, we had standby letter of credit outstanding that aggregated approximately $25.8 million at June 30, 2000. See "Risk Factors -- Risks relating to our debt."



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                              DESCRIPTION OF NOTES

General

     The old notes were issued, and the new notes will be issued, pursuant to an indenture dated as of April 15, 1999 among Condor, CEI Systems, Inc. (the "Guarantor") and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all such terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. Copies of the indenture are available as set forth below under "--Additional Information."


     The terms of the new notes are identical in all material respects to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes and except that, since the registration statement relating to this exchange offer was not declared effective by October 12, 1999, holders of old notes that have complied with their obligations under the registration rights agreement are entitled, subject to exceptions, to liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount of notes held by such holder until January 11, 2000 and increasing every 90 days thereafter up to a maximum amount equal to $0.25 per week per $1,000 principal amount of notes until the registration statement is declared effective. These liquidated damages aggregated $0.4 million as of June 30, 2000, of which approximately $0.2 million has been paid.


     The following description is a summary and highlights the material terms of the indenture, but does not contain all of the information that is included in the indenture. We urge you to read the entire indenture, including the definitions of terms used below. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part.

     The definitions of terms used in the following summary are set forth below under "--Defined Terms." For purposes of this summary, the term "Condor" refers only to Condor Systems, Inc. and not to any of its Subsidiaries.

     The notes will:

     o    be general unsecured obligations of Condor

     o rank junior in right of payment to all existing and future Senior Indebtedness of Condor, including borrowings or letter of credit reimbursement obligations under the credit facility

     o rank equally in right of payment with any future senior subordinated Indebtedness of Condor

     o rank senior in right of payment to all future subordinated Indebtedness of Condor

     o be effectively junior to all liabilities of Condor's subsidiaries other than the Guarantor

     The notes will be fully and unconditionally guaranteed (the "Note Guarantees") on a senior subordinated basis by the Guarantor. The Note Guarantees will:

    o     be general unsecured obligations of the Guarantor

     o rank junior in right of payment to all existing and future Senior Indebtedness of the Guarantor, including the guarantee under the credit facility

     o rank equally in right of payment with any future senior subordinated Indebtedness of the Guarantor

     o rank senior in right of payment to any future subordinated Indebtedness of the Guarantor


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     As of June 30, 2000, Condor and the Guarantor had outstanding approximately
$41.8 million of Senior Indebtedness, of which approximately $25.8 million constituted contingent reimbursement obligations in respect of standby letters of credit. Condor's subsidiary, other than the Guarantor, had $0.0 of outstanding liabilities, including trade payables but excluding guarantees of the credit facility and intercompany obligations. The indenture will permit Condor and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future. See "Risk Factors--Subordination" and "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."


     As of the date of the indenture, all of Condor's Subsidiaries will be Restricted Subsidiaries. However, under specified circumstances, Condor will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

     The notes will initially be limited in aggregate principal amount to $100.0 million and will mature on May 1, 2009. Interest on the notes will accrue at the rate of 11 7/8% per annum and, subject to the subordination provision described below, will be payable semi-annually in cash in arrears on May 1 and November 1, commencing on November 1, 1999, to holders of record on the immediately preceding April 15 and October 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest and Liquidated Damages, if any, on the notes will be payable at the office or agency of Condor maintained for such purpose within the City and State of New York or, at the option of Condor, payment of interest and Liquidated Damages may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to notes represented by one or more permanent global notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto. Until otherwise designated by Condor, Condor's office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

     Subject to the covenants described below, Condor may issue additional notes under the indenture having the same terms in all respects as the notes, or similar in all respects except for the payment of interest on the notes (1) scheduled and paid prior to the date of issuance of such notes or (2) payable on the first Interest Payment Date following such date of issuance. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture.

Subordination

     The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred.

     Upon any distribution to creditors of Condor in a liquidation or dissolution of Condor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Condor or its property, an assignment for the benefit of creditors or any marshaling of Condor's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance." Until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness, except as noted above.


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     Condor also may not make any payment upon or in respect of the Subordinated
Note Obligations, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance," until all obligations with respect to Senior Indebtedness have been paid in full in cash or cash equivalents if:

     (1) a default in the payment of the principal, including reimbursement obligations in respect of letters of credit, of, premium, if any, or interest on or commitment, letter of credit or administrative fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

     (2) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Condor or the holders of any Designated Senior Indebtedness.

     Payments on the notes may and shall be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

     No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.

     "Designated Senior Indebtedness" means:

     (1)  any Indebtedness outstanding under the credit facility; and

     (2) any other Senior Indebtedness permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Condor in writing to the trustee as "Designated Senior Indebtedness."

     "Permitted Junior Securities" means Equity Interests in Condor or debt securities of Condor that are subordinated to all Senior Indebtedness, and any debt securities issued in exchange for Senior Indebtedness, to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness.

     "Senior Indebtedness" means, with respect to any Person:

     (1) all Obligations of such Person outstanding under the credit facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the credit facility or any of its Affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding;

     (2) any other Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of such Person; and

     (3)  all Obligations with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:


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          (a)  any liability for federal, state, local or other taxes;

          (b) any Indebtedness of such Person, other than pursuant to the credit facility, to any of its Subsidiaries or other Affiliates;

          (c)  any trade payables; or

          (d)  any Indebtedness that is incurred in violation of the indenture.

     "Subordinated Note Obligations" means all obligations with respect to the notes, including, without limitation, principal, premium, if any, interest and Liquidated Damages, if any, payable pursuant to the terms of the notes, including upon the acceleration or redemption thereof, together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including claims for damages, or otherwise.

     The indenture will further require that Condor promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of Condor who are holders of Senior Indebtedness.

Note Guarantees

     The Note Guarantees will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of the Guarantor, including the Guarantor's guarantee of the credit facility, to the same extent that the notes are subordinated to Senior Indebtedness of Condor. The obligations of the Guarantor under the Note Guarantees will be limited so as not to constitute a fraudulent conveyance under applicable law.

     The indenture will provide that the Guarantor may not consolidate with or merge with or into, whether or not the Guarantor is the surviving Person, another Person or entity whether or not affiliated with the Guarantor unless:

     (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger, if other than the Guarantor or Condor, unconditionally assumes all the obligations of the Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee under the indenture, the Note Guarantees and the registration rights agreement;

     (2) immediately after giving effect to such transaction, no Default or Event of Default exists;

     (3) Condor (a) would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after such transaction, after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, than the Fixed Charge Coverage Ratio of Condor and its Restricted Subsidiaries immediately prior to such transaction.

     The requirements of clause (3) above will not apply in the case of (x) a consolidation with or merger into Condor or (y) a merger of any Person into the Guarantor or the consolidation of any Person with the Guarantor if the Guarantor is the surviving Person.

     The indenture will provide that, in the event of a sale or other disposition of all of the assets of the Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of the Guarantor, the Guarantor, in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of the Guarantor, will be released and relieved of


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any obligations under the Note Guarantees; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See "--Repurchase at the Option of holders--Asset Sales."

Optional Redemption

     Except as provided below, the notes will not be redeemable at Condor's option prior to May 1, 2004. Thereafter, the notes will be subject to redemption at any time at the option of Condor, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year                                                                Percentage
-----                                                               ----------
2004..............................................................  105.938%
2005..............................................................  103.958%
2006..............................................................  101.979%
2007 and thereafter...............................................  100.000%

     Notwithstanding the foregoing, on or prior to May 1, 2002, Condor may redeem up to 35% of the aggregate principal amount of notes from time to time originally issued under the indenture in cash at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of notes from time to time originally issued under the indenture remains outstanding immediately after the occurrence of any such redemption; and

     (2) such redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

     (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate;

provided that no notes of $1,000 or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.


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Mandatory Redemption

     Condor is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

   Change of Control

     Upon the occurrence of a Change of Control, each holder of notes will have the right to require Condor to repurchase all or any part equal to $1,000 or an integral multiple thereof of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Condor will, or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. Condor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to such Change of Control Offer, Condor will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the indenture by virtue thereof.

     On the Change of Control Payment Date, Condor will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Condor.

     The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     The indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Condor will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires Condor to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Condor repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The credit facility will prohibit Condor from purchasing any notes and also will provide that some change of control events, which may include events not otherwise constituting a Change of Control under the indenture, with respect to Condor would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which Condor becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Condor is prohibited from purchasing notes, Condor could seek the consent


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



of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Condor does not obtain such a consent or repay such borrowings, Condor will remain prohibited from purchasing notes. In such case, Condor's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under the credit facility. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

     Condor will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Condor and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Condor and its Subsidiaries, taken as a whole, to any "person" or "group", as such terms are used in Section 13(d) of the Exchange Act, other than the Principals and their Related Parties;

     (2)  the adoption of a plan for the liquidation or dissolution of Condor;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group", as such terms are used in Section 13(d) of the Exchange Act, other than the Principals and their Related Parties, becomes the "beneficial owner", as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of Condor; or

     (4) the first day on which a majority of the members of the board of directors of Condor are not Continuing Members.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Condor and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Condor to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Condor and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the board of directors of Condor who:

     (1) was a member of such board of directors immediately after consummation of the acquisition and the Acquisition Financing; or

     (2) was nominated for election or elected to such board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of such board of directors at the time of such nomination or election or was proposed by DLJ Merchant Banking.

   Asset Sales

     The indenture will provide that Condor will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:


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     (1)  Condor or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration therefor received by Condor or such Restricted Subsidiary is in the form of:

          (a)  cash or Cash Equivalents; or

          (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Condor or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary. For the purposes of this provision, each of the following shall be deemed to be cash:

               (x) any liabilities, as shown on Condor's or such Restricted Subsidiary's most recent balance sheet, of Condor or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Condor or such Restricted Subsidiary from further liability;

               (y) any securities, notes or other obligations received by Condor or such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Condor or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received; and

               (z) any Designated Noncash Consideration received by Condor or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value;

provided that the 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (x),
(y) and (z) above, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Condor or such Restricted Subsidiary, as the case may be, shall apply such Net Proceeds, at its option, or to the extent Condor is required to apply such Net Proceeds pursuant to the terms of the credit facility, to:

     (1) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of Condor or any Indebtedness of any Restricted Subsidiary, as the case may be, provided that if Condor shall so repay or purchase Pari Passu Indebtedness of Condor;

          (a) it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable; or

          (b) if the notes may not then be redeemed, Condor shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, the notes that would otherwise be redeemed; or


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     (2)  an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if:

          (a) as a result of the acquisition by Condor or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; or

          (b) the investment in such Capital Stock is permitted by clause (6) of the definition of Permitted Investments.

     Pending the final application of any such Net Proceeds, Condor may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Condor will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture.

     To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Condor may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "--Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Condor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to such Asset Sale Offer, Condor will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Restrictive Covenants

   Restricted Payments

     The indenture will provide that Condor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Condor's or any of its Restricted Subsidiaries' Equity Interests, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Condor or dividends or distributions payable to Condor or any Wholly Owned Restricted Subsidiary of Condor;

     (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Condor, any of its Restricted Subsidiaries or any other Affiliate of Condor, other than any such Equity Interests owned by Condor or any Restricted Subsidiary of Condor;

     (3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Condor that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness, but not pursuant to any mandatory offer to repurchase upon the occurrence of any event; or


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     (4)  make any Restricted Investment

     all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments",

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (2) Condor would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3)  such Restricted Payment, together with:

          o the aggregate amount of all other Restricted Payments made by Condor and its Restricted Subsidiaries after the date of the indenture but

          o excluding Restricted Payments permitted by clauses (1), to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (3), (2) through (7), (9), (10), (13), (14) and (16) of the next succeeding paragraph, is less than the sum, without duplication, of:

          (a) 50% of the Consolidated Net Income of Condor for the period, taken as one accounting period, commencing July 1, 1999 to the end of Condor's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit; plus

          (b) 100% of the Qualified Proceeds received by Condor on or after the date of the indenture from contributions to Condor's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Condor or of Disqualified Stock or convertible debt securities of Condor to the extent that they have been converted into such Equity Interests other than:

               o Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Condor

               o Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

          (c) the amount equal to the net reduction in Investments in Persons after the date of the indenture who are not Restricted Subsidiaries, other than Permitted Investments, resulting from:

               (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets, valued at the fair market value thereof, to Condor or any Restricted Subsidiary from such Persons;

               (y) Qualified Proceeds received upon the sale or liquidation of such Investment; and

               (z) the redesignation of Unrestricted Subsidiaries, excluding any increase in the amount available for Restricted Payments pursuant to clause (8) or (12) below arising from the


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                    redesignation of such Unrestricted Subsidiary, whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries, valued (proportionate to Condor's equity interest in such Subsidiary) at the fair market value of the net assets of such Subsidiary at the time of such redesignation.

     The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Condor in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Condor, of other Equity Interests of Condor other than any Disqualified Stock, provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Condor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

     (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Condor held by any member of Condor's, or any of its Restricted Subsidiaries', management pursuant to any management equity subscription agreement or stock option agreement provided that:

          (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

               (x) $2.0 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum without giving effect to the following clause (y) of $4.0 million in any calendar year; plus

               (y) the aggregate net cash proceeds received by Condor during such calendar year from any reissuance of Equity Interests by Condor to members of management of Condor and its Restricted Subsidiaries, provided that the amount of any such net cash proceeds that are used to permit an acquisition or retirement for value pursuant to this clause
                    (4) shall be excluded from clause (3)(b) of the preceding paragraph; and

          (b) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

     (5) payments and transactions in connection with the acquisition, including any purchase price adjustment or any other payments made pursuant to the merger agreement or the financial advisory agreements with BCMC or DLJSC or the warrant and stock option termination agreements described under "Relationships and Related Party Transactions", the Acquisition Financing, the Offering, the credit facility, including commitment, syndication and arrangement fees payable thereunder, and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto; provided, that the Qualified Proceeds of any offering of Equity Securities that results in an "IPO" incentive payment pursuant to the merger agreement shall be excluded from clause (3)(b) of the preceding paragraph to the extent of the amount of such incentive payment;

     (6) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if:


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          (a)  such dividend is paid pro rata to all holders of such class of common stock; and

          (b) at least 51% of such class of common stock is held by Condor or one or more of its Restricted Subsidiaries;

     (7) the repurchase of any class of common stock of a Restricted Subsidiary if:

          (a) such repurchase is made pro rata with respect to such class of common stock; and

          (b) at least 51% of such class of common stock is held by Condor or one or more of its Restricted Subsidiaries;

     (8) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (8) since the date of the indenture, does not exceed $15.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (8), either as a result of:

          (a) the repayment or disposition thereof for cash or

          (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued proportionate to Condor's equity interest in such Subsidiary at the time of such redesignation, at the fair market value of the net assets of such Subsidiary at the time of such redesignation, in the case of clause (a) and (b), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (8); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

     (9) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Condor or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

     (10) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

     (11) the payment of dividends or distributions on Condor's common stock, following the first public offering of Condor's common stock after the date of the indenture, of up to 6.0% per annum of the net proceeds received by Condor from such public offering of its common stock other than with respect to public offerings with respect to Condor's common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;

     (12) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (12) since the date of the indenture, does not exceed $1.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause 12 either as a result of:

          (a) the repayment or disposition thereof for cash or

          (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued proportionate to Condor's equity interest in such Subsidiary at the time of such redesignation, at the fair market value of the net assets of such Subsidiary at the time of such redesignation,


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     in the case of clause (a) and (b), not to exceed the amount of such
Restricted Investment previously made pursuant to this clause (12); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

     (13) the pledge by Condor of the Capital Stock of an Unrestricted Subsidiary of Condor to secure Non-Recourse Debt of such Unrestricted Subsidiary;

     (14) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of:

          (a) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof; and

          (b) any accrued dividends thereon the payment of which would be permitted pursuant to clause (9) above;

     (15) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Condor on or after the date of the indenture from contributions to Condor's capital or from the issue and sale on or after the date of the indenture of Equity Interests of Condor or of Disqualified Stock or convertible debt securities to the extent they have been converted into such Equity Interests, other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Condor and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock, in an amount, measured at the time such Investment is made and without giving effect to subsequent changes in value, that does not exceed the amount of such Qualified Proceeds, excluding any such Qualified Proceeds to the extent utilized to permit a prior "Restricted Payment" pursuant to clause (3)(b) of the preceding paragraph; and

     (16) distributions or payments of Receivables Fees.

     The board of directors of Condor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by Condor and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (1) the net book value of such Investments at the time of such designation and (2) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of (1) all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Condor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (2) Qualified Proceeds, other than cash, shall be the fair market value on the date of receipt thereof by Condor of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Condor whose resolution with respect thereto shall be delivered to the trustee. Not later than the date of making any Restricted Payment, Condor shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

   Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture will provide that:


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     (1)  Condor will not, and will not permit any of its Restricted
          Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Indebtedness;

     (2) Condor will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

     (3) Condor will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

provided that Condor or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Condor's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1 if such four-quarter period ended on or prior to December 31, 2001 and 2.25 to 1 thereafter, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

     (1) the incurrence by Condor and its Restricted Subsidiaries of Indebtedness under the credit facility and the Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Condor and such Restricted Subsidiaries thereunder, then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the credit facility and the Foreign Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $70.0 million;

     (2) the incurrence by Condor and its Restricted Subsidiaries of Existing Indebtedness;

     (3) the incurrence by Condor of Indebtedness represented by the notes and the indenture and by the Guarantor of Indebtedness represented by the indenture and the Note Guarantees;

     (4) the incurrence by Condor or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment, including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired, used in the business of Condor or such Restricted Subsidiary, in an aggregate principal amount, or accreted value, as applicable, not to exceed $10.0 million outstanding after giving effect to such incurrence;

     (5) Indebtedness arising from agreements of Condor or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that:

          (a) such Indebtedness is not reflected on the balance sheet of Condor or any Restricted Subsidiary, contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a); and


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          (b)  the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds, the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value, actually received by Condor and/or such Restricted Subsidiary in connection with such disposition;

     (6) the incurrence by Condor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred;

     (7) the incurrence by Condor or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Condor and/or any of its Restricted Subsidiaries; provided that:

          (a) if Condor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

          (b) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Condor or a Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness to a Person that is not either Condor or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Condor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

     (8) the incurrence by Condor or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging;

          (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding; and

          (b) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars;

provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

     (9) the guarantee by Condor or any of its Restricted Subsidiaries of Indebtedness of Condor or a Restricted Subsidiary of Condor that was permitted to be incurred by another provision of this covenant;

     (10) the incurrence by Condor or any of its Restricted Subsidiaries of Indebtedness in connection with an acquisition in an aggregate principal amount, or accreted value, as applicable, not to exceed $10.0 million outstanding after giving effect to such incurrence;

     (11) obligations in respect of performance and surety bonds and completion guarantees, including related letters of credit, provided by Condor or any Restricted Subsidiary in the ordinary course of business; and

     (12) the incurrence by Condor or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $10.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or


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is entitled to be incurred pursuant to the first paragraph of this covenant,
Condor shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, Condor may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph hereof provided that Condor would be permitted to incur such item of Indebtedness, or such portion thereof, pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     All Indebtedness under the credit facility and the Foreign Credit Facilities outstanding on April 15, 1999, the date on which notes were first issued and authenticated under the indenture, shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, Condor will be permitted to incur significant additional secured indebtedness under clause (1) of the definition of "Permitted Indebtedness." See "Risk Factors."

   Liens

     The indenture will provide that Condor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Condor on any asset or property now owned or hereafter acquired by Condor or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a lien; provided that, in any case involving a lien securing subordinated Indebtedness of Condor, such lien is subordinated to the lien securing the notes to the same extent that such subordinated Indebtedness is subordinated to the notes.

   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The indenture will provide that Condor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) (a) pay dividends or make any other distributions to Condor or any of its Restricted Subsidiaries (x) on its Capital Stock or
               (y) with respect to any other interest or participation in, or measured by, its profits; or

          (b) pay any Indebtedness owed to Condor or any of its Restricted Subsidiaries;

     (2) make loans or advances to Condor or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to Condor or any of its Restricted Subsidiaries.

     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1)  Existing Indebtedness as in effect on the date of the indenture;

     (2) the credit facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

     (3)  the indenture and the notes;

     (4)  applicable law and any applicable rule, regulation or order;


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     (5)  any agreement or instrument of a Person acquired by Condor or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent created in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) above on the property so acquired;

     (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

     (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of Condor's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

     (10) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (12) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (14) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Condor, are necessary or advisable to effect such Receivables Facility.

   Merger, Consolidation, or Sale of Assets

     The indenture will provide that Condor may not consolidate or merge with or into, whether or not Condor is the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

     (1) Condor is the surviving corporation or the Person formed by or surviving any such consolidation or merger, if other than Condor, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger, if other than Condor, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Condor under the registration rights agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;


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     (3)  immediately after such transaction no Default or Event of Default exists; and

     (4) Condor or the Person formed by or surviving any such consolidation or merger, if other than Condor, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made

          (a) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or

          (b) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after such transaction, after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, than the Fixed Charge Coverage Ratio of Condor and its Restricted Subsidiaries immediately prior to such transaction.

     The foregoing clause (4) will not prohibit the merger or:

          (a)  a merger between Condor and a Wholly Owned Restricted Subsidiary;
               or

          (b) a merger between Condor and an Affiliate incorporated solely for the purpose of reincorporating Condor in another State of the United States so long as, in each case, the amount of Indebtedness of Condor and its Restricted Subsidiaries is not increased thereby.

     The indenture will provide that Condor will not lease all or substantially all of its assets to any Person.

   Transactions with Affiliates

     The indenture will provide that Condor will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Condor (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to Condor or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by Condor or such Restricted Subsidiary with an unrelated Person; and

     (2) Condor delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either:

          (a) a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; or

          (b) an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

     (1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Condor or any of its Restricted Subsidiaries in the ordinary course of business, including ordinary course loans to employees not to exceed (a) $5.0 million


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          outstanding in the aggregate at any time and (b) $2.0 million to any one employee, and consistent with the past practice of Condor or such Restricted Subsidiary;

     (2)  transactions between or among Condor and/or its Restricted
          Subsidiaries;

     (3) payments of customary fees by Condor or any of its Restricted Subsidiaries to DLJ Merchant Banking and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

     (4) any agreement as in effect on the date of the indenture or any amendment thereto, so long as such amendment is not disadvantageous to the holders of the notes in any material respect, or any transaction contemplated thereby;

     (5) payments and transactions in connection with the acquisition, including any purchase price adjustment or any other payments made pursuant to the merger agreement or the financial advisory agreements with BCMC or DLJSC or the warrant and stock option termination agreements described under "Relationships and Related Party Transactions", and the Acquisition Financing, the credit facility, including commitment, syndication and arrangement fees payable thereunder, and the Offering, including underwriting discounts and commissions in connection therewith, and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

     (6) Restricted Payments that are permitted by the provisions of the indenture described under the caption "--Restricted Payments" and any Permitted Investments;

     (7) payments and transactions in connection with any Global Technology Partners Investment or Global Technology Partners Loan, and the payment of fees and expenses with respect thereto;

     (8) any issuance of capital stock of Condor to Global Technology Partners other than Disqualified Stock; and

     (9) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

   Sale and Leaseback Transactions

     The indenture will provide that Condor will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Condor or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

     (1)  Condor or such Restricted Subsidiary, as the case may be, could have:

          (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (b) incurred a lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens";

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is permitted by, and Condor applies the proceeds of such transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."


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   No Senior Subordinated Indebtedness

     The indenture will provide that Condor will not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes and the Guarantor will not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Note Guarantees.

   Reports

     The indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any notes are outstanding, Condor will furnish to the holders of notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Condor were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Condor's certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if Condor were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations.

     In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the Commission, Condor will file a copy of all such information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, Condor and the Guarantor have agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     The indenture will provide that each of the following constitutes an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

     (2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

     (3) failure by Condor or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control--Asset Sales," "Restrictive Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets";

     (4) failure by Condor for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Condor or any of its Restricted


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          Subsidiaries, or the payment of which is guaranteed by Condor or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

          (a) is caused by a failure to pay Indebtedness at its stated final maturity, after giving effect to any applicable grace period provided in such Indebtedness (a "Payment Default"); or

          (b) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (6) failure by Condor or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as permitted by the indenture, the Note Guarantees are held in any judicial proceeding to be unenforceable or invalid or cease for any reason to be in full force and effect or the Guarantor, or any Person acting on behalf of the Guarantor, denies or disaffirms its obligations under the Note Guarantees; and

     (8) events of bankruptcy or insolvency with respect to Condor or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default, other than an Event of Default specified in clause
(8) above with respect to events of bankruptcy or insolvency with respect to Condor or any Restricted Subsidiary that is a Significant Subsidiary, occurs and is continuing, the holders of at least 25% in principal amount of the then outstanding notes may direct the trustee to declare all the notes to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred pursuant to the credit facility shall be outstanding, such acceleration shall not be effective until the earlier of:

     (1)  an acceleration of any such Indebtedness under the credit facility; or

     (2) five business days after receipt by Condor and the administrative agent under the credit facility of written notice of such acceleration.

     Upon any such declaration, the notes shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Condor or any Restricted Subsidiary that is a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

     The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default, except nonpayment of principal, interest or premium or Liquidated Damages, if any, that has become due solely because of the acceleration, have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the third preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in such clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if:


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     (1)  the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of
          competent jurisdiction; and

     (2) all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     Subject to limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     Condor is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Condor is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders; Consent to Shareholder Payment

     No member, director, officer, employee, incorporator or stockholder of Condor or the Guarantor, as such, shall have any liability for any obligations of Condor or the Guarantor under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

     The indenture and the notes provide that each holder of a note, by accepting such note, shall be deemed to have consented to the payment of the Merger Consideration to former Condor stockholders pursuant to the merger agreement (the "Shareholder Payment"). Subject to conditions, creditors holding claims arising prior to the making of payments by a California corporation to its shareholders are entitled under provisions of the California General Corporation Law ("CGCL") to recover such amounts on behalf of the corporation from such stockholders or the directors authorizing such payments, if such payments were made in violation of financial limitations specified in the CGCL. Consequently, to the extent all or a portion of the Shareholder Payment was determined to have been made in violation of the CGCL and if the debt of the holders of notes was deemed to have arisen prior to the Shareholder Payment, the foregoing consent would have the effect of eliminating any right such a holder may otherwise have pursuant to such provisions of the CGCL to recover such portion of the Shareholder Payment from such stockholders or the members of the Condor board of directors authorizing the Shareholder Payment.

Legal Defeasance and Covenant Defeasance

     Condor may, at its option and at any time, elect to have all of its and the Guarantor's obligations discharged with respect to the outstanding notes, the Note Guarantees and the indenture ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

     (2) Condor's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;


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     (3)  the rights, powers, trusts, duties and immunities of the trustee, and
          Condor's obligations in connection therewith; and

     (4)  the Legal Defeasance provisions of the indenture.

     In addition, Condor may, at its option and at any time, elect to have its obligations released with respect to several of the covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, several of the events, not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

     (1) Condor must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Condor must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, Condor shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

          (a) Condor has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Condor shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which Condor or any of its Subsidiaries is a party or by which Condor or any of its Subsidiaries is bound;

     (6) Condor must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law


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



          provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) Condor must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Condor with the intent of preferring the holders of notes over the other creditors of Condor with the intent of defeating, hindering, delaying or defrauding creditors of Condor or others; and

     (8) Condor must deliver to the trustee an Officers' Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Condor may require a holder to pay any taxes and fees required by law or permitted by the indenture. Condor is not required to transfer or exchange any note selected for redemption. Also, Condor is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided below, the indenture, the Note Guarantees and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture, the Note Guarantees or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than the provisions described under the caption "--Repurchase at the Option of Holders";

     (3) reduce the rate of or extend the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

     (5)  make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults;

     (7) waive a redemption payment with respect to any note, other than the provisions described under the caption "--Repurchase at the Option of Holders";

     (8) release the Guarantor from its obligations under the Note Guarantees or the indenture, except in accordance with the terms of the indenture; or


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     (9)  make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, any

     (1) amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control"; and

     (2) amendment to Article 10 of the indenture, which relates to subordination will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if such amendment would materially adversely affect the rights of holders of notes.

     Notwithstanding the foregoing, without the consent of any holder of notes, Condor, the Guarantor and the trustee may amend or supplement the indenture, the Note Guarantees or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of Condor's or the Guarantor's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Condor or the Guarantor, to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to provide for additional guarantees of the notes.

Concerning the Trustee

     The indenture contains limitations on the rights of the trustee, should it become a creditor of Condor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to exceptions. The indenture provides that in case an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this prospectus may obtain a copy of the indenture and Registration Rights Agreement without charge by writing to Condor at 2133 Samaritan Drive, San Jose, California 95124, Attention: Chief Financial Officer,
(408) 371-9580.

Book-Entry, Delivery and Form

     The certificates representing the new notes will be issued in fully registered form, without coupons. Except as described below, the new notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. as DTC's nominee, in the form of a global note (the "global registered note").

     The Global Registered Note. Condor expects that pursuant to procedures established by DTC (a) upon deposit of the global registered note, DTC or its custodian will credit on its internal system interests in the global registered note to the accounts of persons who have accounts with DTC ("Participants") and
(b) ownership of the global registered note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Participants, and the records of Participants with


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respect to interests of persons other than Participants. Ownership of beneficial interests in the global registered note will be limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or holder of the new notes, DTC or such nominee will be considered the sole owner or holder of the new notes represented by the global registered note for all purposes under the indenture. No beneficial owner of an interest in the global registered note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the new notes.

     Payments of the principal of, or premium and interest on, the global registered note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Condor, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global registered note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the global registered note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global registered note as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the global registered note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated exchange note for any reason, including to sell new notes to persons in states which require physical delivery of the new notes or to pledge such securities, such holder must transfer its interest in the global registered note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of one or more Participants to whose account at DTC interests in the global registered note are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global registered note for certificated new notes, which it will distribute to its Participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global registered notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Condor nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the global registered note will be exchangeable or transferable, as the case may be, for certificated notes if


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     (1)  DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global registered note and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act,

     (2) We, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form or

     (3) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the notes.

     In addition, beneficial interests in the global registered note may be exchanged for certificated notes upon request but only upon at least 20 days' prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for the global registered note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures.

Same Day Settlement And Payment

     The indenture will require that payments in respect of the notes represented by the global registered note, including principal, premium, if any, interest and Liquidated Damages, if any, be made by wire transfer of immediately available next day funds to the accounts specified by the holder. With respect to certificated notes, Condor will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Condor expects that secondary trading in certificated notes will also be settled in immediately available funds.

Defined Terms

     Set forth below are defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Condor to which Condor or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

     "Acquired Indebtedness" means, with respect to any specified Person,

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

     (2) Indebtedness secured by a lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

     "Acquisition" means the acquisition of Condor by the Principals and their Related Parties pursuant to the terms of the merger agreement.

     "Acquisition Financing" means;

     (1)  the issuance and sale by Condor of the notes; and

     (2) the execution and delivery by Condor and some of its subsidiaries of the credit facility and the borrowing of loans, if any, and issuance of letters of credit thereunder to fund the acquisition and related transactions,


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          including without limitation, the payment of fees and expenses and the refinancing of outstanding indebtedness of Condor and its subsidiaries.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means:

     (1) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights, including, without limitation, by way of a sale and leaseback, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Condor and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance, sale or transfer by Condor or any of its Restricted Subsidiaries of Equity Interests of any of Condor's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions,

          (a)  that have a fair market value in excess of $2.0 million; or

          (b)  for net proceeds in excess of $2.0 million.

     Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

     (1)  dispositions in the ordinary course of business;

     (2) a disposition of assets by Condor to a Restricted Subsidiary or by a Restricted Subsidiary to Condor or to another Restricted Subsidiary;

     (3) a disposition of Equity Interests by a Restricted Subsidiary to Condor or to another Restricted Subsidiary;

     (4) the sale and leaseback of any assets within 90 days of the acquisition thereof;

     (5)  foreclosures on assets;

     (6) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, for use in a Permitted Business;

     (7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

     (8) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and

     (9) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.


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     "Behrman Capital" means Behrman Capital L.P. and its affiliated funds.

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life or more than one year so long as:

     (1) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

     (2) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business; and

     (3) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1)  in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means;

     (1)  Government Securities;

     (2) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the credit facility;

     (3) commercial paper maturing not more than 365 days after the date of acquisition of an issuer, other than an affiliate of Condor, with a rating, at the time as of which any investment therein is made, of "A-3" or higher according to S&P or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

     (4) any bankers acceptances of money market deposit accounts issued by an Eligible Institution;

     (5) any fund investing exclusively in investments of the types described in clauses (1) through (4) above; and

     (6) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (5) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.


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     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income,

     (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period;

     (2)  Fixed Charges of such Person for such period;

     (3) depreciation, amortization, including amortization of goodwill and other intangibles, and all other non-cash charges, excluding any such non-cash charge, other than the First Quarter Plant Closing Charge, to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of such Person and its Restricted Subsidiaries for such period;

     (4)  net periodic post-retirement benefits;

     (5) other income or expense net as set forth on the face of such Person's statement of operations;

     (6) expenses and charges of Condor related to the acquisition, including any purchase price adjustment or any other payments made pursuant to the merger agreement or the financial advisory agreements with BCMC or DLJSC or the warrant and stock option termination agreements described under "Relationships and Related Party Transactions", and Acquisition Financing, the credit facility and the application of the proceeds thereof; and

     (7) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the acquisition and Acquisition Financing, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

     (1) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

     (2) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

     Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.


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



     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

     (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

     (2) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

     (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

     (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Condor or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of Condor, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

     "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, or upon the happening of any event, other than any event solely within the control of the issuer thereof, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness, except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Condor to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Condor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Restrictive Covenants--Restricted Payments," and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of Condor or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Condor in order to satisfy applicable statutory or regulatory obligations.

     "DLJ Merchant Banking" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.


                                       106


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     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Existing Indebtedness" means Indebtedness of Condor and its Restricted Subsidiaries, other than Indebtedness under the credit facility, in existence on the date of the indenture, until such amounts are repaid.

     "First Quarter Plant Closing Charge" means the $0.9 million charge recorded in connection with Condor's decision to close its facilities located in Sterling, Virginia.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

     (1)  the Consolidated Interest Expense of such Person for such period; and

     (2) all dividend payments on any series of preferred stock of such Person, other than dividends payable solely in Equity Interests that are not Disqualified Stock,

in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period, exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined), to the Fixed Charges of such Person for such period, exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date. In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness, other than revolving credit borrowings or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, the acquisition, the Sterling Plant Closure and acquisitions that have been made by Condor or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with such acquisition, as determined in good faith by an officer of Condor, regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission, and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

     "Foreign Credit Facilities" means any Indebtedness of a Restricted Subsidiary organized or having its principal place of business outside the United States. Indebtedness under the Foreign Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Global Technology Partners" means Global Technology Partners, LLC and its Affiliates.


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     "Global Technology Partners Investment" means the sale by Condor to Global
Technology Partners of its common stock and the granting by Condor to Global Technology Partners of options to purchase shares of its common stock.

     "Global Technology Partners Loans" means one or more loans by Condor to Global Technology Partners to the extent the proceeds are used or deemed used solely to finance Global Technology Partners's purchase of capital stock of Condor.

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Condor of the Capital Stock of an Unrestricted Subsidiary of Condor to secure Non-Recourse Debt of such Unrestricted Subsidiary.

     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, together with any interest thereon that is more than 30 days past due, in the case of any Indebtedness that does not require current payments of interest; and

     (2) the principal amount thereof, in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that such Indebtedness was incurred or, if such indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Condor for consideration consisting of common equity securities of Condor shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds".

     If Condor or any Restricted Subsidiary of Condor sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Condor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Condor, Condor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold


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or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with:

          (a) any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

          (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

     (2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss); and

     (3) in the event that Condor's consolidated financial statements are ever restated to reverse a write-off of in-process technology recorded prior to July 1, 1999, the amortization of purchased technology.

     "Net Proceeds" means the aggregate cash proceeds received by Condor or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of, without duplication,

     (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

     (2) taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements;

     (3) amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness incurred pursuant to the credit facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale; and

     (4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Condor or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

     "Credit facility" means that Credit Agreement, dated as of April 15, 1999 among Condor, subsidiaries of Condor from time to time party thereto as guarantors, various financial institutions party thereto, and Bank of America National Trust and Savings Association as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

     (1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;


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     (2)  adding or deleting borrowers or guarantors thereunder;

     (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

     (4) otherwise altering the terms and conditions thereof. Indebtedness under the credit facility outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Non-Recourse Debt" means Indebtedness,

     (1) no default with respect to, which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of Condor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (2) as to which the lenders have been notified in writing that they will not have any recourse to the stock, other than the stock of an Unrestricted Subsidiary pledged by Condor to secure debt of such Unrestricted Subsidiary, or assets of Condor or any of its Restricted Subsidiaries;

provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Condor or any of its Restricted Subsidiaries if Condor or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offering" means the offering of the notes by Condor.

     "Pari Passu Indebtedness" means Indebtedness of Condor that ranks pari passu in right of payment to the notes.

     "Permitted Business" means the manufacture, sale, distribution or service of electronic defense products or systems or any business reasonably related, incidental or ancillary thereto or the manufacture, sale, distribution or service of products using similar technologies.

     "Permitted Investments" means:

     (1)  any Investment in Condor or in a Restricted Subsidiary of Condor;

     (2)  any Investment in cash or Cash Equivalents;

     (3) any Investment by Condor or any Restricted Subsidiary of Condor in a Person, if as a result of such Investment,

          (a)  such Person becomes a Restricted Subsidiary of Condor; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Condor or a Wholly Owned Restricted Subsidiary of Condor;


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     (4)  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales";

     (5) any Investment acquired solely in exchange for Equity Interests other than Disqualified Stock of Condor;

     (6) any Investment in a Person engaged in a Permitted Business, other than an Investment in an Unrestricted Subsidiary, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed the greater of (a) $20.0 million and (b) 15% of Total Assets at the time of such Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value;

     (7) Investments relating to any special purpose Wholly Owned Subsidiary of Condor organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Condor, are necessary or advisable to effect such Receivables Facility; and

     (8)  the Global Technology Partners Loans.

     "Permitted Liens" means:

     (1) liens on property of a Person existing at the time such Person is merged into or consolidated with Condor or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of Condor or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;

     (2)  liens existing on the date of the indenture;

     (3) liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Condor or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that:

          (a) such liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto, plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness;

          (b) such liens do not extend to any other assets of Condor or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets, and improvements thereto or thereon, repaired, added to or improved);

          (c) the Incurrence of such Indebtedness is permitted by "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (d) such liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement;

     (4) liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") or successive refinancings, in whole or in part, of any Indebtedness secured by liens referred to in the clauses above so long as such lien does not extend to any other property, other than improvements thereto;


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     (5)  liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

     (6) liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

     (7) liens securing Indebtedness, including all Obligations, under the credit facility or any Foreign Credit Facility; and

     (8) other liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $20.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Condor or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Condor or any of its Restricted Subsidiaries; provided that:

     (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

     (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means DLJ Merchant Banking, Global Technology Partners and Behrman Capital.

     "Public Equity Offering" means any issuance of common stock by Condor, other than Disqualified Stock, that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock pursuant to employee benefit plans of Condor or otherwise as compensation to employees of Condor.

     "Qualified Proceeds" means any of the following or any combination of the following:

     (1)  cash;

     (2)  Cash Equivalents;

     (3) assets, other than Investments, that are used or useful in a Permitted Business; and

     (4) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Condor or any Restricted Subsidiary of Condor of such Capital Stock,

          (a) such Person becomes a Restricted Subsidiary of Condor or any Restricted Subsidiary of Condor; or


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          (b)  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Condor or any Restricted Subsidiary of Condor.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which Condor or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal,

     (1) any controlling stockholder or partner of such Principal on the date of the indenture; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or through one or more Subsidiaries, a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or
          (2).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

     "Spot Rate" means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Sterling Plant Closure" means Condor's closing of its facilities in Sterling, Virginia.

     "Subsidiary" means, with respect to any Person,

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

     (2)  any partnership or limited liability company,

          (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person; or


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          (b)  the only general partners or managing members of which are such
               Person or of one or more Subsidiaries of such Person, or any combination thereof.

     "Total Assets" means the total consolidated assets of Condor and its Restricted Subsidiaries, as shown on the most recent balance sheet, excluding the footnotes thereto, of Condor.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

     (1)  has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Condor or any Restricted Subsidiary of Condor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Condor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Condor;

     (3) is a Person with respect to which neither Condor nor any of its Restricted Subsidiaries has any direct or indirect obligation,

          (a) to subscribe for additional Equity Interests, other than Investments described in clause (7) of the definition of Permitted Investments; or

          (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Condor or any of its Restricted Subsidiaries.

     Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Restrictive Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Condor as of such date, and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Condor shall be in default of such covenant.

     The board of directors of Condor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Condor of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

     (1) such Indebtedness is permitted under the covenant described under the caption entitled "--Restrictive Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (2) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1)  the sum of the products obtained by multiplying,


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          (a)  the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

          (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

     (2)  the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.


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                               THE EXCHANGE OFFER

     Pursuant to a registration rights agreement between Condor and the Initial Purchasers, we agreed

     (1) to file a registration statement on or prior to 90 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for new debt securities of Condor registered under the Securities Act, with terms identical in all material respects to those of the old notes and

     (2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 180 days after the closing of the old notes, April 15, 1999. In some circumstances, we will be required to provide a shelf registration statement to cover resales of the old notes by the holders thereof.


     The registration rights agreement provides that, since we failed to satisfy our registration obligations under the registration rights agreement, we are required to pay liquidated damages with respect to the first 90-day period immediately following our failure to fulfill any of our obligations described above in an amount equal to $0.05 per week per $1,000 principal amount of notes and increasing every 90 days thereafter up to a maximum amount equal to $0.25 per week per $1,000 principal amount of notes until the registration statement is declared effective. Upon consummation of the exchange offer or the effectiveness of a registration statement, the provision for liquidated damages on the old notes shall cease.


     The new notes have been registered under the Securities Act and transfer restrictions and registration rights relating to the old notes do not apply to the new notes. If you fail to exchange your old notes in the exchange offer, your notes will remain subject to transfer restrictions.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each holder of old notes that wishes to exchange old notes for new notes is required to make the representations described below under "--Resale of the New Notes."

Terms of the Exchange Offer; Period for Tendering Old Notes

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have withdrawn them as permitted below:

     o when you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

     o for each $1,000 principal amount of old notes surrendered to us pursuant to the exchange offer, we will give you $1,000 principal amount of new notes. Interest on each new note will accrue from the date of issuance of the old note for which the new note is exchanged or from the date of the last periodic payment of interest on such old note, whichever is later. No additional interest will be paid on old notes tendered and accepted for exchange.

     o we will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to old notes.

     o    the exchange offer expires at 5:00 p.m., New York City time, on
                  , 2000; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term


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          "expiration date" means          , 2000 or, if extended by us, the
          latest time and date to which the exchange offer is extended.

     o as of the date of this prospectus, $100,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

     o our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions that we describe in the section below called "--Conditions to the Exchange Offer".

     o we expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

     o we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer."

     o we will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City Time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     o holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     o old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

     o we intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     o by executing, or otherwise becoming bound by, the letter of transmittal, you will be making representations to us. See "--Resale of the New Notes."

     Important rules concerning the exchange offer

     You should note that:

     o we will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange in our sole discretion, which determination shall be final and binding.

     o we reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.


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     o    we also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, such waiver must be cured within such reasonable period of time as we shall determine.

     o our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the letter of transmittal and the instructions thereto, shall be final and binding on all parties.

     o neither Condor, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Procedures for Tendering Old Notes

     What to submit and how

     If you, as the registered holder of an old note, wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to State Street Bank and Trust Company at the address set forth below under "Exchange Agent" on or prior to the expiration date.

     In addition,

     (1) certificates for such old notes must be received by the exchange agent along with the letter of transmittal, or

     (2) a timely confirmation of a book-entry transfer (what we call a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

     (3) you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Condor.

     How to sign your letter of transmittal and other documents

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered

      (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

      (2)  for the account of an Eligible Institution (as defined below).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution that is:

     o a member of or participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program, or

     o an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If old notes are registered in the name of a person other than the person signing the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by Condor, proper evidence satisfactory to Condor of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent.

     In all cases, we will only issue new notes in exchange for old notes that are accepted for exchange after timely receipt by the exchange agent of:

    o     certificates for such old notes or

          o a timely book-entry confirmation of such old notes into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, and

          o a properly completed and duly executed letter of transmittal and all other required documents.

     If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return such unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a Participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as defined in the next sentence) and any other documents required by the letter of transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering old notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such Participant. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

     If you are a registered holder of old notes and you want to tender such old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

     (1)   the tender is made through an Eligible Institution,

     (2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery, substantially in the form provided by us by facsimile transmission, mail or hand delivery, stating:

          o    the name and address of the holder of old notes

          o    the amount of old notes tendered

          o the tender is being made by delivering such notice and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by that Eligible Institution with the exchange agent and

     (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

     You can withdraw your tender of old notes at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "--Exchange Agent." Any such notice of withdrawal must specify:

     o    the name of the person having tendered the old notes to be withdrawn.

     o the old notes to be withdrawn, including the principal amount of such old notes.

     o if certificates for old notes have been delivered to the exchange agent, the name in which such old notes are registered, if different from that of the withdrawing holder.

     o if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless you are an Eligible Institution.

     o if old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

     Please note that all questions as to the validity, form and eligibility, including time of receipt, of such notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the new notes for such old notes, such acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver by us of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the exchange offer of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     State Street Bank and Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                   Deliver To:

By Overnight Courier or Hand:                By Registered or Certified Mail:
State Street Bank and Trust Company          State Street Bank and Trust Company
Corporate Trust Department                   Corporate Trust Department
Two International Place                      P.O. Box 778
Boston, Massachusetts 02102-0078             Boston, Massachusetts 02102-0078
Fourth Floor                                 Fourth Floor
Attn: Kellie Mullen                          Attn: Kellie Mullen
Telephone: (617) 664-5587                    Telephone: (617) 664-5587
Facsimile: (617) 664-5290                    Facsimile: (617) 664-5290

     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $.4 million.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of Condor or who intends to participate in the exchange offer for the purpose of distributing the new notes

     (1) will not be able to rely on the interpretation of the staff of the SEC,

     (2)   will not be able to tender its old notes in the exchange offer and

     (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the old notes, other than specified holders, will represent that:

     (1)   it is not our "affiliate";

     (2) any new notes to be received by it were acquired in the ordinary course of its business; and

     (3) it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such new notes.

          MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of old notes for new notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker- dealers shall be authorized to deliver this prospectus for a period not exceeding 90 days after the exchange offer expiration date.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker- dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the exchange offer expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal. See "The Exchange Offer." We have agreed to pay all expenses incident to the exchange offer and will indemnify holders of the old notes (including any broker-dealers) against some liabilities, including some liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for Condor and CEI by Davis Polk & Wardwell, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Condor Systems, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us and the new notes in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Condor, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC. We believe, however, that all information that is material to an investment decision has been included in this prospectus.

     We are required under the indenture governing the notes to furnish the holders of notes with all quarterly and annual financial information that would be required to be contained in a filing with the SEC on forms 10-Q and 10-K if Condor were required to file such Forms, including, without limitation, (a) "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Condor's certified independent accountants, and (b) all current reports that would be required to be filed with the SEC on Form 8-K if Condor were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations. In addition, we and CEI Systems, Inc. have agreed that, for so long as any notes remain outstanding, we and CEI Systems, Inc. will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act during any period in which Condor or CEI Systems, Inc., respectively, is not subject to Section 13 or 15(d) of the Exchange Act.

                   Index to Consolidated Financial Statements

Report of Independent Accountants......................................... F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999
and June 30, 2000 ........................................................ F-3

Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998, 1999 and the six months ended
  June 30, 1999 and 2000.................................................. F-4

Consolidated Statements of Shareholders' Equity (Deficit)
  for the years ended December 31, 1997, 1998, 1999 and
  the six months ended June 30, 2000...................................... F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998, 1999 and the six months ended
  June 30, 1999 and 2000.................................................. F-6

Notes to Consolidated Financial Statements................................ F-7

                       Report of Independent Accountants


To the Board of Directors and
Shareholders of Condor Systems, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Condor Systems, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 8, 2000

                             CONDOR SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (shares and dollars in thousands)

                                                                      December 31,            June 30,
                                                                ---------------------         --------
                                                                 1998          1999             2000
                                                                -------      --------         --------
                                                                                             (unaudited)
                           ASSETS
Current assets:
  Cash and cash equivalents..................................   $ 4,300      $  6,000         $  4,431
  Restricted cash............................................     3,975         1,969            1,129
  Contracts receivable.......................................    42,853        54,285           56,555
  Inventories................................................     1,772         3,101            5,336
  Income taxes receivable....................................                   1,647            1,464
  Deferred income taxes......................................     3,910         4,356            5,795
  Other current assets.......................................       629           707              470
                                                                -------      --------         --------
       Total current assets..................................    57,439        72,065           75,180

Property and equipment, net..................................     5,021         7,528            8,355
Purchased technology rights, net of accumulated
  amortization of $25 in 1999................................                     575            3,715
Deferred income taxes........................................     2,268         1,763            1,763
Other assets, net............................................     3,195         8,512            8,305
                                                                -------      --------         --------
       Total assets..........................................   $67,923      $ 90,443         $ 97,318
                                                                =======      ========         ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS'
                  EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt..........................   $ 3,400
  Bank borrowing.............................................                $ 17,088         $ 16,000
  Accounts payable...........................................    11,405        13,568            9,046
  Accrued expenses...........................................     8,575        12,275           16,526
  Income taxes payable.......................................     1,143
  Customer contract advances.................................     3,944         1,010            1,503
                                                                -------      --------         --------
       Total current liabilities.............................    28,467        43,941           43,075

Long-term debt, less current portion.........................    47,432
Subordinated notes...........................................     5,000       100,000          100,000
                                                                -------      --------         --------
       Total liabilities.....................................    80,899       143,941          143,075
                                                                -------      --------         --------
Redeemable preferred stock, no par value in 2000:
  Authorized: 10,000 shares in 2000; Series A Shares:
    300 designated; 100 issued and outstanding in 2000.......                                    9,716

Commitments and contingencies (Notes 1, 11 and 14)...........

Shareholders' Equity (Deficit)
Preferred stock par value $0.001 in 1998:
  Authorized: 30,000 shares in 1998;
  Series A Shares: 22,000 designated; 11,000 issued and
    outstanding in 1998......................................    12,000

Common stock, par value $0.001 in 1998:
  Authorized: 170,000 shares in 1998;
  Class A Shares: 10,000 designated; 6,125 issued and
    outstanding in 1998......................................    13,411
  Class B Shares: 150,000 designated; 45,000 issued
    and outstanding in 1998..................................     1,999

Common stock, par value $1.00 in 1999 and 2000
  Authorized: 130,000 shares in 1999 and 2000
  Class A Shares: 60,000 designated; 21,408 issued
    and outstanding in 1999 and 2000.........................                 21,408           21,408
  Class B Shares: 10,000 designated; 2,551 issued and
    outstanding in 1999 and 2000.............................                   2,551            2,551
  Class C Shares: 60,000 designated; 26,949 issued and
    outstanding in 1999 and 2000.............................                  26,949           26,949

Notes receivable for stock...................................                  (1,179)          (1,348)
Deferred stock compensation..................................      (138)                          (285)


                                      F-3


                                                                      December 31,            June 30,
                                                                ---------------------         --------
                                                                 1998          1999             2000
                                                                -------      --------         --------
Retained earnings (accumulated deficit)......................     2,171       (13,112)         (14,633)
Distribution in excess of net book value (Note 1)............   (42,419)      (90,115)         (90,115)
                                                                -------      --------         --------
       Total shareholders' deficit...........................   (12,976)      (53,498)         (55,473)
                                                                -------      --------         --------
         Total liabilities, redeemable preferred stock
           and shareholders' deficit.........................   $67,923      $ 90,443         $ 97,318
                                                                =======      ========         ========


                The accompanying notes are an integral part of
                   these consolidated financial statements.

                              CONDOR SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (shares and dollars in thousands)

                                                    Years Ended December 31,                     Six Months Ended June 30,
                                               -------------------------------------            ---------------------------
                                                1997           1998           1999                1999                2000
                                               -------       --------       --------            --------            -------
                                                                                                        (unaudited)
Contract revenues.......................       $79,630       $101,042       $ 95,906            $ 37,094            $48,670
Costs and operating expenses:
 Contract costs.........................        53,143         61,660         61,808              21,355             30,155
 Technology related costs:
   Research and development.............         1,039          4,360          4,939               2,262              2,484
   Amortization of purchased
     technology.........................           618          2,489             25                                    506
   Write-off of in-process
     technology.........................         8,421
 Selling, general and administrative....        16,037         20,341         18,125               8,391             9,486
 Other charges:
   Recapitalization costs...............                                       8,754               8,754
   Restructuring and plant closure
     costs..............................                                         975                 925              1,500
   Abandoned acquisitions costs.........           185            513            250
                                               -------       --------       --------            --------            -------
                                                79,443         89,363         94,876              41,687             44,131
                                               -------       --------       --------            --------            -------
     Operating income (loss)............           187         11,679          1,030              (4,593)            4,539
Interest and other income (loss)........            94            237            330                 173                (47)
Interest expense........................        (5,688)        (7,654)       (12,121)             (4,782)            (8,112)
                                               -------       --------       --------            --------            -------
     Income (loss) before income
      taxes and extraordinary
      item..............................        (5,407)         4,262        (10,761)             (9,202)            (3,620)
Provision for (benefit of) income
  taxes.................................        (2,221)         1,662         (1,376)             (1,591)            (1,440)
                                               -------       --------       --------            --------            -------
     Income (loss) before
      extraordinary item................        (3,186)         2,600         (9,385)             (7,611)            (2,180)
Extraordinary loss on debt retirement,
 net of income tax benefit
 of $537................................                                       3,652               3,387
                                               -------       --------       --------            --------            -------
     Net income (loss)..................       $(3,186)      $  2,600       $(13,037)           $(10,998)           $(2,180)
                                               =======       ========       ========            ========            =======


                The accompanying notes are an integral part of
                   these consolidated financial statements.

                              CONDOR SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (shares and dollars in thousands)

                                                                                                              Distribu-
                                                                                                                tions
                                       Preferred Stock     Common Stock               Deferred    Retained    In Excess
                                       ---------------   --------------    Notes      Stock      Earnings      of Net
                                                                         Receivable  Compensa- (Accumulated     Book
                                       Shares  Amount    Shares  Amount  For Stock     tion      Deficit)       Value       Total
                                       ------  -------   ------  ------- ----------  --------- ------------   ---------   ---------
Balances, January 1, 1997..........    11,000  $12,000   51,000  $13,986                          $  2,757    $(42,419)   $(13,676)
Issuance of warrants...............                                  957                                                       957
Net loss...........................                                                                 (3,186)                 (3,186)
                                       ------  -------   ------  -------  -------      -----       --------    --------   --------
Balances, December 31, 1997........    11,000   12,000   51,000   14,943                              (429)    (42,419)    (15,905)
Issuance of Class A common stock...                         125      325                                                       325
Deferred stock compensation .......                                  142               $(142)
Deferred stock compensation
  amortization.....................                                                        4                                     4
                                       ------  -------   ------  -------  -------      -----       --------    --------   --------
Net income.........................                                                                  2,600                   2,600
Balances, December 31, 1998........    11,000   12,000   51,125   15,410                (138)         2,171     (42,419)   (12,976)
Issuance of Class A common stock...                      21,408   21,408                                                    21,408
Issuance of Class B common stock...                       2,551    2,551  $(1,179)                                           1,372
Issuance of Class C common stock...                      26,949   26,949                                                    26,949
Reorganization and distribution to
  Shareholders.....................   (11,000) (12,000) (51,125) (15,410)                138         (2,246)    (47,696)   (77,214)
Net loss...........................                                                                 (13,037)               (13,037)
                                       ------  -------   ------  -------  -------      -----       --------    --------   --------
Balances, December 31, 1999........                      50,908   50,908   (1,179)                  (13,112)    (90,115)   (53,498)
Issuance of redeemable preferred
  stock............................                                          (169)                      659                    490
Deferred stock compensation........                                                     (298)                                 (298)
Deferred stock compensation
  amortization.....................                                                       13                                    13
Net loss...........................                                                                  (2,180)                (2,180)
                                       ------  -------   ------  -------  -------      -----       --------    --------   --------
Balance, June 30, 2000 (unaudited).        --  $    --   50,908  $50,908  $(1,348)     $(285)      $(14,633)   $(90,115)  $(55,473)
                                       ======  =======   ======  =======  =======      =====       ========    ========   ========


                The accompanying notes are an integral part of
                   these consolidated financial statements.

                             CONDOR SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (shares and dollars in thousands)

                                                              Years ended December 31,               Six Months Ended June 30,
                                                         ----------------------------------          -------------------------
                                                           1997         1998         1999              1999             2000
                                                         --------      -------     --------          --------          -------
Cash flows from operating activities:                                                                      (unaudited)
      Net income (loss)..............................    $ (3,186)     $ 2,600     $(13,037)         $(10,998)         $(2,180)
 Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating
   activities:
   Depreciation and amortization.....................       2,538        3,291        3,476             1,599            2,030
   Amortization of purchased technology..............         618        2,489           25                                506
   Non-cash charges related to 1999
     Recapitalization................................                                 2,602             2,605
   Write-off of in-process technology................       8,421
   Loss on disposal of property and equipment........         193
   Deferred taxes....................................      (3,024)         281           59                             (1,439)
   Changes in assets and liabilities
     Contracts receivable............................      (5,670)         633       (9,441)            2,520             (362)
     Inventories.....................................         (58)         713       (1,047)           (1,522)            (673)
     Other assets....................................        (439)        (241)         (99)             (188)          (2,279)
     Accounts payable................................      (1,006)       1,951        2,163              (714)          (4,716)
     Accrued expenses................................       1,014           37        1,337               626            3,944
     Income taxes payable and receivable.............       3,044          322       (2,790)           (3,444)             183
                                                         --------      -------     --------          --------          -------
       Net cash provided by (used in)
       operating activities..........................       2,445       12,076      (16,752)           (9,516)          (4,986)
                                                         --------      -------     --------          --------          -------
Cash flows from investing activities:
 Acquisitions........................................     (19,673)                   (3,553)           (2,000)          (6,100)
 Additions to property and equipment.................      (1,742)      (2,502)      (1,206)             (678)            (638)
                                                         --------      -------     --------          --------          -------
       Net cash used in investing activities.........     (21,415)      (2,502)      (4,759)           (2,678)          (6,738)
                                                         --------      -------     --------          --------          -------
Cash flows from financing activities:
 Proceeds from sale of redeemable preferred stock....                                                                   10,208
 Proceeds from sale of common stock..................                                43,321            43,321
 Purchase of Common Stock............................                                                                     (298)
 Distributions to shareholders.......................                               (70,742)          (70,742)
 Net proceeds from long-term debt....................      24,000                   100,000           100,000
 Payments of debt issuance costs.....................        (760)                   (7,630)           (7,630)
 Payments on long-term debt..........................      (5,125)      (5,370)     (51,550)          (51,550)
 Payments on subordinated debt.......................                                (5,000)           (5,000)
 Proceeds from revolving line of credit and
   revolving notes...................................                    2,000       17,088                             12,000
 Payments on revolving line of credit................      (3,000)      (2,000)                         3,975          (13,088)
 Decrease (increase) in restricted cash, net.........                   (3,975)       2,006                                840
 Increase (decrease) in customer contract
   advances, net.....................................         316        3,392       (4,282)           (2,533)             493
                                                         --------      -------     --------          --------          -------
     Net cash provided by (used in) financing
     activities......................................      15,431       (5,953)      23,211             9,841           10,155
                                                         --------      -------     --------          --------          -------
Net increase (decrease) in cash and cash equivalents.      (3,539)       3,621        1,700            (2,353)          (1,569)
Cash and cash equivalents, beginning of year.........       4,218          679        4,300             4,300            6,000
                                                         --------      -------     --------          --------          -------
Cash and cash equivalents, end of year...............    $    679      $ 4,300     $  6,000          $  1,947          $ 4,431
                                                         ========      =======     ========          ========          =======
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest..........................................    $  4,349      $ 6,733     $ 11,587
   Income taxes paid (refunded)......................    $ (2,237)     $   949     $    815


                The accompanying notes are an integral part of
                   these consolidated financial statements.

                             CONDOR SYSTEMS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (shares and dollars in thousands)

NOTE 1. DESCRIPTION OF BUSINESS:

     Condor Systems, Inc. (Condor) is a leading provider of technologically advanced signal collection and specialized electronic counter measure products and systems in the electronic warfare industry. Condor supplies a complete line of integrated systems, subsystems and products that are used to intercept, identify, locate and analyze radar signals for a variety of military needs, including intelligence, reconnaissance, surveillance, precision targeting, situational awareness and threat warning.

     1999 Recapitalization:

     In April 1999, Condor consummated a recapitalization and merger of Condor (the 1999 Recapitalization). In connection with the 1999 Recapitalization, Condor entered into a new senior secured credit facility of up to $50,000 and issued $100,000 in senior subordinated notes payable, 21,408 shares of Class A common stock, 2,551 shares of Class B common stock, 26,949 shares of Class C common stock and accepted $1,179 in notes receivable for stock. Utilizing the proceeds from the issuance of the subordinated notes payable and new classes of common stock and existing cash balances, Condor retired all of the existing long-term debt, subordinated notes payable, preferred stock and common stock of Condor, including all outstanding stock options.

     The transaction has been accounted for as a recapitalization, and accordingly, no change in the accounting basis of Condor's assets has been made in the accompanying financial statements. The amount of cash paid and securities issued to the shareholders of Condor exceeded Condor's net assets on the date of the transaction and this excess has been recorded in the equity section as distributions in excess of net book value.

     Concentration:

     Condor operates in a single industry segment encompassing the signals intelligence, electronic support measures, electronic counter measures and threat warning market niches in the electronic warfare industry. This industry is closely tied to the military defense budgets of the U.S. Government and its allies. Any significant changes in the funding of certain programs, platforms or the overall level of the military defense budgets or the programs could impact Condor. In addition, the international markets are subject to additional risks including political instability, restrictive trade policies and U.S. export laws and regulations.

Note 2. Summary of Significant Accounting Policies:

     Basis of Consolidation:

     The accompanying consolidated financial statements include the accounts of Condor and its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

     Fair Value of Financial Instruments:

     Carrying amounts of certain of Condor's financial instruments including cash and cash equivalents, contracts receivable, accounts payable and accrued expenses approximate fair value. Based on borrowing rates currently available to Condor for loans with similar terms, the carrying value of its debt obligations approximates fair value.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

     Cash and Cash Equivalents:

     Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at the date of purchase. Substantially all of Condor's cash and cash equivalents are deposited with a single bank.

     Inventories:

     Inventoried costs related to government and commercial long-term contracts are composed of the direct costs of manufacturing and engineering, tooling and allocated overhead cost. These overhead costs include general and administrative expenses that are allowable in accordance with government procurement practices. Inventories are stated at the lower of average cost or market.

     Property and Equipment:

     Property and equipment are stated at cost and are depreciated on a straight-line basis over their expected useful lives of 3-5 years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the asset or the lease term, if shorter.

     Purchased Technology Rights:

     Purchased technology rights for which technological feasibility has not been established and that have no alternative future uses are charged to operations when acquired. Purchased technology rights for which technological feasibility has been established are amortized to operations over the estimated useful life of the product or the related programs.

     Other Assets:

     Other assets include approximately $2,548 and $7,851 of deferred financing costs as of December 31, 1998 and 1999, respectively. These costs are being amortized on an effective interest rate basis over the term of the related notes.

     Accounting for the Impairment of Long Lived Assets:

     Long lived assets and certain intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event that the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded.

     Comprehensive Income:

     Comprehensive income is defined as net income plus all revenues, expenses, gains and losses that are excluded from net income in accordance with generally accepted accounting principles. For the years ended December 31, 1997, 1998 and 1999, there are no material differences between comprehensive income and net income.

     Contracts and Contract Revenue Recognition:

     Most of the contracts that Condor enters into are fixed price. This means that Condor is exposed to cost overruns if it encounters difficulties in meeting the contractual delivery schedule or technical specifications for its systems or experiences variances in its actual costs from its estimates. Conversely, Condor benefits from any cost under runs if it experiences positive variances in its actual costs from its estimates or encounters less difficulties than expected in meeting the contractual delivery schedule or technical specifications.

     Revenues for long-term contracts are accounted for under the percentage-of-completion (cost-to-cost) method. Under this method, all contract costs are charged to operations as incurred and revenues are recognized based on costs incurred plus the estimated contract profit margins. These estimated contract profit margins are determined on

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

a contract-by-contract basis based on Condor's estimates of total revenue and cost at completion for each contract. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made using the cumulative catch-up method. For the years ended December 31, 1997 and 1998, contract estimate revisions did not have a material effect on the statement of operations. During the year ended December 31, 1999, Condor recorded upward cost revisions related to software development costs on certain development programs that reduced operating margins by approximately $5,300. Losses on contracts are recorded in full as they are identified.

     Research and Development:

     Research and development expenditures are charged to operations as incurred.

     Income Taxes:

     Income taxes are recorded using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that Condor will not realize the benefit of certain deferred tax assets.

     Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unaudited Interim Financial Information

     The accompanying interim consolidated balance sheet as of June 30, 2000 and the consolidated statements of operations and cash flows for the six months ended June 30, 1999 and 2000 together with the related notes are unaudited by include all adjustments, consisting of only normal recurring adjustments, which Condor considers necessary to present fairly, in all material respects, the consolidated financial position as of June 30, 2000 and the results of operations, cash flows and shareholders' equity (deficit) for the six months ended June 30, 1999 and 2000. Results for the six months ended June 30, 2000 are not necessarily indicative of the results for the entire year or for any other future period.

     Reclassifications:

     Certain reclassifications have been made to prior year financial statements to conform to current year classifications.

NOTE 3. ACQUISITIONS:

     In September 1997, Condor acquired the assets of the Electronic Systems Division of Whittaker Corporation. Bank financing was used to acquire the Electronic Systems Division. The acquisition has been accounted for under the purchase method and the Electronic Systems Division's operating results have been included in Condor's financial statements since October 1997. The purchase price was allocated based on the estimated fair value of the Division's identifiable assets, net of assumed liabilities. The net assets purchased comprised:

Purchased technology rights....................      $ 3,107
In-process technology..........................        8,421
Contracts receivable...........................        6,513
Inventories....................................          971

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

Other current assets...........................          628
Property and equipment, net....................        1,436
Accounts payable...............................         (567)
Accrued expenses...............................         (836)
                                                     -------
                                                     $19,673
                                                     =======

     The amounts allocated to purchased technology and in-process technology were determined based on the income approach that represents future cash flows discounted at a rate of return that is commensurate with the inherent risk and expected growth. This is a valuation technique commonly used in the high-technology industry. The purchased technology relates to command and control and communication systems. The in-process technology relates to the Shortstop Electronic Protection Systems development program. The most significant assumption utilized in the valuation was the anticipated future contract revenues. Management was responsible for estimating the fair value of these technology rights and related expenses. The technological feasibility of the in-process technology had not been established and there were not any other alternative future uses. Accordingly, the entire $8,421 was charged to operations in 1997. The amounts allocated to purchased technology rights have been amortized on a straight-line basis over 15 months, the estimated useful life of the products or the related programs.

     In June 1999, Condor acquired the electronic warfare product line from ARGOSystems, Inc., a subsidiary of the Boeing Corporation, for a purchase price of $2,000 plus a commission on two specified future contract awards, if they are awarded in 1999 or 2000. These commissions could aggregate up to $3,800 based upon estimates made by the Boeing Corporation and will be charged to operations as contract revenues are recognized for the related programs. The ARGOSystems electronic warfare product line operating results have been included in Condor's financial statements since July 1999.

     In October 1999, Condor acquired substantially all of the assets of Signal Sciences, Inc., a subsidiary of Allen Telecom, for a purchase price of $1,400 plus a minimum of $300 in royalty payments on future contract revenues in 2000 and 2001 related to certain purchased technology rights. Royalty payments in excess of the minimum will be charged to operations as contract revenues are recognized from the purchased technology rights. The Signal Science operating results have been included in Condor's financial statements since November 1999.

     Condor utilized cash from operations to acquire the electronic warfare product line from ARGOSystems and Signal Sciences. These acquisitions have accounted for under the purchase method. The purchase price for these acquisitions was allocated based on the estimated fair value of their identifiable assets, net of assumed liabilities. The net assets purchased in the two acquisitions comprised:

Purchased technology rights.....................      $  600
Contracts receivable............................       1,991
Inventories.....................................         282
Other current assets............................         214
Property and equipment, net.....................       4,177
Accrued expenses................................      (2,363)
Customer contract advances......................      (1,348)
                                                      ------
                                                      $3,553
                                                      ======

     The amounts allocated to purchased technology were determined based on the income approach that represents future cash flows discounted at a rate of return that is commensurate with the inherent risk and expected growth. The purchased technology relates to Nighthawk, Signalworks, Landmark and Supercell signal processing systems. The most significant assumption utilized in the valuation was the anticipated future contract revenues. Management was responsible for estimating the fair value of these technology rights and related expenses. The amounts allocated to purchased technology rights will be amortized on a straight-line basis over 24 months, the estimated useful life of the products or the related programs.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

     The acquisition of the electronic warfare product line from ARGOSystems and Signal Sciences are not considered significant business combinations. Accordingly, pro forma financial information is not presented.

Note 4. Contracts Receivable:

     Contracts receivable are summarized as follows:

                                                               December 31,
                                                             -----------------
                                                               1998      1999
                                                             -------   -------
Prime U.S. Government contractors and foreign governments.   $ 4,814   $10,447
U.S. Government...........................................    11,002     5,374
Unreimbursed costs and accrued profits to be billed.......    27,037    38,464
                                                             -------   -------
                                                             $42,853   $54,285
                                                             =======   =======

     Unreimbursed costs and accrued profits to be billed represent revenues recognized for which billings have not been presented. Substantially all amounts, billed and unbilled, are expected to be collected within one year, including contract retentions.

Note 5. Inventories:

     Inventories are summarized as follows:

                               December 31,              June 30,
                             ------------------          --------
                              1998        1999             2000
                             ------      ------          --------
                                                        (unaudited)
Raw materials..........      $  501      $  881           $2,546
Work in progress.......       1,271       2,220            2,790
                             ------      ------           ------
                             $1,772      $3,101           $5,336
                             ======      ======           ======

Note 6. Property and Equipment:

     Property and equipment are summarized as follows:

                                                            December 31,
                                                       ---------------------
                                                         1998          1999
                                                       -------       -------
Manufacturing and office equipment...............      $12,333       $13,456
Test equipment...................................        7,389        11,331
Leasehold improvements...........................        1,771         2,070
                                                        21,493        26,857
Less accumulated depreciation and amortization...      (16,472)      (19,329)
                                                       -------       -------
                                                       $ 5,021       $ 7,528
                                                       =======       =======

Note 7. Revolving Credit Facility:

     During 1999, Condor entered into a new revolving credit facility. This revolving credit facility has a total capacity of $50,000 that provides for loans and letters of credit and has a five-year term to April 2004. This revolving credit facility replaced a revolving note facility that was entered into during 1997 and that had a total capacity of $18,100 that could be used for either cash borrowings or standby letter of credit commitments.

     Through February 9, 2000, the loans under the revolving credit facility bore interest, at Condor's option, at the prime rate plus 2.25% or LIBOR plus 3.50% (11.00% and 9.32%, respectively, at December 31, 1999) while the

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

standby and performance letter of credit fees were 3.50%, trade letter of credit fees were 1.75% and the commitment fee on the unused portion of the revolving credit facility was 1.50% per annum. On February 9, 2000, Condor entered into an amendment of the revolving credit facility to modify some of the financial covenant requirements through 2001 and to make some other changes related to the operation of the facility. Pursuant to the amendment, the applicable margins over the prime rate and LIBOR increased to 2.75% and 4.0%, respectively while the standby and performance letter of credit fees increased to 4.00%, trade letter of credit fees increased to 2.00% and the commitment fee on the unused portion of the revolving credit facility increased to 2.00% per annum. These increased margins and commitment fees can decrease based upon reductions in net funded indebtedness leverage ratios defined in the facility. In addition, Condor agreed to additional restrictions on the utilization of the revolving credit facility and to limit the availability of loans under the revolving credit facility to a borrowing base. Borrowings under the revolving note facility bore interest at prime plus 1.25% (9.00% at December31, 1998) and the unused portion of the credit facility bore interest of 0.35% per annum.

     Loans outstanding under the revolving credit facility aggregated $17,088 at December 31, 1999. Condor had additional loan availability of approximately $2,221 at December 31, 1999. In connection with the amendment of Condor's revolving credit facility on February 9, 2000, Condor was required to utilize $10,000 in proceeds from the issuance of a new series of non-voting preferred stock to pay down the loans outstanding under the revolving credit facility. There were no cash borrowings under the revolving loan facility at December 31, 1998.

     Letters of credit outstanding under the revolving credit facility aggregated $20,144 at December 31, 1999. Letters of credit relate to staged standby letter of credit commitments for several of Condor's contracts in favor of the customers. Typically, increases to the standby letter of credit commitments correspond to advance payments paid to Condor by certain foreign customers and decreases correspond to the completion of contractual milestones. Upon completion of the contracts, including the warranty period for certain contracts, the requirement to maintain the standby letter of credit commitments terminates. Letters of credit outstanding under the revolving note facility amounted to $21,713 at December 31, 1998.

     Condor had commenced negotiations to amend the revolving credit facility with the banks prior to December 31, 1999. During these negotiations, Condor was required to maintain certain restricted cash balances with the banks in connection with net issuances of standby letters of credit during the negotiations. In prior years, the outstanding standby letters of credit had exceeded the capacity of Condor's revolving credit facility as of December 31, 1998. As a result, Condor was required to maintain restricted cash balances with the lenders. These restricted cash balances aggregated $3,975 and $1,969 at December 31, 1998 and 1999. The banks released the restrictions on the cash balances on February 9, 2000.

     The obligations under the revolving credit facility are guaranteed by all of our existing and future domestic subsidiaries and are secured by substantially all of Condor's assets, including a pledge of the majority of the voting capital stock of our foreign subsidiaries. Condor is required to maintain certain financial leverage and interest coverage ratios as well as comply with certain other covenants. These covenants include restrictions on additional borrowings and operating leases, certain stock transactions and dividends as well as capital expenditures. Condor was in compliance with these covenants, as amended, as of December 31, 1999.

Note 8. Accrued Expenses:

     Accrued expenses are summarized as follows:

                                                     December 31,
                                                   -------------------
                                                    1998         1999
                                                   ------      -------
Accrued salaries and employee benefits.......      $4,932      $ 5,135
Accrued interest.............................       1,018        2,543
Other accruals...............................       2,625        4,597
                                                   ------      -------
                                                   $8,575      $12,275
                                                   ======      =======

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

Note 9. Long-Term Debt:

     Long-term debt consists of the following:

                                                                                  Total         December 31,
                                                                                 Facility           1998
                                                                                 --------       ------------
Senior secured Term A Notes with interest at prime plus 1.25%
  (9.00% at December 31, 1998), payable through September 2002................    $17,000          $16,150
Senior secured Term B Notes with interest at prime plus 1.25%
  (9.00% at December 31, 1998), payable through September 2002................     13,000           13,000
Senior secured Acquisition Notes with interest at prime plus 1.75%
  (9.50% at December 31, 1998), payable through September 2002................     27,000           22,400
                                                                                  -------          -------
                                                                                  $57,000           51,550
                                                                                  =======
Less: Unamortized discount related to stock warrants..........................                        (718)
  Current portion.............................................................                       3,400
                                                                                                   -------
                                                                                                   $47,432
                                                                                                   =======

     Condor's senior secured credit facility was terminated and repaid in full in connection with the 1999 Recapitalization. Prior to the termination of this facility, substantially all of Condor's assets were pledged as collateral for the senior secured credit facility. Condor was required to maintain certain financial leverage and interest coverage ratios as well as comply with certain other covenants. These covenants included requirements for minimum levels of working capital, EBITDA and net worth. These covenants also restricted dividends and capital expenditures. Condor was in compliance with these covenants as of December 31, 1998.

Note 10. Subordinated Notes:

     In connection with the 1996 Recapitalization, Condor issued $5,000 of subordinated notes. These subordinated notes were repaid in full in connection with the 1999 Recapitalization. Prior to their repayment, these notes bore interest at 10% per annum and required annual interest payments.

     In connection with the 1999 Recapitalization, Condor issued an aggregate of $100,000 of 11 7/8% Series A Senior Subordinated Notes that are due in full in May 2009. These notes are general unsecured obligations of Condor that are junior to the revolving credit facility and any other senior indebtedness. Interest payments are due semi-annually in May and November.

     While the notes are due in full in 2009, under certain circumstances, Condor may redeem the notes in whole or in part prior to then. Prior to May 2002, Condor may redeem up to 35% of the notes at a redemption price of 111.875 with the net cash proceeds from public equity offerings. Subsequent to May 2004, Condor may redeem the notes in whole or in part at an initial redemption price of 105.938 that reduces annually each year to 100 in 2007 and thereafter.

     The note holders may require Condor to purchase the notes in whole or in part at a redemption price of 101 if there is a change in control as defined. This requirement is subject to bank consent or repayment of all amounts outstanding under the revolving credit facility.

     The notes are fully and unconditionally guaranteed on a senior subordinated basis by one of our domestic subsidiaries, CEI Systems, Inc. The terms of the indenture restrict Condor's ability, under certain circumstances, to incur additional indebtedness or leases, create liens, pay dividends, purchase or redeem capital stock, make certain restricted investments or sell assets or effect a merger or consolidation. In addition, the notes have registration rights. Under the terms of this agreement, Condor is required to register a Series B Senior Subordinated Notes under the Securities Act and offer the existing note holders the right to exchange the Series A Senior Subordinated Notes for Series B Senior Subordinated Notes.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

Note 11. Commitments:

     Operating Leases:

     Condor leases its manufacturing and office facilities under non-cancelable operating leases, which expire at various dates through August 2005.

     The future minimum lease payments under operating lease obligations at December 31, 1999 are:

2000...................................      $ 2,252
2001...................................        2,826
2002...................................        2,812
2003...................................        2,848
2004...................................        2,802
Thereafter.............................        1,650
                                             -------
                                             $15,190
                                             =======

     Rental expense under all operating leases for the years ended December 31, 1997, 1998 and 1999 was $1,350, $1,714 and $2,061, respectively.

Note 12. Shareholders' Equity (Deficit):

     Capital Stock:

     The following table summarizes the voting percentage, liquidation preference and percentage of equity ownership for each class or series of capital stock as of December 31, 1999:

                                 Voting        Liquidation        Equity
Class of Series of Stock       Percentage       Preference       Ownership
-------------------------      ----------      -----------       ---------
Class A common stock.....         42.1%             --             42.1%
Class B common stock.....         57.9%             --              5.0%
Class C common stock.....          0.0%             --             52.9%

     Condor and its primary investors, Donaldson, Lufkin and Jenrette Merchant Banking Partners II, Inc. ("DLJ"), Behrman Capital Funds ("Behrman"), Global Technology Partners ("GTP"), certain executives and key employees ("Management") entered into an Investors' Agreement as a part of the 1999 Recapitalization. Under the terms of the Investors' Agreement, each of the shares of common stock are identical in all respects and have equal rights, powers and privileges, except as set forth below:

     Governance and Voting Rights:

     The classes of common stock vote together on all matters, except for directors and as required by law. Each class of common stock is entitled to their respective total voting power that is summarized in the preceding table. Within each class of common stock, the individual shareholders are entitled to a proportionate share of the voting power based upon the number of shares held. The Board of Directors shall consist of five directors; two will be from GTP, GTP will designate one, Behrman will designate one and one will be Condor's chief executive officer. The GTP directors shall select the Board Chairman. As long as GTP maintains at least ten percent of their initial investment, GTP will retain the right to designate directors. As long as DLJ has non-voting shares and maintains at least ten percent of their initial investment, corporate actions related to the sale or encumbrance of significant assets; the issuance or redemption of debt or equity securities; the merger, sale, bankruptcy or liquidation of Condor; and certain other miscellaneous matters require DLJ approval.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

     Conversion Rights:

     The governance and voting rights described above were established to facilitate governance rights for DLJ since they cannot directly hold voting stock in Condor due to certain foreign ownership interests. Should DLJ be permitted to directly hold voting stock, DLJ may elect to convert both its shares and those of GTP into Class A common shares. In the event that DLJ or GTP sells their Class B or C common shares to a third party, the shares shall automatically convert into Class A common shares.

     Transfer and Repurchase Rights:

     Each shareholder is restricted from transferring or selling any interest in the shares of stock held except for transfers to certain permitted transferees that become a party to the Investors' Agreement or transactions that are approved by the Board. In addition, there are other limitations that restrict shareholder transfers made in and subsequent to public offerings of the common shares as well as limitations related to capital returns received and dispositions made by DLJ. DLJ and Condor have certain rights of first offer in a transfer or sale of stock proposed by a shareholder. Behrman, GTP and Management may elect to participate on a pro rata basis in a transfer or sale of stock proposed by DLJ. DLJ may require Behrman, GTP and Management to participate in a transfer or sale of stock that involves more than eighty percent of the shares then owned by DLJ. Except for the requirement to participate in a transfer or sale of stock, all of the rights described above generally terminate when DLJ no longer maintains at least ten percent of their initial investment. The DLJ right to require participation in a transfer or sale of stock is terminated when DLJ owns less than 50% of the outstanding shares of common stock or two years after an initial public offering.

     Preemptive Rights:

     In the event that Condor proposes to issue equity securities to DLJ, each of the other shareholders shall have the right to acquire its portion of such equity securities. The amount of equity securities that may be acquired by Behrman may not exceed $50,000 unless the effective price is less than the initial closing price. Subject to restrictions in the new revolving credit facility and senior subordinated notes, Condor may loan GTP and Management some or all of the funds needed to exercise their preemptive rights.

     Dividends:

     The new revolving credit facility and senior subordinated notes restricts Condor's ability to pay dividends and other distributions to shareholders. In the event that such dividends or other distributions do occur, they shall be declared and paid at the same time and same rate for all classes of common stock.

     Registration Rights:

     DLJ and Behrman have the right to demand registration of their shares under the Securities Act, subject to certain restrictions. The shares to be registered in any such registration are to be allocated pro rata among all shareholders. The shareholders also have certain piggyback rights related to certain registrations initiated by Condor.

     Incentive Payments:

     Under the terms of the 1999 Recapitalization, Condor is obligated to make additional cash distributions of up to $7,000 to the former shareholders of Condor, including employees, if prior to April 15, 2007, Condor consummates an underwritten public offering of common stock; consummates a sale or merger of Condor in which DLJ receives proceeds in excess of their aggregate purchase price; or completes acquisitions where the aggregate enterprise value exceeds certain minimum levels.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

     Warrants:

     Condor had granted the lenders that provided the senior secured credit facility in the 1996 Recapitalization warrants to purchase 19,149 shares of Class B common stock. These warrants were exercised at their purchase price of $0.000667 and retired in conjunction with the 1999 Recapitalization. The warrants had a fair value of approximately $957 at the time of issuance based on a calculation using the Black Scholes valuation model. The fair value of these warrants has been recorded as additional consideration for Class B Common Stock and a discount on the long-term debt issued through the senior secured credit facility. Prior to the 1999 Recapitalization, this discount was amortized to interest expense on an effective interest rate basis over the term of the long-term debt.

     Stock Option Plans:

     Condor established the 1997 Stock Option and Restricted Share Plan (the "1997 Plan") in May 1997. Under the terms of the 1997 Plan, Condor had granted stock options or restricted shares of Condor's Class B common stock (par value
- $.001) at prices determined by the Board of Directors, as of the date of grant. Options under the 1997 Plan generally were to vest over a period of five years. The 1997 Plan and all of the outstanding options under the 1997 Plan were terminated in conjunction with the 1999 Recapitalization.

     A summary of transactions relating to the 1997 Plan is set forth below:

                                                         Stock Options Outstanding       Weighted
                                      Available     --------------------------------     Average
                                         For                  Price Per                  Exercise
                                        Grant       Shares      Share         Amount       Price
                                      ---------     ------    ---------       ------     --------
Authorized.......................      4,800
Granted..........................     (3,233)      3,233      $ 0.02          $ 65         $0.02
                                      ------      ------                      ----
Balances, December 31, 1997......      1,567       3,233      $ 0.02          $ 65         $0.02
Terminated.......................        320        (320)     $ .02-.05       $ (7)        $0.02
Granted..........................     (1,887)      1,887      $ .02-.05       $ 81         $0.04
                                      ------      ------                      ----
Balances, December 31, 1998......         --       4,800      $ .02-.05       $139         $0.03
Plan Termination.................         --      (4,800)                     (139)
                                      ------      ------                      ----
Balances, December 31, 1999......         --          --                        --
                                      ======      ======                      ====

     Condor established the 1999 Management Incentive Compensation Plan (the "1999 Management Plan") in April 1999. Under the terms of the 1999 Management Plan, Condor may grant a combination of time vesting, performance vesting and super performance vesting stock options of Condor's Class A common stock (par value - $1.00) at prices and with vesting provisions determined by the Board of Directors, as of the date of grant. The time vesting stock options will generally vest over a two-year period while the performance vesting stock options will generally vest over a four-year period provided that Condor attains certain earnings target for those periods. Super performance stock options will vest upon a change in control (as defined) provided that Condor attains certain minimum values per share in connection with such change in control. These options will expire, if not exercised, within a maximum of ten years from the date of grant. At December 31, 1999, there were 4,050 shares available for grant and no options outstanding under the 1999 Management Plan.

     Condor established the 1999 Employee Stock Incentive Plan (the "1999 Employee Plan") in December 1999. Under the terms of the 1999 Employee Plan, Condor may grant stock options, stock appreciation rights and restricted shares of Condor's Class A common stock (par value - $1.00) at prices determined by the Board of Directors, as of the date of grant. These stock options will generally vest over a four-year period. These options will expire, if not exercised within a maximum of ten years from the date of grant. At December 31, 1999, there were 2,850 shares available for grant and no options outstanding under the 1999 Employee Plan.

     In conjunction with the 1999 Recapitalization, Condor has agreed to grant certain partners of GTP and directors of Condor an aggregate of 1,832 non-qualified stock options of Condor's Class A common stock (par value - $1.00)

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

at a price of $1 per share. Once granted, these stock options will generally vest over a three-year period, subject to acceleration if DLJ sells any of their shares of Class C common stock. These options will expire, if not exercised within a maximum of ten years from the date of grant. At December 31, 1999, these options had not been issued.

     Condor has elected to continue to follow APB Opinion No. 25, " Accounting for Stock Issued to Employees" in accounting for its employee stock options and adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS 123). Condor made this election because the fair value provisions of SFAS 123 requires the use of the Black Scholes option valuation model that was not developed for use in valuing employee stock options.

     Condor has recognized compensation cost of $4 in 1998 and $138 in 1999 related to Condor's stock option plans. The stock compensation costs related to certain stock options that were issued during the last six months of 1998 with exercise prices that were lower than the estimated fair market value based on the terms of the 1999 Recapitalization.

               SFAS 123 requires the presentation of pro forma net income assuming that Condor had accounted for its employee stock options based on its fair value accounting provisions. The fair value of stock options granted in 1997 and 1998 reported in the pro forma information below has been estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions:

                                             1997        1998       1999
                                             ----        ----       ----
Fair value of stock options granted.         $0.01       $0.11       --
Assumption utilized in determination
 Expected life (in years)...........          5.0         5.0        --
 Risk free interest rates...........         5.71%      4.54%        --
 Volatility.........................           --         --         --
 Dividend yield.....................         $0.0        $0.0        --

     For purposes of the pro forma disclosures, the estimated fair value of the stock options is amortized to expense over the option's vesting periods. Condor's pro forma information follows:

                                             1997        1998       1999
                                             ----        ----       ----
Net income (loss), as reported....         $(3,186)     $2,600    $(13,037)
Pro forma net income (loss).......          (3,188)      2,592     (13,037)

Note 13. Employee Benefit Plans:

     Condor has established a 401(K) Deferred Compensation Plan (the "401K Plan") for all qualifying employees. The 401K Plan qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code. The 401K Plan is a defined contribution plan funded by pretax contributions on a percentage formula basis made by participating employees. In 1994, the 401K Plan was amended to allow for employer contributions. Condor contributed $325 and $850 to the 401K Plan for the years ended December 31, 1997 and 1998, respectively. Condor has not made a contribution for the year ended December 31, 1999. The 401K Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA).

     Condor had established an Employee Stock Ownership Plan ("ESOP") for all eligible employees. Condor contributed $325 to the ESOP for the year ended December31, 1997. At December 31, 1998, there were 3,372 shares of Class A common stock (par value - $0.001) held by the ESOP. The ESOP sold its shares of Class A common stock for proceeds of approximately $15,836 in conjunction with the 1999 Recapitalization. Subsequent to the 1999 Recapitalization, Condor merged the ESOP into Condor's 401K Plan.

     Certain executives of Condor have employment agreements ranging up to five years in length that provide salary and benefits that they would become entitled to upon their death, disability or involuntary termination, or merger, as defined.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

Note 14. Contingencies:

     As a government contractor, Condor is subject to government oversight. The Government routinely audits and reviews Condor's business and accounting practices and its proposals, contract performance and cost accounting. If it is determined that Condor did not comply with the U. S. Government procurement regulations and practices, Condor could be subject to claims, fines or suspension from eligibility to bid on new government contracts. Historically, Condor has been in compliance with the U.S. Government procurement regulations and practices, successfully defended its actions or settled any claims, fines or inquiries without material adverse effect. Condor believes there are no pending audits or reviews that are likely to have a material adverse effect upon its financial results or condition.

     Condor is also involved in other routine legal and administrative proceedings that arise from the normal conduct of business. Management believes that the ultimate disposition of these matters will not have a material adverse effect on the financial results or condition of Condor.

Note 15. Income Taxes:

     The provision for (benefit of) income taxes for the years ended December 31, 1997, 1998 and 1999 comprise:

                                       1997         1998        1999
                                     -------       ------      -------
Current:
 Federal.......................      $   803       $  872      $(1,646)
 State.........................                       399         (328)
                                     -------       ------      -------
                                         803        1,271       (1,974)
                                     -------       ------      -------
Deferred:
 Federal.......................       (2,494)         281        1,004
 State.........................         (530)         110         (943)
                                     -------       ------      -------
                                      (3,024)         391           61
                                     -------       ------      -------
                                     $(2,221)      $1,662      $(1,913)
                                     =======       ======      =======
Reported as a component of:
 Tax provision.................      $(2,221)      $1,662      $(1,376)
 Extraordinary item............                                   (537)
                                     -------       ------      -------
                                     $(2,221)      $1,662      $(1,913)
                                     =======       ======      =======

     Deferred tax assets for the years ended December 31, 1997, 1998 and 1999 comprise:

                                             1997        1998        1999
                                            ------      ------      ------
Deferred tax assets:
 Depreciable and amortizable assets....     $4,181      $3,103      $2,627
 Contract and inventory related costs..      2,671       2,276         732
 Accrued expenses......................        451       1,305       1,619
 Operating loss carry forwards.........                    180       2,091
 Credit carry forwards.................      1,294       1,983       4,152
                                            ------      ------      ------
                                             8,597       8,847      11,221
Valuation allowance....................     (1,294)     (2,163)     (4,152)
                                            ------      ------      ------
                                            $7,303      $6,684      $7,069
Deferred tax liabilities:
 State taxes...........................       (844)       (506)       (950)
                                            ------      ------      ------
Net deferred tax assets................     $6,459      $6,178      $6,119
                                            ======      ======      ======

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

     The provision for income taxes differs from the amount of income tax determined by applying the applicable statutory federal tax to the income
(loss) before income taxes as a result of the following differences for the years ended December 31, 1997, 1998 and 1999:

                                                  1997      1998       1999
                                                -------    ------    -------
Income tax (benefit) at U.S. statutory rates.   $(1,838)   $1,449    $(5,079)
State taxes, net of federal benefit..........      (350)      336       (952)
Research and development credits.............       (33)     (123)     1,141
Recapitalization expenses....................                          2,977
                                                -------    ------    -------
Income tax at effective rates................   $(2,221)   $1,662    $(1,913)
                                                =======    ======    =======

     Condor has approximately $2,515 of federal tax credit carry forwards, $2,444 of federal operating loss carry forwards, $1,637 of state tax credit carry forwards and $13,545 of state net operating loss carry forwards at December 31, 1999. These carry forwards expire in varying amounts through 2014. Condor has provided a valuation allowance for the federal and state tax credit carry forwards for financial statement purposes because Condor anticipates that it will be limited on the use of these tax credit carry forwards due to minimum tax and credit limitations. Condor does not believe that the utilization of these carry forwards will be limited in the future due to the change in control that resulted from the 1999 Recapitalization.

     Condor's federal tax returns for the years 1994 and 1995 are presently under examination by the Internal Revenue Service. While Condor has not received any final proposed adjustments, Condor believes that adequate provisions have been provided for any adjustments that may result from the years under examination.

Note 16. Segment Information:

     Condor operates in one business segment. Condor designs, develops, manufactures and markets technologically advanced signal collection and specialized electronic counter measure products and systems in the electronic warfare industry. Condor supplies a complete line of integrated systems, subsystems and products that are used to intercept, identify, locate and analyze radar signals for a variety of military needs, including intelligence, reconnaissance, surveillance, situational awareness and threat warning. Condor's systems, sub systems and products are used on various platforms including personnel, airborne, shipboard, ground vehicles and fixed sites by the military and intelligence communities of the United States and its allies.

     Condor sells its products and systems directly to various agencies of the
U. S. Government, prime contractors and foreign governments. Condor's principal markets are in the United States, Europe and the Pacific Rim with the United States, Scandinavian countries and the Pacific Rim, to a lesser extent, being the prime markets served. Following is a summary of the geographic information related to contract revenues and information related to significant customers for the years ended December 31, 1997, 1998 and 1999:

                                   1997         1998         1999
                                 -------      --------      -------
Revenues
 Domestic..................      $57,986      $ 65,219      $62,051
 International.............       21,644        35,823       33,855
                                 -------      --------      -------
                                 $79,630      $101,042      $95,906
                                 =======      ========      =======
Significant Customers
 Customer A................      $38,287      $ 49,609      $50,267
 Customer B................       14,143         6,900       12,467

     Condor's assets are located in the United States. Condor does not segregate information related to operating income generated by its export sales.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

Note 17. Non-cash Investing and Financing Activities:

     The following is a summary of non-cash investing and financing activities for the years ended December 31, 1997, 1998 and 1999:

                                                      1997      1998       1999
                                                      ----      ----       ----
Issuance of warrants in connection with
  Acquisition Notes.............................      $957
Contribution of Class A common stock to ESOP....                $325
Issuance of Class A common stock for
  Class A common stock..........................                          $1,284
Issuance of Class A common stock for
  Class B common stock..........................                          $5,124
Issuance of Class B common stock for
  notes receivable..............................                          $1,179

Note 18. Other Charges:

     Recapitalization Expenses:

     In April 1999, Condor consummated the 1999 Recapitalization. In connection with the Recapitalization, Condor incurred various costs and expenses that aggregated approximately $21,432 (pre-tax), including approximately $18,000 of total fees and expenses. Approximately $10,871 was due to general fees and expenses and $7,129 was related to the reimbursement of fees and expenses of shareholders. Of the total fees and expense, $10,024 was expensed during the second quarter of 1999 and the remaining $7,976 was capitalized as deferred financing costs. These deferred financing costs will be amortized to interest expense over ten years, the terms of the notes. In addition to these fees and expenses, Condor has charged approximately $2,012 of deferred financing costs, $654 of unamortized debt discount related to stock warrants and $766 of stock compensation costs related to terminated stock options to operations during the second quarter of 1999. As a result, Condor recorded pre-tax charges of $8,754 for recapitalization costs and $4,189 for debt repurchase costs during the second quarter of 1999. The costs associated with the early extinguishment of debt have been reflected as an extra-ordinary item in the financial statements. In addition, Condor had recorded approximately a $513 charge during the fourth quarter of 1998 related to abandoned acquisition costs.

     Restructuring and Plant Closure Costs:

     In January 1999, Condor announced a decision to close its facility located in Sterling, Virginia. Condor recognized approximately $925 for plant closure costs during the first quarter of 1999. During the fourth quarter of 1999, we reclassified $200 of our provision that was related to the contractual claims to contracts costs. The provision includes severance, facility costs, closure costs and potential contractual claims. Condor closed the facility in 1999 and anticipates that all significant claims will be settled during 2000.

     In November 1999, Condor announced a decision to restructure the organization and operation of our marketing, engineering and program management units. Condor recognized approximately $250 for severance related costs during the fourth quarter of 1999. Condor completed the restructuring in 1999 and anticipates that all significant claims will be settled during 2000.

     Abandoned Acquisition Costs:

     In October 1998, Condor executed an asset purchase agreement to acquire the assets of the Applied Technology Division ("ATD") of Litton Industries, Inc. ("Litton") for approximately $120,000. Condor conducted its due diligence and financing efforts until January 1999. In January 1999, Condor allowed the agreement to terminate due to changes in certain conditions. Condor has charged approximately $513 to operations for costs incurred in connection with its evaluation of ATD.

     During the third quarter of 1999, Condor incurred various costs and expenses that approximated $250 for due diligence and other acquisition related activities that related to several potential acquisitions, the largest of which was the government based business units of Stanford Telecommunications, Inc. Condor terminated its letters of intent

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

with these acquisition targets due to various operating and financing considerations. Condor charged the related costs to operations during the third quarter of 1999.

Note 19. Subsequent Events:

     On February 9, 2000, Condor entered into an amendment of our revolving credit facility. The terms of the amendment are described in detail in "Note 7
- Revolving Credit Facility." Concurrent with this amendment, Condor, DLJ and Behrman entered into a preferred stock subscription agreement. Under the terms of this subscription agreement, DLJ and Behrman invested an additional $10,000 in Condor through the purchase of a new series of preferred stock. This preferred stock will be non-voting, redeemable in 2010 and pay dividends at an annual rate of 15%. For the first five years, these dividends will be paid in stock and thereafter the dividends are to be paid in cash. In addition, each preferred stock investor will receive their pro-rata right to detachable warrants for an aggregate of 3,100 shares of Class C common stock. These warrants have an exercise price of $0.01 per share through 2010. The other shareholders will be offered the opportunity to purchase their pro-rata portion of the preferred stock offering.

     On February 23, 2000, the Board of Directors elected to terminate the employment agreement of the President and Chief Executive Officer, without cause. Pursuant to the terms of Condor's employment agreement with him, Condor anticipates that it will recognize approximately $1,500 in severance related costs during the first quarter of 2000. The severance package will be paid over a two-year period commencing July 1, 2000.

     In November 1999, Condor entered into a letter of intent to acquire substantially all of the assets of Andrew SciComm, Inc., a subsidiary of the Andrew Corporation for a purchase price of $4,500 plus an additional $1,500 upon the receipt of export licenses for two international contracts. In addition the seller will be entitled to royalty payments equal to 5% of the annual contract payments received in excess of $8,000 during 2000 and 2001. This acquisition was consummated on February 29, 2000, and will be accounted for under the purchase method of accounting.

Note 20. Unaudited Condensed Consolidating Financial Information:

     In contemplation of the offering of the Notes, the following summarized unaudited condensed consolidating financial information is presented for Condor, segregating CEI Systems, Inc., the subsidiary which will guarantee the Notes (the "Guarantor"). The accompanying financial information in the "Guarantor Subsidiary" column reflects the financial position, results of operations and cash flows for the Guarantor. The Guarantor is a wholly-owned subsidiary of Condor and the guarantees will be full and unconditional. Separate financial statements of the Guarantor are not presented because management believes that such financial statements would not be material to investors. The financial information related to non-guarantor subsidiaries is not presented as they are collectively immaterial.

     The investments in the Guarantor in the following unaudited condensed consolidating financial information are accounted for under the equity method of accounting. The consolidating eliminations include the elimination of the investment in the Guarantor and elimination of intercompany accounts.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

Condensed Balance Sheets

                                                                                     June 30, 2000
                                                            -----------------------------------------------------------
                                                            Parent        Guarantor      Consolidating     Consolidated
                                                            Company       Subsidiary     Eliminations         Total
                                                            -------       ----------     -------------     ------------
                                                                                    (unaudited)
Assets
Current assets
 Cash, cash equivalents and restricted cash...........      $  4,238        $ 1,322      $       --         $  5,560
 Other current assets.................................        63,948          5,672              --           69,620
 Intercompany receivable..............................            --         19,919         (19,919)              --
                                                            --------        -------      ----------         --------
    Total current assets..............................        68,186         26,913         (19,919)          75,180
 Property and equipment, net..........................         7,269          1,086              --            8,355
 Investment in subsidiary.............................        19,673             --         (19,673)              --
 Other assets, net....................................        13,683            100              --           13,783
                                                            --------        -------      ----------         --------
   Total assets.......................................      $108,811        $28,099      $  (39,592)        $ 97,318
                                                            ========        =======      ==========         ========
Liabilities, Redeemable Preferred Stock and
Shareholders' Equity (Deficit)
Current liabilities
 Accounts payable and other current liabilities.......      $ 39,381        $ 3,694      $       --         $ 43,075
 Intercompany payable.................................        19,919             --         (19,919)              --
 Current portion of long-term debt....................            --             --              --               --
                                                            --------        -------      ----------         --------
   Total current liabilities..........................        59,300          3,694         (19,919)          43,075
Long-term debt, less current portion..................       100,000             --              --          100,000
                                                            --------        -------      ----------         --------
   Total liabilities..................................       159,300          3,694         (19,919)         143,075
                                                            --------        -------      ----------         --------
Redeemable preferred stock...........................          9,716             --              --            9,716
Total shareholders' equity (deficit)..................       (60,205)        24,405         (19,673)         (55,473)
                                                            --------        -------      ----------         --------
     Total liabilities, redeemable preferred stock and
shareholders' equity (deficit)........................      $108,811        $28,099      $  (39,592)        $ 97,318
                                                            ========        =======      ==========         ========

                                                                               December 31, 1999
                                                            -----------------------------------------------------------
                                                            Parent        Guarantor      Consolidating     Consolidated
                                                            Company       Subsidiary     Eliminations         Total
                                                            -------       ----------     -------------     ------------
                                                                                   (unaudited)
Assets
Current assets
 Cash, cash equivalents and restricted cash..............   $  7,670        $   299         $     --         $  7,969
 Other current assets....................................     57,745          6,351               --           64,096
 Intercompany receivable.................................         --         20,169          (20,169)              --
                                                            --------        -------         --------         --------
    Total current assets.................................     65,415         26,819          (20,169)          72,065
Property and equipment, net..............................      6,408          1,120               --            7,528
Investment in subsidiary.................................     19,673             --          (19,673)              --
Other assets, net........................................     10,750            100               --           10,850
                                                            --------        -------         --------         --------
   Total assets..........................................   $102,246        $28,039         $(39,842)        $ 90,443
                                                            ========        =======         ========         ========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
 Accounts payable and other current liabilities..........   $ 38,916        $ 5,025         $     --         $ 43,941
 Intercompany payable....................................     20,169             --          (20,169)              --


                                     F-23


                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

                                                                               December 31, 1999
                                                            -----------------------------------------------------------
                                                            Parent        Guarantor      Consolidating     Consolidated
                                                            Company       Subsidiary     Eliminations         Total
                                                            -------       ----------     -------------     ------------
                                                                                   (unaudited)
 Current portion of long-term debt.......................         --             --               --               --
                                                            --------        -------         --------         --------
   Total current liabilities.............................     59,085          5,025          (20,169)          43,941
Long-term debt, less current portion.....................    100,000             --               --          100,000
                                                            --------        -------         --------         --------
   Total liabilities.....................................    159,085          5,025          (20,169)         143,941
                                                            --------        -------         --------         --------
      Total shareholders' equity (deficit)...............    (56,839)        23,014          (19,673)         (53,498)
                                                            --------        -------         --------         --------
     Total liabilities and shareholders' equity (deficit)   $102,246        $28,039         $(39,842)        $ 90,443
                                                            ========        =======         ========         ========

                                                                               December 31, 1998
                                                            -----------------------------------------------------------
                                                            Parent        Guarantor      Consolidating     Consolidated
                                                            Company       Subsidiary     Eliminations         Total
                                                            -------       ----------     -------------     ------------
                                                                                   (unaudited)
Assets
Current assets
 Cash, cash equivalents and restricted cash..............   $ 8,133       $   142        $      --           $ 8,275
 Other current assets....................................    42,989         6,175               --            49,164
 Intercompany receivable.................................        --        11,895          (11,895)               --
                                                            -------       -------        ---------           -------
    Total current assets.................................    51,122        18,212          (11,895)           57,439
 Property and equipment, net.............................     3,512         1,509               --             5,021
 Investment in subsidiary................................    19,673            --          (19,673)               --
 Other assets, net.......................................     5,365            98               --             5,463
                                                            -------       -------        ---------           -------
   Total assets..........................................   $79,672       $19,819        $ (31,568)          $67,923
                                                            =======       =======        =========           =======
Liabilities and Shareholders' Equity (Deficit)
Current liabilities
 Accounts payable and other current liabilities..........   $20,464       $ 4,603        $      --           $25,067
 Intercompany payable....................................    11,895            --          (11,895)               --
 Current portion of long-term debt.......................     3,400            --               --             3,400
                                                            -------       -------        ---------           -------
   Total current liabilities.............................    35,759         4,603          (11,895)           28,467
Long-term debt, less current portion.....................    52,432            --               --            52,432
                                                            -------       -------        ---------           -------
   Total liabilities.....................................    88,191         4,603          (11,895)           80,899
      Total shareholders' equity (deficit)...............    (8,519)       15,216          (19,673)          (12,976)
                                                            -------       -------        ---------           -------
     Total liabilities and shareholders' equity (deficit)   $79,672       $19,819        $ (31,568)          $67,923
                                                            =======       =======        =========           =======

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

Condensed Statements of Operations

                                                                               Six months ended June 30, 2000
                                                                       --------------------------------------------
                                                                       Parent          Guarantor       Consolidated
                                                                       Company        Subsidiary           Total
                                                                       -------        ----------       ------------
                                                                                       (unaudited)
Contract revenues...............................................       $39,658           $9,012           $48,670
Contract costs..................................................        25,796            4,359            30,155
Technology related costs:
 Research and development.......................................         2,242              242             2,484
 Amortization of purchased technology...........................           506               --               506
Selling, general and administrative.............................         7,327            2,159             9,486
Other charges:
 Recapitalization costs.........................................            --               --
 Product line and plant closure costs...........................         1,500               --             1,500
 Abandoned acquisitions costs...................................           --                --
                                                                       -------           ------           -------
   Operating income (loss)......................................         2,287            2,252             4,539
Interest and other income.......................................            14              (61)              (47)
Interest expense................................................        (8,112)              --            (8,112)
                                                                       -------           ------           -------
 Income (loss) before income taxes and extraordinary loss.......        (5,811)           2,191            (3,620)
Provision for (benefit of) income taxes.........................        (2,316)             876            (1,440)
                                                                       -------           ------           -------
 Income (loss) before extraordinary loss........................       $(3,495)          $1,315           $(2,180)
                                                                       -------           ------           -------
Extraordinary loss..............................................            --                                 --
 Net income (loss)..............................................       $(3,495)          $1,315           $(2,180)
                                                                       =======           ======           =======

                                                                              Year ended December 31, 1999
                                                                       --------------------------------------------
                                                                       Parent          Guarantor       Consolidated
                                                                       Company        Subsidiary           Total
                                                                                       (unaudited)
Contract revenues...............................................       $ 77,904          $18,002          $ 95,906
Contract costs..................................................         51,830            9,978            61,808
Technology related costs:
 Research and development.......................................          4,628              311             4,939
 Amortization of purchased technology...........................             25               --                25
Selling, general and administrative.............................         14,548            3,577            18,125
Other charges:
 Recapitalization costs.........................................          8,754               --             8,754
 Product line and plant closure costs...........................            975               --               975
 Abandoned acquisitions costs...................................            250               --               250
                                                                       --------          -------          --------
   Operating income (loss)......................................         (3,106)           4,136             1,030
Interest and other income (loss)................................            341              (11)              330
Interest expense................................................        (12,121)              --           (12,121)
                                                                       --------          -------          --------
 Income (loss) before income taxes and extraordinary loss.......        (14,886)           4,125           (10,761)
Provision for (benefit of) income taxes.........................         (2,985)           1,609            (1,376)
                                                                       --------          -------          --------
 Income (loss) before extraordinary loss........................       $(11,901)         $ 2,516          $ (9,385)
                                                                       --------          -------          --------
Extraordinary loss..............................................          3,652               --             3,652
 Net income (loss)..............................................       $(15,553)         $ 2,516          $(13,037)
                                                                       ========          =======          ========

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

                                                                   Year ended December 31, 1998
                                                         ------------------------------------------------
                                                         Parent           Guarantor          Consolidated
                                                         Company          Subsidiary             Total
                                                         -------          ----------         ------------
                                                                         (unaudited)
Contract revenues...............................         $78,687            $22,355           $101,042
Contract costs..................................          48,490             13,170             61,660
Technology related costs:
 Research and development.......................           3,782                578              4,360
 Amortization of purchased technology...........              --              2,489              2,489
Selling, general and administrative.............          15,436              4,905             20,341
Other charges:
 Abandoned acquisitions costs...................             513                 --                513
                                                         -------            -------           --------
   Operating income.............................          10,466              1,213             11,679
Interest and other income.......................             237                 --                237
Interest expense................................          (7,654)                --             (7,654)
                                                         -------            -------           --------
 Income before income taxes.....................           3,049              1,213              4,262
Provision for income taxes......................           1,175                487              1,662
                                                         -------            -------           --------
 Net income.....................................         $ 1,874            $   726           $  2,600
                                                         =======            =======           ========

                                                                   Year ended December 31, 1997
                                                         ------------------------------------------------
                                                         Parent            Guarantor         Consolidated
                                                         Company          Subsidiary(1)          Total
                                                         -------          ----------         ------------
                                                                         (unaudited)
Contract revenues...............................         $75,329           $ 4,301             $79,630
Contract costs..................................          50,336             2,807              53,143
Technology related costs:
 Research and development.......................             856               183               1,039
 Amortization of purchased technology...........              --               618                 618
 Write-off in process technology................                             8,421               8,421
Selling, general and administrative.............          14,969             1,068              16,037
Other charges:
 Abandoned acquisitions costs...................             185               --                  185
                                                         -------           -------             -------
   Operating income.............................           8,983            (8,796)                187
Interest and other income.......................              94               --                   94
Interest expense................................          (5,688)              --               (5,688)
                                                         -------           -------             -------
 Income before income taxes.....................           3,389            (8,796)             (5,407)
Provision for income taxes......................           1,392            (3,613)             (2,221)
                                                         -------           -------             -------
 Net income.....................................         $ 1,997           $(5,183)            $(3,186)
                                                         =======           =======             =======

---------
(1) For the period from October 1, 1997 (date of acquisition) to December 31, 1997.

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

Condensed Statements of Cash Flows

                                                                                 Six months ended June 30, 2000
                                                                         --------------------------------------------
                                                                         Parent         Guarantor        Consolidated
                                                                         Company        Subsidiary           Total
                                                                         -------        ----------       ------------
                                                                                         (unaudited)
Net income (loss).................................................       $(3,495)          $1,315          $(2,180)
Adjustments to reconcile net income to net cash provided by
 operating activities.............................................        (2,723)             (83)          (2,806)
                                                                         -------           ------          -------
Net cash provided by (used in) operating activities...............        (6,218)           1,232           (4,986)
                                                                         -------           ------          -------
Net cash provided by (used in) investing activities...............        (6,529)            (209)          (6,738)
                                                                         -------           ------          -------
Net cash provided by (used in) financing activities...............        10,155               --           10,155
                                                                         -------           ------          -------
Net increase (decrease) in cash...................................        (2,592)           1,023           (1,569)
Cash, beginning of period.........................................         5,701              299            6,000
                                                                         -------           ------          -------
Cash, end of period...............................................       $ 3,109           $1,322          $ 4,431
                                                                         =======           ======          =======

                                                                                Year ended December 31, 1999
                                                                         --------------------------------------------
                                                                         Parent          Guarantor       Consolidated
                                                                         Company        Subsidiary           Total
                                                                         -------        ----------       ------------
                                                                                         (unaudited)
Net income (loss).................................................       $(15,553)        $2,516           $(13,037)
Adjustments to reconcile net income to net cash provided by
 operating activities.............................................         (3,436)          (279)            (3,715)
                                                                         --------         ------           --------
Net cash provided by (used in) operating activities...............        (18,989)         2,237            (16,752)
                                                                         --------         ------           --------
Net cash provided by (used in) investing activities...............         (2,679)        (2,080)            (4,759)
                                                                         --------         ------           --------
Net cash provided by (used in) financing activities...............         23,211             --             23,211
                                                                         --------         ------           --------
Net increase (decrease) in cash...................................          1,543            157              1,700
Cash, beginning of year...........................................          4,158            142              4,300
                                                                         --------         ------           --------
Cash, end of year.................................................       $  5,701         $  299           $  6,000
                                                                         ========         ======           ========

                                                                                Year ended December 31, 1998
                                                                         --------------------------------------------
                                                                         Parent         Guarantor        Consolidated
                                                                         Company        Subsidiary           Total
                                                                         -------        ----------       ------------
                                                                                         (unaudited)
Net income........................................................       $1,874           $  726           $ 2,600
Adjustments to reconcile net income to net cash provided by
 operating activities.............................................        1,717            7,759             9,476
                                                                         ------           ------           -------
Net cash provided by operating activities.........................        3,591            8,485            12,076
                                                                         ------           ------           -------
Net cash provided by (used in) investing activities...............        6,123           (8,625)           (2,502)
                                                                         ------           ------           -------
Net cash used in financing activities.............................       (5,953)              --            (5,953)
                                                                         ------           ------           -------
Net increase (decrease) in cash...................................        3,761             (140)            3,621
Cash, beginning of year...........................................          397              282               679
                                                                         ------           ------           -------
Cash, end of year.................................................       $4,158           $  142           $ 4,300
                                                                         ======           ======           =======

                             CONDOR SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--continued
                  (shares and dollars in thousands)--continued

                                                                                  Year ended December 31, 1997
                                                                         ---------------------------------------------
                                                                         Parent          Guarantor        Consolidated
                                                                         Company       Subsidiary (1)         Total
                                                                         -------       -------------      ------------
                                                                                           (unaudited)
Net income............................................................    $ 5,234         $(8,420)          $ (3,186)
Adjustments to reconcile net income (loss) to net cash provided by
 (used in) operating activities.......................................     (3,882)          9,513              5,631
                                                                             ----         -------           --------
Net cash provided by operating activities.............................      1,352           1,093              2,445
                                                                             ----         -------           --------
Net cash used in investing activities.................................    (20,604)           (811)           (21,415)
                                                                             ----         -------           --------
Net cash provided by financing activities.............................     15,431              --             15,431
                                                                             ----         -------           --------
Net increase (decrease) in cash.......................................     (3,821)            282             (3,539)
Cash, beginning of year...............................................      4,218              --              4,218
                                                                             ----         -------           --------
Cash, end of year.....................................................       $397         $   282           $    679
                                                                             ====         =======           ========

---------
(1) For the period from October 1, 1997 (date of acquisition) to December 31, 1997.

===============================================================================


                               Offer to Exchange
                                All Outstanding
              11 7/8% Series A Senior Subordinated Notes Due 2009
                                      for
              11 7/8% Series B Senior Subordinated Notes Due 2009

                              Condor Systems, Inc.



                                 -------------

                                   PROSPECTUS

                                 -------------






                                              , 2000






-------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Condor have not changed since the date hereof.
-------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


             [ALTERNATE FRONT COVER FOR MARKET-MAKING PROSPECTUS]
                SUBJECT TO COMPLETION, DATED ________ __, 2000
                             Condor Systems, Inc.
                                 $100,000,000
            11 (7)/(8)% Series B Senior Subordinated Notes Due 2009
PROSPECTUS
-------------------------------------------------------------------------------

Condor Systems, Inc:                              The Notes:

o  We are one of the world's leading              o  Interest Payments: semi-annually in
   providers of technologically advanced             cash in arrears on May 1 and November
   signal collection and specialized                 1, commencing on November 1, 1999.
   electronic countermeasure products and
   systems in the electronic warfare              o  Redemption: the senior subordinated
   industry.                                         notes will be redeemable on or after
                                                     May 1, 2004.  Up to 35% of the senior
o  Condor Systems, Inc.                              subordinated notes will be redeemable
   2133 Samaritan Drive                              prior to May 1, 2002, with the net
   San Jose, CA 95124                                proceeds of a public equity offering.
   (408) 371-9580
                                                  o  Ranking of senior subordinated notes:
o  We were acquired in April 1999 by a               general unsecured obligations, junior to
   group of investors including DLJ                  senior obligations and secured
   Merchant Banking Partners II, L.P. and            obligations, including any borrowings
   members of management.                            and reimbursement obligations with
                                                     respect to letters of credit under our
The Original Offering:                               credit facility.

o  We issued the notes in         , 2000, in      The Guarantees:
   an exchange offer registered under the         o  Guarantees: fully and unconditionally
   Securities Act of 1933 pursuant to                guaranteed on a senior subordinated
   which the notes were exchanged for                basis by CEI Systems, Inc., our only
   otherwise identical notes originally              material subsidiary.  The guarantees will
   issued in a private offering on April 15,         be general unsecured obligations of CEI
   1999.                                             Systems, Inc.

o  We used the net proceeds of the private
   offering, together with an equity
   investment of $50.9 million, to fund the acquisition, to repay existing indebtedness and to pay fees and expenses related to the acquisition. The remaining net proceeds were used for general corporate purposes and initially were temporarily invested in short-term securities.

     This investment involves risk. See Risk Factors beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.
-------------------------------------------------------------------------------
                          Donaldson, Lufkin & Jenrette

The date of this Prospectus is       , 2000.

               [ALTERNATE SECTIONS FOR MARKET-MAKING PROSPECTUS]

No public trading market for the notes exists

     There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell the notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price of the notes depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. We do not intend to list the notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. No assurance can be given as to the liquidity of or the trading market for the notes.

     DLJSC may be deemed to be our "affiliate" (as defined in the Securities
Act) and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Pursuant to the registration rights agreement that we signed with DLJSC in connection with the initial sale of the new notes, we have agreed to use our best efforts to file and maintain a registration statement that would allow DLJSC to engage in market-making transactions in the notes for a period ending no sooner than the date on which DLJSC is no longer deemed to be such an "affiliate." We have agreed to bear substantially all the costs and expenses related to registration.

                                USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the notes by DLJSC in market-making transactions. We will not receive any of the proceeds from such transactions.

                              PLAN OF DISTRIBUTION

     This prospectus is to be used by DLJSC in connection with offers and sales of the new notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     DLJ Merchant Banking, an affiliate of DLJSC, and some of its affiliates beneficially own approximately 52.9% of the common stock of Condor. DLJSC acted as financial advisor to WDC Acquisition Corp., a predecessor to Condor in the acquisition, and as an initial purchaser of the old notes. WDC Acquisition Corp. paid customary fees to DLJSC as compensation for its services as financial advisor and initial purchaser. The aggregate amount of all fees paid to DLJSC in connection with the acquisition and the related financing was approximately $3.6 million plus out-of-pocket-expenses. Condor, as successor to WDC Acquisition Corp., has agreed to engage DLJSC as its exclusive financial advisor for a period of five years beginning upon the closing of the merger. Condor and its subsidiaries may from time to time enter into financial advisory or other investment banking relationships with DLJSC or one of its affiliates pursuant to which DLJSC or its affiliates will receive customary fees and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection therewith. Condor expects that any such arrangement will include provisions for the indemnification of DLJSC against some liabilities, including liabilities under the federal securities laws. See "Relationships and Related Party Transactions."

     DLJSC has informed Condor that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     Condor has been advised by DLJSC that, subject to applicable laws and regulations, DLJSC currently intends to make a market in the new notes following completion of the exchange offer. However, DLJSC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--No public market for the new notes exists."

     DLJSC and Condor have entered into the Registration Rights Agreement with respect to the use by DLJSC of this prospectus. Pursuant to such agreement, Condor agreed to bear all registration expenses incurred under such agreement, and Condor agreed to indemnify DLJSC against some liabilities, including liabilities under the Securities Act.

                   [BACK COVER FOR MARKET-MAKING PROSPECTUS]


===============================================================================

              11 7/8% Series B Senior Subordinated Notes Due 2009
                             Condor Systems, Inc.




                                ---------------
                                  PROSPECTUS
                                ---------------






Donaldson, Lufkin & Jenrette




                                              , 2000



-------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Condor have not changed since the date hereof.
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrants in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Item                                                   Amount
----                                                   ------
SEC Registration Fee............................      $ 27,800
Printing and Engraving Costs....................        50,000
Trustee Fees....................................         8,000
Legal Fees and Expenses.........................       200,000
Accounting Fees and Expenses....................       100,000
Miscellaneous...................................        50,000
                                                      --------
 Total..........................................      $435,800
                                                      ========
---------


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 204 of the General Corporation Law of the State of California ("California Law") authorizes a corporation to adopt a provision in its articles of incorporation eliminating the personal liability of directors to corporation and their shareholders for monetary damages for breach of alleged breach of directors' duties. Following the adoption of such a provision by a California corporation, its directors are not liable to corporations and their shareholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their fiduciary duties, but directors remain subject to equitable remedies such as injunction or rescission. Under California Law, directors remain liable, even for monetary damages, for (1) acts or omissions not in good faith or involving intentional misconduct, knowing violations of the law, reckless disregard for the best interests of a corporation or its shareholders or that constitute such a pattern of inattention that there is an abdication of the director's duty, (2) illegal payments of dividends and (3) approval of any transaction from which a director derives an improper personal benefit. The adoption of this provision in the articles of incorporation also does not limit directors' liability for violations of the federal securities laws.

     Section 317 of California Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under some circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Indemnification under Section 317 is not exclusive of other indemnifications authorized in a corporation's articles of incorporation.

     Condor has adopted provisions in its Articles of Incorporation which eliminate the personal liability of its directors to the fullest extent permissible under California Law and indemnify its officers, directors and other agents to the fullest extent permissible under California Law.

     Condor provides insurance from commercial carriers against some liabilities incurred by the directors and officers of Condor.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In November 1996, the Registrant consummated a recapitalization and merger. In connection with the 1996 recapitalization, the Registrant sold 11 million shares of Series A preferred stock and 6 million shares of Class A common stock and 45 million shares of Class B common stock in a private placement in reliance on Section 4(2) under the Securities Act, to Behrman Capital L.P. and its affiliates, an employee savings plan and some existing shareholders for approximately $26.0 million. In connection with the recapitalization, the Registrant also granted the lenders under the Note and Warrant Purchase Agreement dated as of November 15, 1996 among Condor, Nomura Holding America Inc., Antares Leveraged Capital Corp. and First Union Bank of Connecticut warrants to purchase 19,149 shares of Class B common stock. In April 1999, the Registrant consummated a recapitalization and merger. In connection with the 1999 recapitalization consummated as part of the acquisition, the Registrant (a) sold 26,277,709 shares of common stock in a private placement in reliance on Section 4(2) under the Securities Act, to DLJ Merchant Banking Partners II, L.P. and its affiliates, (b) repurchased all of its Series A preferred stock, some of its Class A common stock, outstanding warrants to purchase its Class B common stock, and (c) converted its remaining Class A common stock and Class B common stock into common stock. On April 15, 1999, the Registrant sold $100,000,000 in aggregate principal amount of its 11(7)/(8)% notes due 2009 (the "old notes") to Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC (the "initial purchasers") in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $970 per $1,000 principal amount at maturity. The old notes were immediately resold by the initial purchasers in transactions not involving a public offering. On February 9, 2000 Condor entered into a preferred stock subscription agreement whereby DLJ and Behrman purchased a new series of preferred stock for $10.0 million each. The preferred stock is non-voting, redeemable in 2010, pays dividends at an annual rate of 15%, and grants to each preferred stock investor the pro-rata right to receive detachable warrants for an aggregate of 3,100 shares of Class C common stock at an exercise price of $0.01 per share through 2010. The issuances of securities described above were exempt from registration under the Securities Act pursuant to Section 4(2), as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities. In additional, all recipients of securities had adequate access, through their relationship with the Registrant, to information about the Registrant.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

Exhibit
Number
-------

1.1*           Registration Rights Agreement, dated as of April 15, 1999, between Condor and Donaldson, Lufkin & Jenrette Securities
               Corporation and NationsBanc Montgomery Securities LLC, as
               Initial Purchasers.
2.1*           Agreement and Plan of Merger, dated as of March 8, 1999, among
               Condor, WDC Acquisition Corp. and Condor shareholders listed therein.
2.2*           Equity Commitment Letter, dated as of March 8, 1999, among the
               DLJ Merchant Banking Investors (as defined therein), the Behrman
               Investors (as defined therein), the Global Technology Partners
               Investors (as defined therein), WDC Acquisition Corp. and WDC
               Stock Acquisition Corp.
2.3*           Stock Purchase and Consent Agreement, dated as of March 8, 1999, among Condor, WDC Stock Acquisition Corp. and Condor
               shareholders named therein.
2.4*           ESOP Stock Purchase Agreement, dated as of March 8, 1999, among
               Condor, WDC Stock Acquisition Corp. and Wells Fargo Bank, N.A.,
               as Trustee under the Condor Employee Stock ownership Trust.
3.1.1*         Certificate of Incorporation of Condor Systems, Inc.
3.1.2*         By laws of Condor Systems, Inc.
3.1.3*         Certificate of Incorporation of CEI Systems, Inc.
3.1.4*         By laws of CEI Systems, Inc.
4.1*           Investors' Agreement, dated as of April 15, 1999, among Condor and the shareholders named therein.
4.2*           Indenture, dated as of April 15, 1999 among Condor, CEI Systems,
               Inc. and the Trustee.
4.3*           Form of new note (included in Exhibit 4.2)
4.4**          Management Incentive Compensation Plan dated as of April, 1999.
4.5**          Employee Stock Incentive Plan dated as of December, 1999.
4.6*           Preferred stock subscription agreement dated as of February 9,
               2000 among Condor, Donaldson, Lufkin & Jenrette Securities
               Corporation and the Behrman Investors (as defined therein).
5.1*           Opinion of Davis Polk & Wardwell with respect to the new notes.
5.2*           Opinion of Seyfarth Shaw Fairweather LLP with respect to the new notes.
10.2.1*        Employment Agreement of Robert E. Young II
10.2.2*        Employment Agreement of John L. Barnum
10.2.3*        Employment Agreement of Vernon A. Dale
10.2.4*        Employment Agreement of David J. Klingler
10.2.5*        Employment Agreement of Thomas A. Michalski

10.2.6*        Employment Agreement of Gary M. Viljoen
10.2.7*        Employment Agreement of John L. Taft
10.2.8*        Employment Agreement of Terrance J. Schmidt
10.2.9*        Employment Agreement of Charles H. Leber
10.2.10*       Employment Agreement of Kent E. Hutchinson
10.3*          Credit Agreement, dated as of April 15, 1999, among Condor and a syndicate of banks and other financial institutions led by Bank of America National Trust and Savings Association, as
               Administrative Agent.
10.3.1*        Amendment dated as of April 27, 1999 to the Credit Agreement, dated as of April 15, 1999, among Condor and a syndicate of banks and other financial institutions led by Bank of America
               National Trust and Savings Association, as Administrative Agent.
10.3.2*        Amendment dated as of February 9, 2000 to the Credit Agreement, dated as of April 15, 1999, among Condor and a syndicate of banks and other financial institutions led by Bank of America
               National Trust and Savings Association, as Administrative Agent.
10.5*          Purchase Agreement between Condor and Donaldson, Lufkin &
               Jenrette Securities Corporation and NationsBanc Montgomery
               Securities LLC, as Initial Purchasers.
12.1**         Computation of Ratio of Earnings to Fixed Charges
21.1*          Subsidiaries of Condor
23.1*          Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).
23.2**         Consent of PricewaterhouseCoopers LLP.
23.3*          Consent of Seyfarth Shaw Fairweather LLP (contained in their opinion filed as Exhibit 5.2)
24.1*          Power of Attorney (Included in Part II of this Registration
               Statement under the caption "Signatures").
25.1*          Statement of Eligibility of State Street Bank and Trust Company
               on Form T-1.
27.1**         Financial Data Schedule for Condor Systems, Inc.
27.2**         Financial Data Schedule for CEI Systems, Inc.
99.1*          Form of Letter of Transmittal
99.2*          Form of Notice of Guaranteed Delivery
99.3*          Form of Letter to Clients
99.4*          Form of Letter to Nominees
99.5*          Form of Instructions to Registered Holder and/or Book-Entry
               Transfer Participant from Owner


---------
*    Previously filed.

**   Filed herewith.

***  To be filed by amendment.

(b)  Financial Statement Schedules.

Schedule II Valuation and Qualifying Accounts

Report of Independent Accountants on Financial Statement Schedule

Other schedules are omitted because they are not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (x) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


          (y) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

          (z) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 510 of Regulation S-K, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 4, 2000.

                                       CONDOR SYSTEMS, INC.


                                       By: /s/ John L. Taft
                                          -------------------------------------
                                          Chief Financial Officer and Secretary


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Taft as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and related registration statements (or amendments thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                    Title                             Date
           ---------                                    -----                             ----

                 *                     President and Chief Executive Officer       October 4, 2000
--------------------------------       (Principal Executive Officer)
         Kent E. Hutchinson


        /s/ John L. Taft               Chief Financial Officer and Secretary       October 4, 2000
--------------------------------       (Principal Financial and Accounting
            John L. Taft               Officer)


--------------------------------       Director
     Dr. Robert J. Hermann


                 *                     Director                                    October 4, 2000
--------------------------------
        Dr. Paul G. Kaminski


--------------------------------       Director
         R. Noel Longuemare


                 *                     Director                                    October 4, 2000
--------------------------------
         William M. Matthes


*     /s/ John L. Taft
--------------------------------
          John L. Taft
        Attorney-in-Fact

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 4, 2000.

                                        CEI SYSTEMS, INC.


                                        By: /s/ John L. Taft
                                           -------------------------------------
                                           Chief Financial Officer and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Taft as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and related registration statements (or amendments thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Co-Registrant and in the capacities and on the dates indicated.

           Signature                                    Title                                  Date
           ---------                                    -----                                  ----

                *                     President and Director (Principal Executive       October 4, 2000
--------------------------------      Officer)
          Kent E. Hutchinson


         /s/ John L. Taft             Chief Financial Officer and Secretary             October 4, 2000
--------------------------------      (Principal Financial and Accounting
             John L. Taft             Officer)



  *      /s/ John L. Taft
--------------------------------
             John L. Taft
           Attorney-in-Fact


                                                 Condor Systems Inc.
                                    Schedules to Consolidated Financial Statements

                                                     Schedule II
                                          Valuation and Qualifying Accounts
---------------------------------------------------------------------------------------------------------------------------
Column A               Column B                       Column C                            Column D              Column E
---------------------  --------     --------------------------------------        ------------------------      ----------
                                      (1) -         (2) -
                      Balance at    Charged to    Charged to                                                    Balance at
                      beginning     costs and       other                                                         end of
                      of period      expenses      accounts       Describe        Deductions       Describe       period
                      ---------     ----------    ----------      --------        ----------       --------     ----------
                                                    (dollars in thousands)
For the year ended
December 31, 1999
Allowance for
  Doubtful
  Accounts..........      75                                     No Activity                                        75

For the year ended
December 31, 1998
Allowance for
  Doubtful
  Accounts..........      75                                     No Activity                                        75

For the year ended
December 31, 1997
allowance for
  Doubtful                                                       CESD Purchase
  Accounts..........       0                          75         Price Allocation                                   75


REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To The Board of Directors
and Shareholders of Condor Systems, Inc.:

Our audits of the consolidated financial statements referred to in our report dated March 8, 2000 appearing on page F-2 of this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed under item 16(b) of this Registration Statement on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 8, 2000

                               Index to Exhibits
Exhibit
Number         Description
-------        -----------

1.1*           Registration Rights Agreement, dated as of April 15, 1999, between Condor and Donaldson, Lufkin & Jenrette Securities
               Corporation and NationsBanc Montgomery Securities LLC, as
               Initial Purchasers.
2.1*           Agreement and Plan of Merger, dated as of March 8, 1999, among
               Condor, WDC Acquisition Corp. and Condor shareholders listed therein.
2.2*           Equity Commitment Letter, dated as of March 8, 1999, among the
               DLJ Merchant Banking Investors (as defined therein), the Behrman
               Investors (as defined therein), the Global Technology Partners
               Investors (as defined therein), WDC Acquisition Corp. and WDC
               Stock Acquisition Corp.
2.3*           Stock Purchase and Consent Agreement, dated as of March 8, 1999, among Condor, WDC Stock Acquisition Corp. and Condor
               shareholders named therein.
2.4*           ESOP Stock Purchase Agreement, dated as of March 8, 1999, among
               Condor, WDC Stock Acquisition Corp. and Wells Fargo Bank, N.A.,
               as Trustee under the Condor Employee Stock ownership Trust.
3.1.1*         Certificate of Incorporation of Condor Systems, Inc.
3.1.2*         By laws of Condor Systems, Inc.
3.1.3*         Certificate of Incorporation of CEI Systems, Inc.
3.1.4*         By laws of CEI Systems, Inc.
4.1*           Investors' Agreement, dated as of April 15, 1999, among Condor and the shareholders named therein.
4.2*           Indenture, dated as of April 15, 1999 among Condor, CEI Systems,
               Inc. and the Trustee.
4.3*           Form of new note (included in Exhibit 4.2)
4.4**          Management Incentive Compensation Plan dated as of April, 1999.
4.5**          Employee Stock Incentive Plan dated as of December, 1999.
4.6*           Preferred stock subscription agreement dated as of February 9,
               2000 among Condor, Donaldson, Lufkin & Jenrette Securities
               Corporation and the Behrman Investors (as defined therein).
5.1*           Opinion of Davis Polk & Wardwell with respect to the new notes.
5.2*           Opinion of Seyfarth Shaw Fairweather LLP with respect to the new notes.
10.2.1*        Employment Agreement of Robert E. Young II
10.2.2*        Employment Agreement of John L. Barnum
10.2.3*        Employment Agreement of Vernon A. Dale
10.2.4*        Employment Agreement of David J. Klingler
10.2.5*        Employment Agreement of Thomas A. Michalski
10.2.6*        Employment Agreement of Gary M. Viljoen
10.2.7*        Employment Agreement of John L. Taft
10.2.8*        Employment Agreement of Terrance J. Schmidt
10.2.9*        Employment Agreement of Charles H. Leber
10.2.10*       Employment Agreement of Kent E. Hutchinson
10.3*          Credit Agreement, dated as of April 15, 1999, among Condor and a syndicate of banks and other financial institutions led by Bank of America National Trust and Savings Association, as
               Administrative Agent.
10.3.1*        Amendment dated as of April 27, 1999 to the Credit Agreement, dated as of April 15, 1999, among Condor and a syndicate of banks and other financial institutions led by Bank of America
               National Trust and Savings Association, as Administrative Agent.
10.3.2*        Amendment dated as of February 9, 2000 to the Credit Agreement, dated as of April 15, 1999, among Condor and a syndicate of banks and other financial institutions led by Bank of America
               National Trust and Savings Association, as Administrative Agent.
10.5*          Purchase Agreement between Condor and Donaldson, Lufkin &
               Jenrette Securities Corporation and NationsBanc Montgomery
               Securities LLC, as Initial Purchasers.
12.1**         Computation of Ratio of Earnings to Fixed Charges
21.1*          Subsidiaries of Condor
23.1*          Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).
23.2**         Consent of PricewaterhouseCoopers LLP.
23.3*          Consent of Seyfarth Shaw Fairweather LLP (contained in their opinion filed as Exhibit 5.2)
24.1*          Power of Attorney (Included in Part II of this Registration
               Statement under the caption "Signatures").

25.1*          Statement of Eligibility of State Street Bank and Trust Company
               on Form T-1.
27.1**         Financial Data Schedule for Condor Systems, Inc.
27.2**         Financial Data Schedule for CEI Systems, Inc.
99.1*          Form of Letter of Transmittal
99.2*          Form of Notice of Guaranteed Delivery
99.3*          Form of Letter to Clients
99.4*          Form of Letter to Nominees
99.5*          Form of Instructions to Registered Holder and/or Book-Entry
               Transfer Participant from Owner


---------
*    Previously filed.

**   Filed herewith.

***  To be filed by amendment.